CALCULATION OF REGISTRATION FEE

Title of Each Class of	Amount to be	Maximum Offering	Maximum Aggregate	Amount of
Securities To Be Registered	Registered	Price Per Share(1)	Offering Price(1)	Registration Fee(2)
Common Stock, without par value	6,420,737	$52.24	$335,448,515.23	$13,183.13

(1)	Estimated pursuant to Rule 457(c) under the Securities Act of 1933, as amended, the offering price and registration fee are based on the average of the high and low prices for the Common Stock on January 14, 2008, as reported on the New York Stock Exchange.

(2)	Calculated in accordance with Rule 457(r) under the Securities Act of 1933, as amended.

Filed pursuant to Rule 424(b)(5)
Registration Statement No. 333-140026
PROSPECTUS SUPPLEMENT
(To Prospectus dated January 17, 2007)

5,583,250 Shares

ITC Holdings Corp.

Common Stock

We are offering 5,583,250 shares of our common stock.

This offering will be used to refinance a portion of the debt we incurred to fund the acquisition by ITC Midwest LLC, our wholly-owned subsidiary, of the electric transmission assets of Interstate Power and Light Company.

Our common stock is listed on the New York Stock Exchange under the symbol “ITC.” The last reported sale price of our common stock on the New York Stock Exchange on January 17, 2008, was $50.15 per share.

Investing in our common stock involves risks. See “Risk Factors” beginning on page S-18 of this prospectus supplement and on page 10 of the accompanying prospectus.

	Per Share	Total

Public offering price	$50.150	$279,999,988
Underwriting discounts and commissions	$2.131	$11,897,906
Net proceeds	$48.019	$268,102,082

We have granted the underwriters a 30-day option to purchase up to an additional 837,487 shares of our common stock on the same terms and conditions as set forth above to cover over-allotments, if any.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offence.

The underwriters expect to deliver the shares to the purchasers on or about January 24, 2008.

Lehman Brothers	Credit Suisse

JPMorgan	Wachovia Securities

Morgan Stanley

January 18, 2008

ITC Holdings Focuses Exclusively on Transmission of Electricity

ITC Holdings’ Business Units

The map above shows the service territories of ITCTransmission, METC and ITC Midwest, and the regions in which ITC Great Plains and ITC Panhandle plan to pursue opportunities for transmission investments.

ABOUT THIS PROSPECTUS SUPPLEMENT

This document is in two parts. The first part is this prospectus supplement, which describes the terms of the offering of our common stock and also adds to and updates information contained in the accompanying prospectus and the documents incorporated by reference into this prospectus supplement or the accompanying prospectus. The second part is the accompanying prospectus, which provides more general information. This prospectus supplement and the accompanying prospectus are part of a registration statement on Form S-3 that we filed with the Securities and Exchange Commission, which became effective on January 17, 2007. To the extent there is a conflict between the information contained in the prospectus supplement, on the one hand, and the information contained in the accompanying prospectus or any document incorporated by reference as of the date of this prospectus supplement, on the other hand, the information in this prospectus supplement shall control. Unless otherwise expressly stated, all information in this prospectus supplement assumes that the underwriters’ option to purchase additional shares is not exercised.

You should rely only on the information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus or any free writing prospectus prepared by us. Neither we nor the underwriters or any agent has authorized any other person to provide you with different or additional information. If anyone provides you with different or additional information, you should not rely on it. Neither we nor the underwriters or any agent is making an offer to sell our common stock in any jurisdiction where the offer or sale is not permitted. You should assume that the information contained or incorporated in this prospectus supplement and the accompanying prospectus is accurate only as of the date of the applicable document, regardless of the time of delivery of this prospectus supplement or of any sale of our common stock. Our business, financial condition, results of operations and prospects may have changed since that date.

Statements contained in this prospectus supplement regarding the contents of any contract or other document are not complete, and in each instance we refer you to the copy of the contract or document filed or incorporated by reference as an exhibit to the registration statement of which the accompanying prospectus constitutes a part or to a document incorporated by reference or deemed to be incorporated by reference in the registration statement, each of those statements being qualified in all respects by this reference.

Prior to the Acquisition described under “The Transactions,” we did not own the electric transmission assets of IP&L. Unless otherwise noted or the context requires, we generally present information relating to our business and pro forma financial information herein assuming the consummation of the Acquisition, as well as the consummation of this offering, the concurrent private offering of our Senior Notes and the concurrent private offering by ITC Midwest of its First Mortgage Bonds, Series A. Historical financial information is presented separately for ITC Holdings and subsidiaries and incorporated by reference herein for the electric transmission business of IP&L.

The senior notes and the first mortgage bonds referred to above are not being offered hereby, will not be registered under the Securities Act of 1933, as amended (the “Securities Act”), and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

ITC Holdings Corp. is incorporated under the laws of the state of Michigan. Our principal executive offices are located at 39500 Orchard Hill Place, Suite 200, Novi, Michigan 48375, and our telephone number at that address is (248) 374-7100.

Unless otherwise noted or the context requires, all references in this prospectus supplement to:

•	the “Acquisition” are references to the acquisition by ITC Holdings, through ITC Midwest, of the electric transmission assets of IP&L as described under “The Transactions”;

•	“ATC” are references to American Transmission Company, LLC, an affiliate of IP&L;

•	“Consumers Energy” are references to Consumers Energy Company, a wholly-owned subsidiary of CMS Energy Corporation;

•	“Detroit Edison” are references to the Detroit Edison Company, a wholly-owned subsidiary of DTE Energy;

•	“DTE Energy” are references to DTE Energy Company;

•	the “FERC” are references to the Federal Energy Regulatory Commission;

•	the “FPA” are references to the Federal Power Act;

•	“ICC” are references to the Illinois Commerce Commission;

•	“IP&L” are references to Interstate Power and Light Company, an Alliant Energy Corporation subsidiary;

•	the “ITC Holdings Bridge Facility” are references to the $765.0 million credit facility entered into by ITC Holdings to fund the Acquisition;

•	“ITC Great Plains” are references to ITC Great Plains, LLC, a wholly-owned subsidiary of ITC Grid Development;

•	“ITC Grid Development” are references to ITC Grid Development, LLC, a wholly-owned subsidiary of ITC Holdings;

•	“ITC Holdings” are references to ITC Holdings Corp. and not any of its subsidiaries;

•	“ITC Midwest” are references to ITC Midwest LLC, a wholly-owned subsidiary of ITC Holdings;

•	“ITC Panhandle” are reference to ITC Panhandle Transmission LLC, a wholly-owned subsidiary of ITC Grid Development;

•	“ITCTransmission” are references to International Transmission Company, a wholly-owned subsidiary of ITC Holdings;

•	“IUB” are references to the Iowa Utilities Board;

•	“kV” are references to kilovolts (one kilovolt equaling 1,000 volts);

•	“kW” are references to kilowatts (one kilowatt equaling 1,000 watts);

•	“METC” are references to Michigan Electric Transmission Company, LLC, a wholly-owned subsidiary of MTH;

•	“MISO” are references to the Midwest Independent Transmission System Operator, Inc., a FERC-approved Regional Transmission Organization, which oversees the operation of the bulk power transmission system for a substantial portion of the midwestern United States and Manitoba, Canada, and of which ITC Midwest, ITCTransmission and METC are members;

•	“MOPSC” are references to the Missouri Public Service Commission;

•	“MPUC” are references to the Minnesota Public Utilities Commission;

•	“MTH” are references to Michigan Transco Holdings, Limited Partnership, the owner of all of the membership interests of METC;

•	“MW” are references to megawatts (one megawatt equaling 1,000,000 watts);

•	“NOLs” are references to federal income tax net operating loss carryforwards;

•	“NYSE” are references to the New York Stock Exchange;

•	“Predecessor ITCTransmission” are references to the ITCTransmission business prior to its acquisition by ITC Holdings from DTE Energy, on February 28, 2003; and

•	“We,” “our,” “us” and “the Company” are references to ITC Holdings together with all of its subsidiaries.

FORWARD-LOOKING STATEMENTS

This prospectus supplement contains certain statements that describe our management’s beliefs concerning future business conditions and prospects, growth opportunities and the outlook for our business and the electric transmission industry based upon information currently available. These statements are “forward-looking” statements within the meaning of the Private Securities Litigation Reform Act of 1995. Wherever possible, we have identified these “forward-looking” statements by words such as “will,” “may,” “anticipates,” “believes,” “intends,” “estimates,” “expects,” “projects” and similar phrases. Forward-looking statements in this prospectus supplement include, but are not limited to, statements regarding estimates of capital expenditures and strategic development opportunities set forth under “About ITC Holdings” and under “Potential Strategic Development Opportunities” in this prospectus supplement and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our annual report on Form 10-K for the year ended December 31, 2006 and in our quarterly reports on Form 10-Q for the quarters ended March 31, 2007, June 30, 2007 and September 30, 2007 (which are incorporated herein by reference).

These forward-looking statements are based upon assumptions our management believes are reasonable. These forward looking-statements are subject to risks and uncertainties which could cause our actual results, performance and achievements to differ materially from those expressed in, or implied by, these statements, including, among other things:

•	unless we receive dividends or other payments from ITCTransmission, METC and/or ITC Midwest, we will be unable to pay dividends to our stockholders and fulfill our cash obligations;

•	certain elements of ITCTransmission’s, METC’s and ITC Midwest’s cost recovery through rates can be challenged, which could result in lowered rates and have an adverse effect on our business, financial condition, results of operations and cash flows. We have also made certain commitments to federal and state regulators with respect to, among other things, our rates in connection with recent acquisitions (including the Acquisition) that could have an adverse effect on our business, financial condition, results of operations and cash flows;

•	approval of the Acquisition by state regulatory authorities in Iowa and Minnesota has been appealed. If such proceedings are decided in a manner that is unfavorable to us, all or part of the orders approving the Acquisition in Iowa and Minnesota could be reversed, which could have a material adverse effect on our business, financial condition, results of operations and cash flows;

•	ITCTransmission’s, METC’s and ITC Midwest’s actual capital expenditures may be lower than planned, which would decrease their respective expected rate bases and therefore our revenues;

•	the regulations to which we are subject may limit our ability to raise capital and/or pursue acquisitions or development opportunities or other transactions or may subject us to liabilities;

•	ITCTransmission, METC and ITC Midwest are subject to various regulatory requirements. Violations of these requirements, whether intentional or unintentional, may result in penalties that, under some circumstances, could have a material adverse effect on our results of operations, financial condition and cash flows;

•	changes in federal energy laws, regulations or policies could reduce the dividends we may be able to pay our stockholders;

•	changes in interest rates may negatively affect us;

•	hazards related to our business, such as explosions, fires, inclement weather, natural disasters, mechanical failure and related matters, could affect our business and results of operations;

•	each of ITCTransmission, METC and ITC Midwest depends on its primary customer for a substantial portion of its revenues, and any material failure by those primary customers to make payments for transmission services would adversely affect our revenues and our ability to service ITCTransmission’s, METC’s, ITC Midwest’s and our debt obligations; ITCTransmission’s primary customer is Detroit Edison, METC’s primary customer is Consumer’s Power and ITC Midwest’s primary customer is IP&L;

•	METC does not own the majority of the land on which its transmission assets are located. A significant amount of the land on which ITCTransmission’s and ITC Midwest’s assets are located is subject to easements, mineral rights and other similar encumbrances and a significant amount of ITCTransmission and ITC Midwest’s other property consists of easements. As a result, METC, ITCTransmission and ITC Midwest must comply with the provisions of various easements, mineral rights and other similar encumbrances, which may adversely impact their ability to complete construction projects in a timely manner;

•	deregulation and/or increased competition may adversely affect customers of ITCTransmission, METC, ITC Midwest, Detroit Edison, Consumers Energy Company or IP&L, which may affect our ability to collect revenues;

•	hazards associated with high-voltage electricity transmission may result in suspension of ITCTransmission’s, METC’s or ITC Midwest’s operations or the imposition of civil or criminal penalties;

•	ITCTransmission, METC and ITC Midwest are subject to environmental regulations and to laws that can give rise to substantial liabilities from environmental contamination;

•	acts of war, terrorist attacks and threats or the escalation of military activity in response to such attacks or otherwise may negatively affect our business, financial condition and results of operations;

•	the purchase price for the IP&L assets is subject to adjustment after closing of the transaction and, therefore, the final purchase price cannot be determined at this time;

•	we may encounter difficulties consolidating IP&L’s electric transmission assets into our business and may not fully attain or retain, or achieve within a reasonable time frame, expected strategic objectives, cost savings and other expected benefits of the Acquisition;

•	we are highly leveraged and our dependence on debt may limit our ability to pay dividends and/or obtain additional financing;

•	certain provisions in our debt instruments may limit our financial flexibility;

•	adverse changes in our credit ratings may negatively affect us;

•	future transactions may limit our ability to use our NOLs;

•	ITCTransmission’s, METC’s and ITC Midwest’s ability to raise capital may be restricted which may, in turn, restrict our ability to make capital expenditures or pay dividends to our stockholders; and

•	other risk factors discussed herein and set forth from time to time in our public filings with the SEC.

Because our forward-looking statements are based on estimates and assumptions that are subject to significant business, economic and competitive uncertainties, many of which are beyond our control or are subject to change, actual results could be materially different and any or all of our forward-looking statements may turn out to be wrong. Forward-looking statements speak only as of the date made and can be affected by assumptions we might make or by known or unknown risks and uncertainties. Many factors mentioned in our discussion in this prospectus supplement will be important in determining future results. Consequently, we cannot assure you that our expectations or forecasts expressed in such forward-looking statements will be achieved. Actual future results may vary materially. Except as required by law, we undertake no obligation to publicly update any forward-looking or other statements, whether as a result of new information, future events, or otherwise.

Important factors that could cause actual results to differ materially from the forward-looking statements presented above include, among others, the risks described in our annual report on Form 10-K for the fiscal year ended December 31, 2006 and in our quarterly reports on Form 10-Q for the quarters ended March 31, 2007, June 30, 2007 and September 30, 2007, the risk factors described under the “Risk Factors” section in this prospectus supplement, and any risk set forth in our other filings with the SEC that are incorporated by reference herein. In addition, other factors besides those listed here could adversely affect our business and results of operations. You should consider all of these factors carefully before investing in our securities.

ABOUT ITC HOLDINGS

We are currently the sixth largest transmission entity in the country in terms of electric sales made over our facilities. Through our subsidiaries, ITCTransmission, METC and ITC Midwest, we operate regulated, high-voltage transmission systems in Michigan’s lower peninsula and portions of Iowa, Minnesota, Illinois and Missouri serving a combined peak load in excess of 25,000 MW. We are also focused on new areas where significant electric transmission system improvements are needed through our subsidiaries, ITC Grid Development, ITC Great Plains and ITC Panhandle Transmission.

The Acquisition

On December 20, 2007, ITC Midwest, our wholly owned subsidiary, acquired the electric transmission assets of IP&L, for $783.1 million, excluding fees and expenses, pursuant to an asset sale agreement (the “Asset Sale Agreement”), dated January 18, 2007, with IP&L pursuant to which it agreed to acquire, subject to certain exclusions, the electric transmission assets of IP&L. The purchase price is subject to several purchase price adjustment provisions relating to liabilities actually assumed by ITC Midwest and the actual rate base, construction work in progress and other asset or liability balances actually transferred to ITC Midwest by IP&L. The electric transmission assets ITC Midwest acquired consist of approximately 6,800 miles of transmission lines at voltages of 34.5kV and above and associated substations, primarily located in Iowa, Minnesota, Illinois and Missouri and have a network system peak load of over 3,100 MW. We estimate that we served 19% of the network load served in MISO in 2007. The estimated rate base used to calculate the initial purchase price, which is subject to adjustment as described above, was approximately $450.0 million. We estimate the pro forma combined rate base of ITCTransmission, METC and ITC Midwest was $1.6 billion as of December 31, 2007.

As part of the orders approving the Acquisition by the IUB and MPUC, ITC Midwest agreed to provide a rate discount of $4.1 million per year to its customers for eight years, beginning in the year customers experience an increase in transmission charges following the consummation of the Acquisition. Additionally, as part of the MPUC approval, ITC Midwest agreed to comply with certain specified conditions and commitments, including a commitment not to seek an increase on the return on equity approved by the FERC of 12.38% for a period of five years and a commitment to offer an interconnection tariff similar to that approved by the FERC and offered in Michigan by ITCTransmission and METC. In the Minnesota regulatory proceeding, ITC Midwest also agreed to build two construction projects intended to improve the reliability and efficiency of our electric transmission system. ITC Midwest agreed to use commercially reasonable efforts to complete these projects over the next two to four years. In the event ITC Midwest fails to meet these commitments, the allowed 12.38% rate of return on the actual equity portion of ITC Midwest’s capital structure will be reduced to 10.39% until such time as it completes these projects. See “The Transactions.”

The regulatory approvals of the Acquisition obtained in Iowa and Minnesota are currently being appealed, although we believe such appeals are without merit and will not be successful. See “The Transactions” and “Risk Factors — Risks Related to Our Business — Approval of the Acquisition by state regulatory authorities in Iowa and Minnesota has been appealed. If such proceedings are decided in a manner that is unfavorable to us, all or part of the orders approving the Acquisition in Iowa and Minnesota could be reversed, which could have a material adverse effect on our business, financial condition, results of operations and cash flows.”

We believe that the Acquisition is a natural extension of our platform in the following respects:

•	it is consistent with our exclusive focus on transmission;

•	it is consistent with FERC jurisdictional ratemaking formulaic tariffs; and

•	the assets we are acquiring, the regulatory model and our resulting capital structure are consistent with our existing businesses.

We also believe that the Acquisition will provide us significant benefits, including:

•	growth of our independent transmission business model and platform in a new geographic area;

•	efficiencies and scale from creating the sixth largest transmission entity in the country in terms of electric sales made over our facilities;

•	opportunities for additional capital projects to further our goals of improving transmission reliability and reducing congestion;

•	opportunities to support the entrance of renewable generation and demand response strategies through transmission investment;

•	enhanced ability to plan and coordinate regional transmission projects; and

•	increased geographical scope and customer diversification.

We financed the Acquisition (including related fees and expenses) with borrowings of $765.0 million under the ITC Holdings Bridge Facility and cash on hand of $18.1 million. Concurrently with this offering, we expect to offer $385.0 million aggregate principal amount of Senior Notes in a private placement and ITC Midwest expects to offer $175.0 million aggregate principal amount of First Mortgage Bonds, Series A in a private placement. We expect to use the net proceeds from this offering, together with the net proceeds from the concurrent private offering of our Senior Notes and the concurrent private offering of the First Mortgage Bonds, Series A by ITC Midwest to repay in full all amounts outstanding under the ITC Holdings Bridge Facility.

None of this offering, our concurrent private offering of Senior Notes or ITC Midwest’s offering of First Mortgage Bonds, Series A are conditioned upon the completion of any other of such offerings.

The following table shows the expected sources and uses of capital from our planned financings in connection with the Acquisition:

Sources	(In millions)

Debt:
Issuance of Senior Notes(a)	$385.0
Issuance of ITC Midwest’s First Mortgage Bonds, Series A(a)	175.0

Total	$560.0
Equity:
Proceeds to us from the shares of common stock offered hereby net of underwriter discounts and commissions	$268.1

Total Sources	$828.1

Uses
Repay ITC Holdings Bridge Facility	$765.0
Cash and cash equivalents	42.5
Estimated net fees, expenses and other(b)	20.6

Total Uses	$828.1

(a)	The senior notes and the first mortgage bonds are not being offered hereby, will not be registered under the Securities Act and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

(b)	Consists of net fees and expenses incurred in connection with this offering (not including the common stock underwriter discounts and commissions) and the issuance of our senior notes and the issuance of first mortgage bonds by ITC Midwest in the concurrent private offerings, as well as other costs and expenses associated with the ITC Holdings Bridge Facility.

For additional information regarding these transactions and how these financings will affect us, see “Risk Factors,” “The Transactions,” “Capitalization” and “Unaudited Pro Forma Condensed Consolidated Financial Information” elsewhere in this prospectus supplement.

Updated 2007 and Initial 2008 Capital Expenditure Forecast

We are committed to investing capital in our transmission systems to improve reliability and lower the delivered cost of energy to end-use consumers. We believe that prudently investing capital in our transmission systems and expanding our rate base will result in increased revenues and net income. We currently estimate that capital expenditures for 2007 will be $200 million and $70 million for ITC Transmission, and METC, respectively. This forecast updates our prior capital expenditure guidance of $200 million and $60 million for ITC Transmission and METC, respectively.

We expect that capital expenditures for 2008 will be approximately $95 million to $110 million, $105 million to $130 million and $85 million to $100 million, for ITC Transmission, METC and ITC Midwest, respectively. Moreover, we expect that ITC Midwest will invest up to $1 billion over the next seven to ten years across its electric transmission system. As part of the regulatory proceedings approving the Acquisition, ITC Midwest has made several investment commitments relating to our transmission systems, including completing projects anticipated to cost at least approximately $100 million over the next five years dedicated to reducing transmission constraints as well as investing at least an additional $250 million in other projects over the next five years.

Our capital expenditures could, however, be lower than we expect for a number of reasons, including, among others, the impact of weather conditions, union strikes, labor shortages, material and equipment prices and availability, our ability to obtain financing for such expenditures, if necessary, limitations on the amount of construction that can be undertaken on our system at any one time or regulatory approvals for reasons relating to environmental, siting, regional planning, cost recovery and other issues or as a result of legal proceedings and variances between estimated and actual costs of construction contracts awarded.

THE OFFERING

Shares of common stock offered by the Company	5,583,250

Shares of common stock to be outstanding immediately after this offering	48,503,201[1]

Underwriters’ option to purchase additional shares	837,487 shares to be offered by the Company.

Use of proceeds	We estimate that our net proceeds from this offering, after deducting underwriter discounts and commissions and estimated offering expenses, will be approximately $267.2 million.

The net proceeds from this offering, together with the net proceeds from our concurrent private offering of Senior Notes and issuance of First Mortgage Bonds, Series A by ITC Midwest will be used to repay in full all amounts outstanding under the ITC Holdings Bridge Facility, including loans made by affiliates of certain of the underwriters, which is scheduled to mature on December 18, 2008, and has an interest rate of 5.56%. See “Use of Proceeds” and “Underwriting.”

Dividend policy	We paid a quarterly cash dividend of $0.29 per share of our common stock on September 17, 2007 and December 17, 2007. We paid a $0.275 per share quarterly cash dividend on our common stock on September 15, 2006, December 1, 2006, March 15, 2007 and June 15, 2007, and a $0.2625 per share quarterly cash dividend on our common stock for each quarter from our initial public offering on July 25, 2005.

The declaration and payment of dividends is subject to the discretion of our board of directors and depends on various factors, including our net income, financial condition, cash requirements, future prospects and other factors deemed relevant by our board of directors. The board of directors intends to increase the dividend rate from time to time as necessary for the yield to remain competitive, subject to prevailing business conditions, applicable restrictions on dividend payments and the availability of capital resources. See “Price Range of Common Stock and Dividend Policy.”

New York Stock Exchange symbol	Our common stock is listed on the NYSE under the trading symbol “ITC.”

[1]	The number of shares of common stock to be outstanding immediately after this offering is based on 42,919,951 shares outstanding as of January 17, 2008 and the issuance by us of 5,583,250 shares of our common stock in this offering.

POTENTIAL STRATEGIC DEVELOPMENT OPPORTUNITIES

In addition to our expected capital investment programs for ITC Transmission, METC, and ITC Midwest, which cover five-to-seven and seven-to-ten year periods, we are also seeking to develop broader potential strategic development opportunities for transmission construction related to building super regional 765 kV transmission facilities, interconnections for wind generation resources, and investment opportunities through our subsidiary, ITC Grid Development. For example, we believe there may be opportunities to invest up to $1.3 billion in a joint venture with American Electric Power to build a new 765 kV transmission facility across the southern portion of Michigan’s lower peninsula. In addition, based on proposals by regional transmission organizations, including MISO and the Southwest Power Pool, we are exploring strategic opportunities to upgrade the transmission grid in those and surrounding regions with a backbone, super high voltage 765 kV transmission network. Based on the anticipated growth of wind generation resources, we also foresee the need to construct wind interconnection facilities. These super high voltage facilities and wind interconnection projects could result in opportunities to make up to $10 billion of capital investment over the long term, subject to a number of factors and considerations discussed under “About ITC Holdings — Updated 2007 and Initial 2008 Capital Expenditure Forecast” in this prospectus supplement that could impact on our ability to participate in such projects or achieve the results we seek. We also foresee opportunities for construction of transmission facilities through projects being pursued by our subsidiary ITC Grid Development, which we believe may result in up to $1 billion of investment. The Company cannot predict when or if these development opportunities may begin, or their duration. See “Risk Factors — Risks Related to Our Business — ITCTransmission’s, METC’s and ITC Midwest’s actual capital expenditures may be lower than planned, which would decrease expected rate base and therefore our revenues.”

We expect to pursue these and possibly other strategic development opportunities to improve the efficiency and reliability of the transmission grid, but we cannot assure you that we will be able to initiate or complete any of these investments. Any investments we make in these initiatives could be significantly lower than the opportunities we are seeking to develop today. These estimates of potential investment opportunities are based on transmission needs we foresee and largely on general transmission construction costs, not necessarily on particular project cost estimates. Our ability to engage in construction projects resulting from pursuing these initiatives is subject to significant uncertainties, including the factors discussed above, and will depend on obtaining any necessary regulatory and other approvals for the project and for us to initiate construction, our achieving status as the builder of the project in some circumstances, and other factors discussed above. Therefore, we cannot assure you as to the actual level of investment we may achieve as a result of these potential strategic development opportunities. We expect to pursue only development opportunities that are consistent with the business model of our existing operating transmission companies, such as those that are anticipated to be constructed by or result in the creation of a FERC-regulated entity using formula-based rates.

SUMMARY HISTORICAL AND PRO FORMA FINANCIAL DATA

Set forth below is summary historical condensed consolidated financial, operating and other data of ITC Holdings and subsidiaries at the dates and for the periods indicated.

The summary historical condensed consolidated financial data of ITC Holdings and subsidiaries and of the electric transmission business of IP&L as of September 30, 2007 and for the nine months ended September 30, 2007 and 2006 have been derived from, and should be read in conjunction with, ITC Holdings and subsidiaries’ unaudited historical condensed consolidated financial statements and the notes to those statements and the audited and unaudited historical statements of the electric transmission business of IP&L and the notes to those statements, respectively, which are incorporated by reference in this prospectus supplement. The statements for the electric transmission business of IP&L were prepared as a carve-out of the larger integrated electric operations of IP&L for all relevant periods. The unaudited historical condensed consolidated financial statements of the Company have been prepared on the same basis as the audited historical consolidated financial statements and, in management’s opinion, include all adjustments, consisting of only normal recurring adjustments, necessary for a fair presentation of the financial position and the results of operations for these periods.

The historical financial and other data for the electric transmission business of IP&L included below have been prepared on a carve-out basis from IP&L’s financial statements to present the revenues and direct expenses of the acquired business. The historical financial data reflect significant assumptions and allocations. These historical financial data are not indicative of ITC Midwest or the acquired business’s future performance, nor do such data reflect what ITC Midwest or the acquired business’s financial data would have been had the acquired business been operated as a stand-alone entity during the periods shown. See “Risk Factors — Risks Related to the Acquisition — Full financial statements for the electric transmission business of IP&L are not available” and “— IP&L’s electric transmission business has no operating history as a stand-alone business. Therefore, its historical financial information is not necessarily representative of the results we would have achieved during the periods as a stand-alone company and may not be a reliable indicator of our future results.”

The financial data presented for ITC Holdings and subsidiaries and the electric transmission business of IP&L for the nine months ended September 30, 2007 are not necessarily indicative of the results that may be expected for the year ended December 31, 2007 or any future period. The summary historical consolidated financial data for the years ended December 31, 2006 and 2005 have been derived from, and should be read in conjunction with, ITC Holdings and subsidiaries’ audited historical consolidated financial statements and the notes to those statements and the audited and unaudited historical statements of the electric transmission business of IP&L and the notes to those statements, all incorporated by reference in this prospectus supplement.

The unaudited pro forma condensed consolidated statement of financial position as of September 30, 2007 has been developed by the application of pro forma adjustments to ITC Holdings and subsidiaries’ unaudited historical consolidated financial statements and the notes to those statements and the unaudited historical statements of the electric transmission business of IP&L and the notes to those statements as of September 30, 2007, all included elsewhere or incorporated by reference in this prospectus supplement. We have not included a pro forma statement of operations, as it does not meaningfully present the effects of the Acquisition and would not be indicative of our operations going forward due to differences in rate making, among other factors. The historical statements of revenues and direct expenses of the electric transmission business of IP&L do not include certain items, such as income taxes and the allowance for equity funds used during construction.

The unaudited pro forma condensed consolidated statement of financial position gives effect to the following transactions associated with the Acquisition:

•	the issue and sale by us of 5,583,250 shares of our common stock in this offering, at a price per share of $50.15, resulting in net proceeds of $267.2 million after deducting underwriting discounts and commissions and estimated offering expenses;

•	the issue and sale of $385.0 million aggregate principal amount of senior notes in a concurrent private offering;

•	the issue and sale by ITC Midwest of $175.0 million aggregate principal amount of first mortgage bonds in a concurrent private offering; and

•	the Acquisition,

all as described under “The Transactions.”

The pro forma adjustments are based upon available information and assumptions that management believes are reasonable. We have accounted for the Acquisition using the purchase method of accounting, which requires us to estimate the fair values of assets and liabilities acquired. The pro forma adjustments to reflect the allocation of the purchase price, the fair value of assets and liabilities acquired, the amount of fees associated with the Acquisition, as well as other assumptions used in the unaudited pro forma condensed consolidated statement of financial position are based upon preliminary information currently available, which may be revised as additional information becomes available and/or upon the consummation of the transactions described under “The Transactions.” The notes to the unaudited pro forma condensed consolidated statement of financial position provide a more detailed discussion of how such adjustments were derived and presented in the unaudited pro forma condensed consolidated statement of financial position. See “Unaudited Pro Forma Condensed Consolidated Financial Information.”

The unaudited pro forma condensed consolidated statement of financial position has been compiled from historical financial statements and other information, but does not purport to represent what our consolidated financial position would have been had this offering, the issuance of senior notes in the concurrent private offering, the issuance of first mortgage bonds by ITC Midwest in a concurrent private offering or the Acquisition, as described under “The Transactions,” occurred on the dates indicated, or to project our consolidated financial performance for any future period.

Our summary historical and pro forma financial data presented below should be read together with “Use of Proceeds,” “Capitalization,” “Selected Historical Consolidated Financial Data,” “Unaudited Pro Forma Condensed Consolidated Financial Information,” “The Transactions,” ITC Holdings and subsidiaries’ audited and unaudited historical consolidated financial statements and the notes to those statements and the audited and unaudited historical statements of the electric transmission business of IP&L and the notes to those statements, included elsewhere or incorporated by reference in this prospectus supplement.

	ITC Holdings and Subsidiaries
	Nine Months Ended		Year Ended
	September 30,		December 31,
	2007	2006	2006	2005

Statement of operations data:
Operating revenues	$316,850	$150,548	$223,622	$205,274
Operating expenses:
Operation and maintenance	62,494	19,317	35,441	48,310
General and administrative	40,603	25,292	40,632	25,198
Depreciation and amortization	49,893	27,213	40,156	33,197
Taxes other than income taxes	25,089	15,739	22,156	13,982
Termination of management agreements	—	—	—	6,725
Gain on sale of assets, net	—	—	(842)	—

Total operating expenses	178,079	87,561	137,543	127,412
Operating income	138,771	62,987	86,079	77,862
Other expenses (income):
Interest expense	59,156	23,640	42,049	28,128
Allowance for equity funds used during construction	(5,192)	(2,610)	(3,977)	(2,790)
Loss on extinguishment of debt	349	—	1,874	—
Other income	(2,847)	(488)	(2,348)	(1,700)
Other expense	844	408	1,629	615

Total other expenses (income)	52,310	20,950	39,227	24,253

Income before income taxes	86,461	42,037	46,852	53,609
Income tax provision	28,807	12,436	13,658	18,938

Income before cumulative effect of a change in accounting principle	57,654	29,601	33,194	34,671
Cumulative effect of a change in accounting principle	—	29	29	—

Net income	$57,654	$29,630	$33,223	$34,671

	ITC Holdings and Subsidiaries
	Nine Months Ended		Year Ended
	September 30,		December 31,
	2007(a)(b)	2006	2006(a)	2005
	(In thousands)

Basic earnings per share	$1.36	$0.90	$0.95	$1.10
Diluted earnings per share	$1.33	$0.87	$0.92	$1.06
Weighted-average basic shares	42,244,470	33,005,068	35,048,049	31,455,065
Weighted-average diluted shares	43,474,222	34,081,968	36,236,044	32,729,842
Dividends declared per share	$0.840	$0.800	$1.075	$0.525

(a)	Results of operations, balance sheet data and other data in 2007 compared to 2006 were significantly impacted by the acquisition of METC. For more information regarding the METC acquisition, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Annual Report on Form 10-K for the year ended December 31, 2006, which is incorporated herein by reference for an explanation of these terms.

(b)	The implementation of Forward-Looking Attachment O had a significant effect on operating revenues for the nine months ended September 30, 2007 compared to the nine months ended September 30, 2006. For more information, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Annual Report on Form 10-K for the year ended December 31, 2006, which is incorporated herein by reference.

	Electric Transmission Business of IP&L
	Nine Months Ended
	September 30,		Year Ended December 31,
	2007	2006	2006	2005
	(In millions)

Statement of revenues and direct expenses:
Electric transmission revenues	$61.6	$60.5	$81.3	$82.4
Operating expenses:
Operation and maintenance	19.2	18.0	24.2	25.9
Administrative and general	5.8	4.8	6.9	5.4
Depreciation	11.8	11.2	15.0	16.2
Taxes other than income taxes	5.1	4.9	6.5	6.4

Operating expenses	41.9	38.9	52.6	53.9

Excess of revenues over operating expenses	19.7	21.6	28.7	28.5
Interest expense	6.8	6.7	9.3	8.4
Allowance for funds used during construction — debt	(0.8)	(0.5)	(0.7)	(0.4)

Excess of revenues over expenses	$13.7	$15.4	$20.1	$20.5

	Electric Transmission Business of IP&L
	As of
	September 30,	As of December 31,
	2007	2006	2005
		(In millions)

Assets acquired:
Property and equipment, net of accumulated depreciation of $225.9, $231.6 and $222.3, respectively	$500.3	$456.1	$441.5
Inventory	3.2	1.2	1.1

Total assets acquired	503.5	457.3	442.6

Liabilities assumed:
Cost of removal obligations	(44.1)	(45.0)	(43.6)
Asset retirement obligations	(0.3)	(0.3)	(0.3)
Accrued capital expenditure obligations	(3.8)	(2.5)	(1.5)
Other obligations	—	—	—

Total liabilities assumed	(48.2)	(47.8)	(45.4)
Net assets acquired	$455.3	$409.5	$397.2

	ITC Holdings and Subsidiaries
	As of September 30, 2007
	Pro Forma	Actual
	(In thousands)

Balance sheet data(a):
Cash and cash equivalents	$39,568	$2,362
Working capital	28,888	(7,962)
Property, plant and equipment — net	1,889,948	1,389,648
Total assets	3,188,430	2,313,272
Total debt:
ITC Holdings	1,264,760	879,760
ITCTransmission	336,927	336,927
METC	185,000	185,000
ITC Midwest	175,000	—

Total	1,961,687	1,401,687
Total stockholders’ equity	825,329	558,127

	ITC Holdings and Subsidiaries
	Nine Months		Year Ended
	Ended September 30,		December 31,
	2007	2006	2006	2005
	(In thousands)

Other data:
Adjusted EBITDA(b)	$190,667	$90,280	$126,112	$118,869
Capital expenditures(c)	214,319	117,422	167,496	118,586
Interest expense	59,156	23,640	42,049	28,128

	Electric Transmission Business of IP&L
	Nine Months		Year Ended
	Ended September 30,		December 31,
	2007	2006	2006	2005
	(In millions)

Other data:
Capital expenditures(c)	$55.4	$17.6	$27.7	$32.6

	ITC Holdings and Subsidiaries
	2007		2006		2005
	METC	ITCTransmission	METC(d)	ITCTransmission	ITCTransmission

Operating data:
Network Transmission Rate (per kW/month):
January 1 to May 31	$1.524	$2.099	$1.567	$1.594	$1.587
June 1 to December 31	$1.524	$2.099	$1.524	$1.744	$1.594
Monthly Peak Load (MW):
January	6,051	7,876	6,080	7,754	8,090
February	6,227	8,170	5,990	7,667	7,672
March	6,006	7,739	5,868	7,554	7,562
April	5,473	7,141	5,382	7,035	7,299
May	6,981	9,927	7,550	10,902	7,678
June	8,511	11,761	7,169	9,752	12,108
July	8,672	11,706	9,237	12,392	11,822
August	8,955	12,087	9,469	12,745	12,308
September	7,908	11,033	6,242	8,415	10,675
October	7,500	10,382	5,642	7,302	9,356
November	6,068	7,812	6,103	7,724	7,943
December	6,214	8,022	6,527	8,257	8,344

Total	84,566	113,656	81,259	107,499	110,857

(a)	We have not included a pro forma statement of operations, as it does not meaningfully present the effects of the Acquisition and would not be indicative of our operations going forward due to differences in rate making, among other factors. The historical statements of revenues and direct expenses of the electric transmission business of IP&L do not include certain items, such as income taxes and the allowance for equity funds used during construction.

(b)	Adjusted EBITDA is not a measurement of operating performance calculated in accordance with generally accepted accounting principles in the United States, or GAAP, and should not be considered a substitute for net income, operating income or cash flows from operating activities, as determined in accordance with GAAP.

We define adjusted EBITDA as net income plus:

•	income taxes;

•	depreciation and amortization expense; and

•	interest expense;

excluding:

•	allowance for equity funds used during construction; and

•	certain other items not related to operating performance such as loss on extinguishment of debt.

We use adjusted EBITDA on a consolidated basis to assess our overall financial and operating performance. We believe this non-GAAP measure, as we have defined it, is helpful in identifying trends in our day-to-day performance because the items excluded have little or no significance on our day-to-day operations. This measure provides an assessment of controllable expenses and affords management the ability to make decisions which are expected to facilitate meeting current financial goals as well as achieve optimal financial performance. It provides an indicator for management to determine if adjustments to current spending decisions are needed. Adjusted EBITDA provides us with a measure of financial performance independent of items that are beyond the control of management in the short-term, such as depreciation, taxation and interest expense associated with our capital structure. This metric measures our financial performance based on operational factors that management can impact in the short-term, namely the cost structure or expenses of the organization. Adjusted EBITDA is one of the metrics used by senior management and our board of directors to review the financial performance of the business on a monthly basis and to determine the level of bonuses for management and employees. Adjusted EBITDA is also used by research analysts and investors to evaluate the performance and value of companies in our industry. An investor or potential investor may find this item important in evaluating our performance, results of operations and financial position. We use non-GAAP financial measures as a supplement to our GAAP results in order to provide a more complete understanding of the factors and trends affecting our business. However, adjusted EBITDA has limitations as an analytical tool. Adjusted EBITDA is not an alternative to net income, operating income or cash flows from operating activities as calculated and presented in accordance with GAAP. In addition, because adjusted EBITDA is not a measure of financial performance under GAAP and is susceptible to varying calculations, adjusted EBITDA, as presented in this prospectus supplement, may differ from and may not be comparable to similarly titled measures used by other companies.

The following table reconciles ITC Holdings and subsidiaries’ net income to adjusted EBITDA:

	ITC Holdings and Subsidiaries
	Nine Months		Year Ended
	Ended September 30,		December 31,
	2007	2006	2006	2005
	(In thousands)

Net income	$57,654	$29,630	$33,223	$34,671
Income taxes	28,807	12,436	13,658	18,938
Allowance for equity funds used during construction	(5,192)	(2,610)	(3,977)	(2,790)
Interest expense	59,156	23,640	42,049	28,128
Loss on extinguishment of debt	349	—	1,874	—
Termination of management agreements	—	—	—	6,725
Gain on sale of assets, net	—	—	(842)	—
Cumulative effect of a change in accounting principle	—	(29)	(29)	—
Depreciation and amortization	49,893	27,213	40,156	33,197

Adjusted EBITDA	$190,667	$90,280	$126,112	$118,869

(c)	Capital expenditures include cost of removal expenditures.

(d)	Our consolidated results of operations include METC revenues beginning October 11, 2006.

RISK FACTORS

Investing in our common stock involves risks. You should carefully consider the risks described below, as well as the other information included in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference and deemed to be incorporated by reference in this prospectus supplement and the accompanying prospectus, before you decide to invest in our common stock.

Risks Related to Our Business

Certain elements of ITCTransmission’s, METC’s and ITC Midwest’s cost recovery through rates can be challenged, which could result in lowered rates and/or refunds of amounts previously collected and thus have an adverse effect on our business, financial condition, results of operations and cash flows. We have also made certain commitments to federal and state regulators with respect to, among other things, our rates in connection with recent acquisitions (including the Acquisition) that could have an adverse effect on our business, financial condition, results of operations and cash flows.

ITCTransmission, METC and ITC Midwest provide transmission service under rates regulated by the FERC. The FERC has approved ITCTransmission’s, METC’s and ITC Midwest’s use of the rate setting formula under Attachment O, but it has not expressly approved the amount of ITCTransmission’s, METC’s or ITC Midwest’s actual capital and operating expenditures to be used in that formula. In addition, all aspects of ITCTransmission’s, METC’s or ITC Midwest’s rates approved by the FERC, including the Attachment O rate mechanism, ITCTransmission’s, METC’s and ITC Midwest’s respective allowed 13.88%, 13.38% and 12.38% rates of return on the actual equity portion of their respective capital structures, and the data inputs provided by ITCTransmission, METC and ITC Midwest for calculation of each year’s rate, are subject to challenge by interested parties at the FERC in a proceeding under Section 206 of the FPA. If a challenger can establish that any of these aspects are unjust, unreasonable, unduly discriminatory or preferential, then the FERC will make appropriate prospective adjustments to them and/or disallow ITCTransmission’s, METC’s or ITC Midwest’s inclusion of those aspects in the rate setting formula. This could result in lowered rates and/or refunds of amounts collected after the date that a Section 206 challenge is filed.

In addition, the FERC’s order approving our acquisition of METC is conditioned upon ITCTransmission and METC not recovering acquisition-related costs in their rates unless a separate informational filing is submitted to the FERC. The informational filing, which could be challenged by interested parties, would need to identify those costs and show that such costs are outweighed by the benefits of the acquisition. Determinations by ITCTransmission or METC that expenses included in Attachment O for recovery are not acquisition related costs are also subject to challenge by interested parties at the FERC. If challenged at the FERC and ITCTransmission or METC fail to show that costs included for recovery are not acquisition-related, this also could result in lowered rates and/or refunds of amounts collected.

Under the FERC’s order approving the Acquisition, ITC Midwest has agreed to a hold harmless commitment in which no acquisition premium will be recovered in rates, nor will ITC Midwest recover through transmission rates any transaction-related costs that exceed demonstrated transaction-related savings for a period of five years. If during the five year period ITC Midwest seeks to recover transaction-related costs through Attachment O, ITC Midwest must make an informational filing at the FERC that identifies the transaction-related costs sought to be recovered and demonstrates that those costs are exceeded by transaction-related savings. If challenged at the FERC and ITC Midwest fails to show that transaction-related costs included for recovery do not exceed transaction-related savings, ITC Midwest could be subject to lowered rates and/or refunds of amounts previously collected. Additionally, in Iowa and Minnesota, as part of the regulatory approval process, ITC Midwest committed not to recover the first $15.0 million in transaction costs under any circumstances.

In the Minnesota regulatory proceeding, ITC Midwest also agreed to build two construction projects intended to improve the reliability and efficiency of our electric transmission system. ITC Midwest agreed to use commercially reasonable efforts to complete these projects over the next two to four years. In the event ITC Midwest fails to meet these commitments, the allowed 12.38% rate of return on the actual equity portion of ITC Midwest’s capital structure will be reduced to 10.39% until such time as it completes these projects.

Any of the events described above could have an adverse effect on our business, financial condition, results of operations and cash flows.

Approval of the Acquisition by state regulatory authorities in Iowa and Minnesota has been appealed. If such proceedings are decided in a manner that is unfavorable to us, all or part of the orders approving the Acquisition in Iowa and Minnesota could be reversed, which could have a material adverse effect on our business, financial condition, results of operations and cash flows.

In September 2007, the IUB issued an order declining to disapprove the Acquisition and terminating the review docket, and the Acquisition was accordingly deemed to be approved by operation of law upon the subsequent expiration in September 2007 of the prescribed statutory period. The IUB order recognized that regulatory approvals in other jurisdictions were required, and stated that material changes in the Acquisition imposed by such approvals could require the submission of a new proposal for IUB review if such changes materially altered the basis for the IUB order. On October 19, 2007, the Iowa Office of Consumer Advocate filed in the Iowa District Court for Polk County a petition for judicial review asking the court to reverse, vacate, and remand to the IUB the IUB’s decision declining to disapprove the Acquisition. The case is scheduled for oral argument and final submission in April 2008, and thus the outcome of such case is unknown at this time. A decision by the District Court is expected in 2008, and is subject to appeal in the Supreme Court of Iowa. The Minnesota Office of the Attorney General has filed a Petition for Reconsideration and Request for Stay of the MPUC’s December 18, 2007 approval of the Acquisition and the outcome of such proceeding is unknown at this time. The Attorney General’s Petition is currently pending before the MPUC. A decision is expected from the MPUC in February 2008. The decision of the MPUC is appealable to the Minnesota Court of Appeals. If such proceedings are decided in a manner that is unfavorable to us, all or part of the orders approving the Acquisition in Iowa and Minnesota could be reversed, which could have a material adverse effect on our business, financial condition, results of operations and cash flows.

ITCTransmission’s, METC’s and ITC Midwest’s actual capital expenditures may be lower than planned, which would decrease expected rate base and therefore our revenues.

Each of ITCTransmission’s, METC’s and ITC Midwest’s rate base is determined in part by additions to property, plant and equipment when placed in service. We currently estimate that investments in additional property, plant and equipment for ITCTransmission and METC will be approximately $200 million and $70 million, respectively, in 2007. Over the seven-year period beginning January 1, 2005, we anticipate investing approximately $1 billion within the ITCTransmission service territory. We expect METC to invest approximately $600 million in its system over the seven-year period beginning January 1, 2007. We expect ITC Midwest to invest approximately $1 billion over the next seven to ten years across its electric transmission system. As part of the regulatory proceedings approving the Acquisition, ITC Midwest has made several investment commitments relating to their transmission systems, including completing projects anticipated to cost at least $100 million over the next five years, dedicated to reducing transmission constraints, as well as investing at least an additional $250 million in other projects over the next five years. If ITCTransmission’s, METC’s and ITC Midwest’s capital expenditures and the resulting in-service property, plant and equipment are lower than anticipated for any reason, ITCTransmission, METC or ITC Midwest will have a lower than anticipated rate base thus causing its revenue requirement and future earnings to be potentially lower than anticipated. Reasons their capital expenditures and future capital expenditures of other subsidiaries may be lower than expected include, among others, the impact of weather conditions, union strikes, labor shortages, material and equipment prices and availability, our ability to obtain financing for such expenditures, if necessary, limitations on the amount of construction that can be undertaken on our system at any one time or regulatory approvals for reasons relating to environmental, siting, regional planning, cost recovery and other issues or as a result of legal proceedings and variances between estimated and actual costs of construction contracts awarded.

The regulations to which we are subject may limit our ability to raise capital and/or pursue acquisitions, development opportunities or other transactions or may subject us to liabilities.

Each of ITCTransmission, METC and ITC Midwest is a “public utility” under the FPA and, accordingly, is subject to regulation by the FERC. Approval of the FERC is required under Section 203 of the FPA for a disposition or acquisition of regulated public utility facilities, either directly or indirectly through a holding company. Such approval may also be required to acquire securities in a public utility. Section 203 of the FPA also provides the FERC with explicit authority over utility holding companies’ purchases or acquisitions of, and mergers or consolidations with, a public utility. Finally, each of ITCTransmission, METC and ITC Midwest must also seek approval by the FERC under Section 204 of the FPA for issuances of its securities.

In addition, we are subject to state and/or local regulations relating to, among other things, facility siting. If we fail to comply with these local regulations, we may incur liabilities for such failure.

Changes in federal energy laws, regulations or policies could impact cash flows and could reduce the dividends we may be able to pay our stockholders.

Attachment O, the rate formula mechanism used by ITCTransmission, METC and ITC Midwest to calculate their respective annual revenue requirements, will be used by ITCTransmission, METC and ITC Midwest for that purpose until and unless the FERC determines that such rate formula is unjust and unreasonable or that another mechanism is more appropriate. Such determinations could result from challenges initiated at the FERC by interested parties, by the FERC on its own initiative in a proceeding under Section 206 of the FPA or by a successful application initiated by ITCTransmission, METC or ITC Midwest under Section 205 of the FPA. Although transmission costs constitute a relatively small portion of end-use consumers’ overall electricity costs, end-use consumers and entities supplying electricity to end-use consumers may attempt to influence government and/or regulators to change the rate setting methodologies that apply to ITCTransmission, METC and ITC Midwest, particularly if rates for delivered electricity increase substantially.

Each of ITCTransmission, METC and ITC Midwest is regulated by the FERC as a “public utility” under the FPA and is a transmission owner in MISO. We cannot predict whether the approved rate methodologies for ITCTransmission, METC or ITC Midwest will be changed. In addition, the U.S. Congress periodically considers enacting energy legislation that could shift new responsibilities to the FERC, modify provisions of the FPA or provide the FERC or another entity with increased authority to regulate transmission matters. ITCTransmission, METC and ITC Midwest cannot predict whether, and to what extent, ITCTransmission, METC and ITC Midwest may be affected by any such changes in federal energy laws, regulations or policies in the future.

If the network load or point-to-point transmission service on either ITCTransmission’s, METC’s or ITC Midwest’s transmission system is lower than expected, the timing of collection of our revenues would be delayed.

If the network load on ITCTransmission’s, METC’s or ITC Midwest’s transmission system is lower than expected due to weather, a weak economy, changes in the nature or composition of the transmission grid in Michigan or surrounding regions, poor transmission quality of neighboring transmission systems, or for any other reason, the timing of the collection of our revenue requirement would likely be delayed until such circumstances are adjusted through the true-up mechanism in ITCTransmission’s, METC’s or ITC Midwest’s formula rate mechanism.

Each of ITCTransmission, METC and ITC Midwest depends on its primary customer for a substantial portion of its revenues, and any material failure by those primary customers to make payments for transmission services would adversely affect our revenues and our ability to service ITCTransmission’s, METC’s, ITC Midwest’s and our debt obligations and affect our ability to pay dividends.

ITCTransmission derives a substantial portion of its revenues from the transmission of electricity to Detroit Edison’s local distribution facilities. Payments from Detroit Edison, billed by MISO, constituted approximately 90% of ITCTransmission’s total operating revenues for the year ended December 31, 2006 and are expected to constitute the majority of ITCTransmission’s revenues for the foreseeable future. Detroit Edison is rated BBB/stable and Baa1/stable by Standard & Poor’s Ratings Services and Moody’s Investors Services, Inc., respectively. Similarly, Consumers Energy accounted for approximately 84% of METC’s revenues for the year ended December 31, 2006, which includes a period prior to the METC Acquisition, and is expected to constitute the majority of METC’s revenues for the foreseeable future. Consumers Energy is rated BBB-/stable and Baa1/stable by Standard & Poor’s Ratings Services and Moody’s Investors Service, Inc., respectively. Further, subsequent to the Acquisition, IP&L is expected to be ITC Midwest’s primary electric transmission service customer and to constitute the majority of ITC Midwest’s revenues for the foreseeable future. IP&L is rated BBB+/stable and A3/stable by Standard & Poor’s Ratings Services and Moody’s Investors Service, Inc., respectively. Any material failure by Detroit Edison, Consumers Energy or IP&L to make payments for transmission services would adversely affect our revenues and our ability to service ITCTransmission’s, METC’s, ITC Midwest’s and our debt obligations and could reduce the dividends we may be able to pay our stockholders.

METC does not own the majority of the land on which its transmission assets are located. A significant amount of the land on which ITCTransmission’s and ITC Midwest’s assets are located is subject to easements, mineral rights and other similar encumbrances and a significant amount of ITCTransmission’s and ITC Midwest’s other property consists of easements. As a result, METC, ITCTransmission and ITC Midwest must comply with the provisions of various easements, mineral rights and other similar encumbrances, which may adversely impact their ability to complete construction projects in a timely manner.

METC does not own the majority of the land on which the electric transmission assets it acquired from Consumers Energy are located. Instead, under the provisions of an easement agreement with Consumers Energy, METC pays annual rent of approximately $10.0 million to Consumers Energy in exchange for rights-of-way, leases, fee interests and licenses which allow METC to use the land on which its transmission lines are located. Under the terms of the easement agreement, METC’s easement rights could be eliminated if METC fails to meet certain requirements, such as paying contractual rent to Consumers Energy in a timely manner. A significant amount of the land on which ITCTransmission’s and ITC Midwest’s assets are located is subject to easements, mineral rights and other similar encumbrances and a significant amount of ITCTransmission’s and ITC Midwest’s other property consists of easements. As a result, they must comply with the provisions of various easements, mineral rights and other similar encumbrances, which may adversely impact their ability to complete their construction projects in a timely manner.

Deregulation and/or increased competition may adversely affect ITCTransmission’s, METC’s and ITC Midwest’s customers, or Detroit Edison’s, Consumers Energy’s and IP&L’s customers, which in turn may reduce our revenues.

The business of ITCTransmission’s and METC’s primary customers is subject to regulation that has undergone substantial change in accordance with Michigan Public Act 141 of 2000, which mandates the implementation of retail access, as well as changes in federal regulatory requirements. The utility industry has also been undergoing dramatic structural change for several years, resulting in increasing competitive pressures on electric utility companies, such as Detroit Edison, Consumers Energy and IP&L. The manufacturing sector in Detroit Edison’s, Consumers Energy’s and IP&L’s service territories has also been subject to increasing competitive pressures. As a result, demand for electricity transmission service by manufacturing companies in ITCTransmission’s, METC’s and ITC Midwest’s service territories may be negatively impacted. These factors may create greater risks to the stability of Detroit Edison’s, Consumers Energy’s and IP&L’s revenues and may affect Detroit Edison’s, Consumers Energy’s and IP&L’s ability to make payments for transmission service to MISO and thus to ITCTransmission, METC and ITC Midwest, which would adversely affect our financial condition and results of operations which, in turn, could affect our ability to meet our debt obligations and could reduce the dividends we may be able to pay our stockholders.

Hazards associated with high-voltage electricity transmission may result in suspension of ITCTransmission’s, METC’s or ITC Midwest’s operations or the imposition of civil or criminal penalties.

The operations of ITCTransmission, METC and ITC Midwest are subject to the usual hazards associated with high-voltage electricity transmission, including explosions, fires, inclement weather, natural disasters, mechanical failure, unscheduled downtime, equipment interruptions, remediation, chemical spills, discharges or releases of toxic or hazardous substances or gases and other environmental risks. The hazards can cause personal injury and loss of life, severe damage to or destruction of property and equipment and environmental damage, and may result in suspension of operations and the imposition of civil or criminal penalties. We maintain property and casualty insurance, but we are not fully insured against all potential hazards incident to our business, such as damage to poles, towers and lines or losses caused by outages.

ITCTransmission, METC and ITC Midwest are subject to environmental regulations and to laws that can give rise to substantial liabilities from environmental contamination.

The operations of ITCTransmission, METC and ITC Midwest are subject to federal, state and local environmental laws and regulations, which impose limitations on the discharge of pollutants into the environment, establish standards for the management, treatment, storage, transportation and disposal of hazardous materials and of solid and hazardous wastes, and impose obligations to investigate and remediate contamination in certain circumstances. Liabilities to investigate or remediate contamination, as well as other liabilities concerning hazardous materials or contamination such as claims for personal injury or property damage, may arise at many locations, including formerly owned or operated properties and sites where wastes have been treated or disposed of, as well as at properties currently owned or operated by ITCTransmission, METC or ITC Midwest. Such liabilities may arise even where the contamination does not result from noncompliance with applicable environmental laws. Under a number of environmental laws, such liabilities may also be joint and several, meaning that a party can be held responsible for more than its share of the liability involved, or even the entire share. Environmental requirements generally have become more stringent in recent years, and compliance with those requirements more expensive.

ITCTransmission and METC have incurred expenses in connection with environmental compliance, and we anticipate that each will continue to do so in the future. Failure to comply with the extensive environmental laws and regulations applicable to each could result in significant civil or criminal penalties and remediation costs. ITCTransmission’s, METC’s and ITC Midwest’s assets and operations also involve the use of materials classified as hazardous, toxic, or otherwise dangerous. Some of ITCTransmission’s, METC’s and ITC Midwest’s facilities and properties are located near environmentally sensitive areas such as wetlands and habitats of endangered or threatened species. In addition, certain properties in which ITCTransmission has an ownership interest or at which ITCTransmission, METC and ITC Midwest operate are, and others are suspected of being, affected by environmental contamination. Compliance with these laws and regulations, and liabilities concerning contamination or hazardous materials, may adversely affect our costs and, therefore our business, financial condition and results of operations.

In addition, claims have been made or threatened against electric utilities for bodily injury, disease or other damages allegedly related to exposure to electromagnetic fields associated with electricity transmission and distribution lines. We cannot assure you that such claims will not be asserted against us or that, if determined in a manner adverse to our interests, would not have a material adverse effect on our business, financial condition and results of operations.

ITCTransmission, METC and ITC Midwest are subject to various regulatory requirements. Violations of these requirements, whether intentional or unintentional, may result in penalties that, under some circumstances, could have a material adverse effect on our results of operations, financial condition and cash flows.

Our operating subsidiaries are required to comply with various regulations, including reliability standards established by the North American Electric Reliability Corporation (“NERC”), which acts as the nation’s Electric Reliability Organization approved by the FERC in accordance with Section 215 of the FPA. These standards address operation and planning of the bulk power system, including requirements in respect of real-time transmission operations, emergency operations, vegetation management and personnel training. Failure to comply with these requirements can result in monetary penalties as well as non-monetary sanctions. Monetary penalties vary based on an assigned risk factor for each potential violation, the severity of the violation and various other circumstances, such as whether the violation was intentional or concealed, whether there are repeated violations, the degree of the violator’s cooperation in investigating and remediating the violation and the presence of a compliance program. Penalty amounts range from $1,000 to a maximum of $1.0 million per day, depending on the severity of the violation. Non-monetary sanctions include potential limitations on the violator’s activities or operation and placing the violator on a watchlist for major violators. Despite our best efforts to comply and the implementation of a compliance program intended to ensure reliability, there can be no assurance that violations will not occur that would result in material penalties or sanctions. If any of our operating subsidiaries were to violate the NERC reliability standards, even unintentionally, in any material way, any penalties or sanctions imposed against us could have a material adverse effect on our results of operations, financial condition and cash flows.

Acts of war, terrorist attacks and threats or the escalation of military activity in response to such attacks or otherwise may negatively affect our business, financial condition and results of operations.

Acts of war, terrorist attacks and threats or the escalation of military activity in response to such attacks or otherwise may negatively affect our business, financial condition and results of operations in unpredictable ways, such as increased security measures and disruptions of markets. Strategic targets, such as energy related assets, including, for example, ITCTransmission’s, METC’s and ITC Midwest’s transmission facilities and Detroit Edison’s, Consumers Energy’s and IP&L’s generation and distribution facilities, may be at risk of future terrorist attacks. In addition to the increased costs associated with heightened security requirements, such events may have an adverse effect on the economy in general. A lower level of economic activity could result in a decline in energy consumption, which may adversely affect our business, financial condition and results of operations.

Risks Related to the Acquisition

The purchase price for IP&L’s electric transmission assets is subject to adjustment and, therefore, the final purchase price cannot be determined at this time.

Under the Asset Sale Agreement, the purchase price for the purchase of the assets we acquired from IP&L was $783.1 million. However, the purchase price can be adjusted up until six months after the Acquisition. Such adjustment will depend primarily on the amounts of net transmission plant investment (including construction work in progress) and net liabilities transferred to ITC Midwest at closing. As a result, it is not possible to ascertain the final purchase price as of the date of this prospectus supplement.

We may encounter difficulties integrating IP&L’s electric transmission assets into our business and may not fully attain or retain, or achieve within a reasonable time frame, expected strategic objectives and other expected benefits of the Acquisition.

We expect to realize strategic and other benefits as a result of the Acquisition. Our ability to realize these benefits or successfully consolidate IP&L’s electric transmission assets into our business, however, is subject to certain risks and uncertainties, including, among others:

•	the challenges of separating IP&L’s electric transmission assets into stand-alone ownership by ITC Midwest and integrating these assets with our business;

•	the costs of consolidating IP&L’s electric transmission assets may be higher than we expect and may require more resources, capital expenditures and management attention than anticipated;

•	delay of capital investments in IP&L’s transmission system due to uncertainty around the timing of procurement of construction materials;

•	employees important to the operation of IP&L’s electric transmission assets may decide not to be employed by us; and

•	we may be unable to anticipate or manage risks that are unique to the historical business of IP&L’s electric transmission assets, including those related to its workforce, customer demographics and information systems.

Our failure to manage these risks, or other risks related to the Acquisition that are not presently known to us, could prevent us from realizing the expected benefits of the Acquisition and also may have a material adverse effect on our results of operations and financial condition, which could cause the value of our common stock to decline.

If one or both of ITC Midwest’s operating agreements with IP&L and ATC were terminated early, ITC Midwest may face a shortage of labor or replacement contractors to provide the services formerly provided by IP&L and ATC.

ITC Midwest has negotiated certain operating service contracts with IP&L and ATC that govern the operation of its transmission system. Under the Transition Services Agreement with IP&L, IP&L will provide services necessary for construction, engineering, operations and maintenance with respect to the ITC Midwest transmission system. Under the Operating Agreement with ATC, ATC will provide operations services for a portion of the ITC Midwest transmission system operating at 69 kV and above. The Transition Services Agreement will remain in effect for one year, with the option to extend the agreement for up to four additional six-month periods, or until terminated by mutual agreement of the parties unless earlier terminated pursuant to its terms. The Operating Agreement with ATC will remain in effect until May 1, 2009. While these agreements are in place, ITC Midwest plans to hire and train its own employees and to begin contracting with other non-utility owning vendors to provide these services with the eventual goal of replacing IP&L and ATC entirely. If the FERC were to terminate either of these agreements prematurely, or prohibit their renewal, or if these agreements were terminated or failed to be renewed for any other reason at any time when ITC Midwest is unprepared for such termination, ITC Midwest may face difficulty finding a qualified replacement work force to provide such services.

Full financial statements for the electric transmission business of IP&L are not available.

The statements relating to the electric transmission business of IP&L included elsewhere or incorporated by reference in this prospectus supplement consist of Statements of Assets Acquired and Liabilities Assumed and Statements of Revenues and Direct Expenses. These are not full financial statements but were prepared on a carve-out basis and represent the assets acquired and liabilities assumed in the Acquisition, and have been prepared using a format permitted by the SEC in satisfaction of Rule 3-05 of Regulation S-X. Prior to the Acquisition, the electric transmission business of IP&L was a component of IP&L’s integrated electric operations included within IP&L’s utility operations. IP&L’s electric transmission business had no separate legal status. Preparation of full financial statements was therefore impracticable because the business was being carved out of the larger integrated electric operations of IP&L. IP&L had not accounted for the business as a separate entity, subsidiary, division, or segment of IP&L’s operations, IP&L had not managed the electric transmission business as a stand-alone business, and IP&L had not maintained separate stand-alone financial statements for the business. In reviewing the historical financial information relating to IP&L’s electric transmission business included in this prospectus supplement, we urge you to carefully consider the basis on which said information was prepared and presented.

IP&L’s electric transmission business has no operating history as a stand-alone business. Therefore, its historical financial information is not necessarily representative of the results we would have achieved during the periods presented as a stand-alone company and may not be a reliable indicator of our future results.

The historical financial information included or incorporated by reference in this prospectus supplement does not reflect the financial condition, results of operations or cash flows we would have achieved during the periods presented or those results we will achieve in the future. This is primarily a result of the following factors:

•	The historical financial results of IP&L’s electric transmission business reflects allocations of corporate expenses from IP&L. Those allocations may be different from the comparable expenses we would have incurred had the acquired electric transmission assets been operated as a stand-alone business due to a number of factors, including the likelihood that we will not be able to realize the benefits of operating as an integrated utility achieved by IP&L. Additionally, the historical financial results of IP&L’s electric transmission business exclude certain items, such as income taxes and the allowance for equity funds used during construction.

•	The working capital requirements and funding for capital expenditures related to IP&L’s electric transmission business have historically been part of the corporate-wide cash management program of IP&L. Subsequent to the Acquisition, we, along with ITC Midwest, will be solely responsible for the provision of funds to finance our working capital and other cash requirements. Without the opportunity to obtain financing from IP&L, we may in the future need to obtain additional financing from banks, or through public offerings or private placements of debt or equity securities, strategic relationships or other arrangements. We may incur debt on terms and at interest rates that are not as favorable as those generally available to IP&L.

•	Significant changes may occur in the cost structure, management, financing and business operations of the electric transmission assets ITC Midwest acquired from IP&L as a result of the Acquisition and having to operate as a subsidiary of ITC Holdings. These changes could result in increased costs associated with the loss of synergies, stand-alone costs for services previously provided by IP&L, and the need for additional personnel to perform services currently provided by IP&L and ATC. In addition, we have negotiated certain operating contracts with IP&L and ATC that govern operation of the transmission system for at least 12 months from the closing date of the Acquisition. See “Risk Factors — Risks Related to the Acquisition — If one or both of ITC Midwest’s operating agreements with IP&L and ATC were terminated early, ITC Midwest may face a shortage of labor or replacement contractors to provide the services formerly provided by IP&L and ATC.”

The ratemaking principles applicable to IP&L differ in certain respects from those used by the FERC, which regulates ITCTransmission, METC and ITC Midwest.

IP&L’s retail electric base rates in Iowa and Minnesota were based on historical test years with IP&L’s retail electric base rates developed using a cost-of-service approach. The cost-of-service approach was used to develop IP&L’s revenue requirement which was comprised of operating expenses (direct and indirect), depreciation, taxes, interest, and a rate-of-return allowance on IP&L’s investment in rate base assets. Therefore, to prepare financial data for IP&L’s electric transmission business, a portion of these expenses was allocated across IP&L’s operations. The ratemaking principles used by IP&L’s regulators differ in certain respects from those used by the FERC, which regulates ITCTransmission, METC and ITC Midwest. Accordingly, the electric transmission revenues reported for the IP&L business in the statements incorporated by reference in this prospectus supplement are not indicative of revenues that we may earn after the closing of the Acquisition.

For an additional risk related to the Acquisition, see “Risk Factors — Risks Related to our Business — Approval of the Acquisition by state regulatory authorities in Iowa and Minnesota has been appealed. If such proceedings are decided in a manner that is unfavorable to us, all or part of the orders approving the Acquisition in Iowa and Minnesota could be reversed, which could have a material adverse effect on our business, financial condition, results of operations and cash flows.”

Risks Related to Our Structure

ITC Holdings is a holding company with no operations, and unless we receive dividends or other payments from ITCTransmission, METC, ITC Midwest or our other subsidiaries, we will be unable to pay dividends and fulfill our other cash obligations.

As a holding company with no business operations, our material assets consist only of the stock and membership interests in ITCTransmission, METC and ITC Midwest and any other subsidiaries ITC Holdings may have, deferred tax assets relating primarily to NOLs and cash on hand. Our only sources of cash to pay dividends to our stockholders are dividends and other payments received by us from time to time from ITCTransmission, METC and ITC Midwest and any other subsidiaries we may have and the proceeds raised from the sale of our debt and equity securities. Each of ITCTransmission, METC and ITC Midwest, however, is legally distinct from us and has no obligation, contingent or otherwise, to make funds available to us for the payment of dividends to ITC Holdings’ stockholders or otherwise. The ability of each of ITCTransmission, METC and ITC Midwest and any other subsidiaries we may have to pay dividends and make other payments to us is subject to, among other things, the availability of funds, after taking into account capital expenditure requirements, the terms of its indebtedness, applicable state laws and regulations of the FERC and the FPA.

Risks Related to this Offering

The price of our common stock may fluctuate, which may make it difficult for you to resell your common stock when you want at prices you find attractive.

The price of our common stock on the NYSE constantly changes. We expect that the market price of our common stock will continue to fluctuate. Holders of our common stock will be subject to the risk of volatility and changes in prices.

Our common stock price can fluctuate as a result of a variety of factors, many of which are beyond our control. These factors include:

•	new laws or regulations or new interpretations of existing laws or regulations applicable to our business;

•	regulatory challenges, including the appeals of the Iowa and Minnesota orders approving the Acquisition;

•	changes in accounting standards, policies, guidance, interpretations or principles;

•	our ability to raise additional capital;

•	sales of common stock by us or members of our management team;

•	operating results that vary from the expectations of management, securities analysts and investors;

•	changes in expectations as to our future financial performance, including financial estimates by securities analysts and investors;

•	developments generally affecting our industry;

•	changes in our dividend policy;

•	future sales of our equity securities; and

•	general domestic economic conditions.

In addition, the stock market may experience volatility unrelated to the operating performance of a particular company. Broad market fluctuations may adversely affect the market price of our common stock.

THE TRANSACTIONS

The Acquisition

Asset Sale Agreement

On December 20, 2007, ITC Midwest, our wholly owned subsidiary, acquired the electric transmission assets of IP&L for $783.1 million, excluding fees and expenses, pursuant to an asset sale agreement (the “Asset Sale Agreement”), dated January 18, 2007, with IP&L pursuant to which it agreed to acquire, subject to certain exclusions, the electric transmission assets of IP&L. The purchase price is subject to several purchase price adjustment provisions relating to liabilities actually assumed by ITC Midwest and the actual rate base, construction work in progress and other asset or liability balances actually transferred to ITC Midwest by IP&L. The electric transmission assets ITC Midwest acquired consist of approximately 6,800 miles of transmission lines at voltages of 34.5kV and above and associated substations, primarily located in Iowa with some assets in Minnesota, Illinois and Missouri. We estimate that we served 19% of the network load served in MISO in 2007. The estimated rate base used to calculate the initial purchase price, which is subject to adjustment as described above, was approximately $450.0 million. We estimate the pro forma combined rate base of ITCTransmission, METC and ITC Midwest was $1.6 billion as of December 31, 2007.

Conditions.  Each party’s obligation to consummate the Acquisition was subject to certain customary closing conditions, including, among others:

•	expiration of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act;

•	receipt of approval from the FERC, pursuant to Sections 203, 204 and 205 of the FPA;

•	receipt of approval or consent from the ICC, the IUB, the MPUC and the MOPSC;

•	receipt of consents from a number of third-parties to assign existing agreements and permits related to the assets acquired by ITC Midwest; and

•	delivery and execution of, in a form agreed to by ITC Midwest and IP&L, (i) a Distribution Interconnection Agreement, (ii) a Generator Interconnection Agreement and (iii) a Transition Services Agreement.

The Hart-Scott-Rodino approval was obtained in May 2007 and the approvals from the MOPSC, the IUB, the ICC, the FERC and the MPUC were obtained in August, September, November, December and December 2007, respectively.

As part of the IUB and MPUC approvals, ITC Midwest agreed to provide a rate discount of $4.1 million per year to its customers for eight years, beginning in the year customers experience an increase in transmission charges following the consummation of the transaction. As part of the MPUC approval, ITC Midwest agreed to comply with certain specified conditions and commitments, including a commitment not to seek an increase on the return on equity approved by the FERC of 12.38% for a period of five years and a commitment to offer an interconnection tariff similar to that approved by the FERC and offered in Michigan by ITCTransmission and METC. In the Minnesota regulatory proceeding, ITC Midwest also agreed to build two construction projects intended to improve the reliability and efficiency of our electric transmission system. ITC Midwest agreed to use commercially reasonable efforts to complete these projects over the next two to four years. In the event ITC Midwest fails to meet these commitments, the allowed 12.38% rate of return on the actual equity portion of ITC Midwest’s capital structure will be reduced to 10.39% until such time as it completes these projects.

In September 2007, the IUB issued an order declining to disapprove the Acquisition and terminating the review docket, and the Acquisition was accordingly deemed to be approved by operation of law upon the subsequent expiration in September 2007 of the prescribed statutory period. The IUB order recognized that regulatory approvals in other jurisdictions were required, and stated that material changes in the Acquisition imposed by such approvals could require the submission of a new proposal for IUB review if such changes materially altered the basis for the IUB order. On October 19, 2007, the Iowa Office of Consumer Advocate

filed in the Iowa District Court for Polk County a petition for judicial review asking the court to reverse, vacate, and remand to the IUB the IUB’s decision declining to disapprove the Acquisition. The case is scheduled for oral argument and final submission in April 2008, and thus the outcome of such case is unknown at this time. The Minnesota Office of the Attorney General has filed a Petition for Reconsideration and Request for Stay of the MPUC’s December 18, 2007 approval of the Acquisition and the outcome of such proceeding is unknown at this time. We believe that the appeals in Iowa and Minnesota are without merit and will not be successful. See “Risk Factors — Risks Related to Our Business — Approval of the Acquisition by state regulatory authorities in Iowa and Minnesota has been appealed. If such proceedings are decided in a manner that is unfavorable to us, all or part of the orders approving the Acquisition in Iowa and Minnesota could be reversed, which could have a material adverse effect on our business, financial condition, results of operations and cash flows.”

Indemnification.  Subject to certain exceptions, following the closing of the Acquisition, IP&L has agreed to indemnify ITC Midwest against losses suffered by us relating to: (i) breach by IP&L of any covenant or agreement; (ii) breach by IP&L of its representations and warranties; (iii) pre-closing environmental liabilities assumed by us; (iv) pre-closing litigation liabilities assumed by us; (v) pre-closing non-balance sheet liabilities assumed by us; and (vi) liabilities of IP&L that are not transferred to us pursuant to the Acquisition. Subject to certain exceptions, following the closing, we have agreed to indemnify IP&L against losses suffered by IP&L relating to: (i) breach by us of any covenant or agreement; (ii) breach by us of our representations and warranties; (iii) obligations of IP&L assumed by us pursuant to the Acquisition; and (iv) any and all liabilities and obligations associated with the ownership and operation of the assets included in the Acquisition upon and after consummation of the Acquisition. The foregoing rights of indemnification are subject to various customary limitations, including as to dollar amounts, limited survival periods and as to required mitigation efforts, as set forth in the Asset Sale Agreement.

Guaranty.  We have guaranteed the obligations of ITC Midwest arising under the Asset Sale Agreement.

Financing of the Acquisition of the Transmission Assets of IP&L

We financed the Acquisition (including related fees and expenses) with borrowings of $765.0 million under the ITC Holdings Bridge Facility and cash on hand of $18.1 million. We expect to repay in full all amounts outstanding under the ITC Holdings Bridge Facility through a combination of the following securities offerings:

•	our issuance of shares of common stock in this offering;

•	our issuance of senior notes in a concurrent private offering; and

•	the issuance by ITC Midwest of its First Mortgage Bonds, Series A in a concurrent private offering.

The senior notes and the first mortgage bonds referred to above are not offered hereby, will not be registered under the Securities Act and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

Revolving Credit Facility

ITC Midwest expects to enter into a revolving credit facility with JPMorgan Chase Bank, N.A., as administrative agent, and the lenders parties thereto after the closing of this offering. We expect that the revolving credit facility will be for an aggregate principal amount of $50.0 million, subject to an increase under certain conditions, including obtaining the necessary regulatory approvals, for up to $25.0 million. We expect that borrowings under the revolving credit facility will be subject to customary conditions for similar credit facilities and customary events of default.

USE OF PROCEEDS

We intend to use the net proceeds from this offering of shares of common stock, which we estimate will be approximately $267.2 million after deducting underwriter discounts and commissions and estimated offering expenses, together with the net proceeds from our concurrent private offering of senior notes, which we estimate will be approximately $381.5 million after deducting estimated selling concessions and estimated offering expenses, and from the issuance of first mortgage bonds by ITC Midwest for estimated net proceeds of $172.3 million after deducting estimated selling concessions and estimated offering expenses, to repay in full all amounts outstanding under the ITC Holdings Bridge Facility.

The ITC Holdings Bridge Facility, which we used to finance part of the Acquisition, matures on December 18, 2008, and has an interest rate of 5.56%. See “The Transactions.” Affiliates of certain of the underwriters are lenders under the ITC Holdings Bridge Facility and will be repaid for their currently outstanding loans under that facility from the proceeds of this offering. See “Underwriting.”

CAPITALIZATION

The following table sets forth our capitalization and cash and cash equivalents as of September 30, 2007, on an actual basis and on an as adjusted basis, after giving effect to:

•	the issue and sale by us of 5,583,250 shares of our common stock in this offering, resulting in net proceeds of approximately $267.2 million after deducting underwriting discounts and commissions and estimated offering expenses;

•	the issue and sale of $385.0 million aggregate principal amount of senior notes in a concurrent private offering;

•	the issue and sale by ITC Midwest of $175.0 million aggregate principal amount of first mortgage bonds in a concurrent private offering; and

•	the Acquisition,

all as described under “The Transactions.”

You should read the information in this table in conjunction with “The Transactions,” “Summary Historical and Pro Forma Financial Data,” “Selected Historical Consolidated Financial Data,” “Unaudited Pro Forma Condensed Consolidated Financial Information,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” ITC Holdings and subsidiaries’ audited and unaudited historical consolidated financial statements and the notes to those statements and the statements of the electric transmission business of IP&L and the notes to those statements included elsewhere or incorporated by reference in this prospectus supplement.

	As of September 30, 2007
	Actual	As Adjusted
	(In thousands, except share data)

Cash and cash equivalents	$2,362	$39,568

Long-term debt:
ITC Holdings’ 5.25% Senior Notes due 2013	$266,312	$266,312
ITC Holdings’ 6.04% Senior Notes due 2014	50,000	50,000
ITC Holdings’ 5.875% Senior Notes due 2016	254,970	254,970
ITC Holdings’ 6.23% Senior Notes due 2017	50,000	50,000
ITC Holdings’ 6.375% Senior Notes due 2036	254,778	254,778
ITC Holdings’ Senior Notes to be issued in a concurrent private offering(a)(b)	—	385,000
ITC Holdings’ revolving credit facility(c)	3,700	3,700
ITCTransmission’s 4.45% First Mortgage Bonds, Series A due 2013	184,931	$184,931
ITCTransmission’s 6.125% First Mortgage Bonds, Series C due 2036	99,896	99,896
ITCTransmission/METC revolving credit facility	62,100	62,100
METC’s 5.75% Senior Secured Notes due 2015	175,000	175,000
ITC Midwest’s First Mortgage Bonds, Series A(a)(b)	—	175,000
ITC Midwest’s revolving credit facility(d)	—	—

Total long-term debt	$1,401,687	$1,961,687

	As of September 30, 2007
	Actual	As Adjusted
	(In thousands, except share data)

Stockholders’ equity
Common stock, without par value, 100,000,000 shares authorized, 42,764,859 shares issued and outstanding and 48,348,109 shares as adjusted(b)	$530,417	$797,619
Retained earnings	28,617	28,617
Accumulated other comprehensive loss	(907)	(907)

Total stockholders’ equity	$558,127	$825,329

Total long-term debt and stockholders’ equity	$1,959,814	$2,787,016

(a)	The Senior Notes and ITC Midwest’s First Mortgage Bonds are not being offered hereby, will not be registered under the Securities Act and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

(b)	On December 20, 2007, ITC Holdings borrowed $765.0 million under the ITC Holdings Bridge Facility to finance the Acquisition. We intend to use the net proceeds from this offering, together with the net proceeds from our concurrent private offering of senior notes and the issuance of the ITC Midwest First Mortgage Bonds in a concurrent private offering, to repay in full all amounts outstanding under the ITC Holdings Bridge Facility, as described under “The Transactions.”

(c)	The aggregate outstanding balance of ITC Holdings’ revolving credit facility is projected to be in excess of $45.0 million (of the $125.0 million aggregate commitments thereunder) on the closing date of the offering.

(d)	After the closing of this offering, ITC Midwest expects to enter into a revolving credit facility with JPMorgan Chase Bank, N.A., as administrative agent, and the lenders parties thereto. We expect that $50.0 million will be available under ITC Midwest’s revolving credit facility. For more information, see “The Transactions.”

PRICE RANGE OF COMMON STOCK AND DIVIDEND POLICY

Our common stock has traded on the NYSE, under the symbol “ITC” since July 26, 2005. Prior to that time, there was no public market for our stock. The following table sets forth the high and low sales prices per share of our common stock, as reported by the NYSE for the periods indicated and the cash dividends per share paid for the periods indicated:

	High	Low	Dividends

2008
January 1 — January 17, 2008	$56.30	$49.87	$—
2007
Quarter ended December 31, 2007	$58.58	$46.24	$0.2900
Quarter ended September 30, 2007	$51.39	$40.40	$0.2900
Quarter ended June 30, 2007	$46.42	$39.38	$0.2750
Quarter ended March 31, 2007	$45.12	$37.90	$0.2750
2006
Quarter ended December 31, 2006	$41.21	$31.01	$0.2750
Quarter ended September 30, 2006	$34.50	$26.39	$0.2750
Quarter ended June 30, 2006	$27.31	$24.50	$0.2625
Quarter ended March 31, 2006	$29.10	$25.29	$0.2625
2005
Quarter ended December 31, 2005	$29.50	$26.25	$0.2625
July 26, 2005 — September 30, 2005	$30.30	$26.22	$0.2625

The closing price of our common stock, as reported by the NYSE, on January 17, 2008, was $50.15 per share. As of January 17, 2008, there were 42,919,951 shares of common stock outstanding and 409 holders of record of common stock.

Dividend Policy

On December 17, 2007, a quarterly cash dividend of $0.29 per share of our common stock was paid to stockholders of record on December 3, 2007. On August 15, 2007, we announced that our board of directors declared a quarterly cash dividend of $0.29 per share of our common stock, which was paid on September 17, 2007 to stockholders of record on September 1, 2007. We paid a $0.275 per share quarterly cash dividend on our common stock on September 15, 2006, December 1, 2006, March 15, 2007 and June 15, 2007, and a $0.2625 per share quarterly cash dividend on our common stock for each quarter from our initial public offering on July 25, 2005. The declaration and payment of dividends is subject to the discretion of our board of directors and depends on various factors, including our net income, financial condition, cash requirements, future prospects and other factors deemed relevant by our board of directors. The board of directors intends to increase the dividend rate from time to time as necessary for the yield to remain competitive, subject to prevailing business conditions, applicable restrictions on dividend payments and the availability of capital resources.

As a holding company with no business operations, our material assets consist only of the stock and membership interests in ITCTransmission, METC and ITC Midwest and any other subsidiaries ITC Holdings may have, deferred tax assets relating primarily to NOLs and cash on hand. Our only sources of cash to pay dividends to our stockholders are dividends and other payments received by us from time to time from ITCTransmission, METC and ITC Midwest and any other subsidiaries we may have and the proceeds raised from the sale of our debt and equity securities. Each of ITCTransmission, METC and ITC Midwest, however, is legally distinct from us and has no obligation, contingent or otherwise, to make funds available to us for the payment of dividends to ITC Holdings’ stockholders or otherwise. The ability of each of ITCTransmission, METC and ITC Midwest and any other subsidiaries we may have to pay dividends and make other payments to us is subject to, among other things, the availability of funds, after taking into account capital expenditure requirements, the terms of its indebtedness, applicable state laws and regulations of the FERC and the FPA.

If and when our board of directors declares and pays a dividend on our common stock, pursuant to our special bonus plans for executives and non-executive employees, amounts equivalent to the dividend may be paid to the special bonus plan participants, if approved by the compensation committee. We expect these amounts to be paid upon the declaration of dividends on our common stock.

Each of the ITC Holdings revolving credit facility, the ITCTransmission/METC revolving credit facility and the note purchase agreement governing our 6.04% Senior Notes due 2014 and 6.23% Senior Notes due 2017 imposes, and ITC Midwest’s revolving credit facility will impose, restrictions on our and our subsidiaries’ respective abilities to pay dividends if an event of default has occurred under the relevant agreement, and thus our ability to pay dividends on our common stock will depend upon, among other things, our level of indebtedness at the time of the proposed dividend and whether we are in compliance with the covenants under our revolving credit facilities and our debt instruments. Our future dividend policy will also depend on the requirements of any future financing agreements to which we may be a party and other factors considered relevant by our board of directors.

SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA

The following table sets forth selected historical consolidated financial data of ITC Holdings and subsidiaries as of the dates and for the periods indicated. We accounted for the Acquisition as a purchase.

The selected historical condensed consolidated financial data presented on the following pages for ITC Holdings and subsidiaries as of September 30, 2007 and for the nine months ended September 30, 2007 and 2006 have been derived from, and should be read in conjunction with, ITC Holdings and subsidiaries’ unaudited historical condensed consolidated financial statements and the notes to those statements, all incorporated by reference in this prospectus supplement. The unaudited condensed consolidated historical financial statements have been prepared on the same basis as the audited historical consolidated financial statements and, in management’s opinion, include all adjustments, consisting of normal recurring adjustments, necessary for a fair presentation of the financial position and the results of operations for these periods. The financial data presented for the nine months ended September 30, 2007 are not necessarily indicative of the results that may be expected for the year ended December 31, 2007.

The selected financial data presented below for ITC Holdings and subsidiaries as of December 31, 2006 and 2005 and for the years ended December 31, 2006, 2005 and 2004, have been derived from our audited consolidated financial statements incorporated by reference in this prospectus supplement. The selected financial data presented in the following pages for ITC Holdings and subsidiaries as of December 31, 2004 have been derived from our audited consolidated financial statements not included in this prospectus supplement.

Our selected consolidated financial data presented below should be read together with our audited and unaudited consolidated financial statements and the notes to those statements included or incorporated by reference in this prospectus supplement and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Annual Report on Form 10-K for the year ended December 31, 2006 incorporated herein by reference.

	ITC Holdings and Subsidiaries
						Period from
						February 28,
						2003
						(Date of
						acquisition)
	Nine Months Ended					Through
	September 30,		Year Ended December 31,			December 31,
	2007(a)(b)	2006	2006(a)	2005	2004	2003(c)
	(In thousands)

Statement of Operations Data:
Operating revenues(d)	$316,850	$150,548	$223,622	$205,274	$126,449	$102,362
Operating expenses
Operation and maintenance	62,494	19,317	35,441	48,310	24,552	22,902
General and administrative	40,603	25,292	40,632	25,198	24,412	26,342
Depreciation and amortization	49,893	27,213	40,156	33,197	29,480	21,463
Taxes other than income taxes	25,089	15,739	22,156	13,982	20,840	11,499
Termination of management agreements	—	—	—	6,725	—	—
Gain on sale of assets	—	—	(842)	—	—	—

Total operating expenses	178,079	87,561	137,543	127,412	99,284	82,206
Operating income	138,771	62,987	86,079	77,862	27,165	20,156
Other expenses (income)
Interest expense	59,156	23,640	42,049	28,128	25,585	21,630
Allowance for equity funds used during construction	(5,192)	(2,610)	(3,977)	(2,790)	(1,691)	(322)
Loss on extinguishment of debt	349	—	1,874	—	—	11,378
Other income	(2,847)	(488)	(2,348)	(1,700)	(1,289)	(197)
Other expense	844	408	1,629	615	283	27

Total other expenses (income)	52,310	20,950	39,227	24,253	22,888	32,516

Income (loss) before income taxes	86,461	42,037	46,852	53,609	4,277	(12,360)
Income tax provision (benefit)	28,807	12,436	13,658	18,938	1,669	(4,306)

Income before cumulative effect of a change in accounting principle	57,654	29,601	33,194	34,671	2,608	(8,054)
Cumulative effect of a change in accounting principle (net of tax $16)	—	29	29	—	—	—

Net income (loss)	$57,654	$29,630	$33,223	$34,671	$2,608	$(8,054)

	ITC Holdings and Subsidiaries
						Period from
						February 28,
						2003
						(Date of
						acquisition)
	Nine Months Ended					Through
	September 30,		Year Ended December 31,			December 31,
	2007(a)(b)	2006	2006(a)	2005	2004	2003(c)
	(In thousands)

Basic earnings (loss) per share	$1.36	$0.90	$0.95	$1.10	$0.09	$(0.27)
Diluted earnings (loss) per share	$1.33	$0.87	$0.92	$1.06	$0.08	$(0.27)
Weighted-average basic shares	42,244,470	33,005,068	35,048,049	31,455,065	30,183,886	29,339,394
Weighted-average diluted shares	43,474,222	34,081,968	36,236,044	32,729,842	30,899,548	29,339,394
Dividends declared per share	$0.840	$0.800	$1.075	$0.525	$—	$0.897

	ITC Holdings and Subsidiaries
	Nine Month Ended
	September 30,		As of December 31,
	2007(a)	2006	2006	2005	2004	2003
	(In thousands)

Balance Sheet Data:
Cash and cash equivalents	$2,362	$8,016	$13,426	$24,591	$14,074	$8,139
Working capital (deficit)	(7,962)	22,513	10,107	19,945	(27,117)	(17,633)
Property, plant and equipment — net	1,389,648	721,204	1,197,862	603,609	513,684	459,393
Total assets	2,313,272	1,043,928	2,128,797	916,639	808,847	751,657
Total debt:
ITC Holdings	879,760	315,893	775,963	266,104	273,485	265,866
ITCTransmission	336,927	289,011	297,315	251,211	209,945	184,887
METC	185,000	—	189,000	—	—	—

Total	1,401,687	604,904	1,262,278	517,315	483,430	450,753
Total stockholders’/member’s equity(e)	558,127	270,039	532,244	263,301	196,602	191,246

	ITC Holdings and Subsidiaries
						Period from
						February 28,
						2003
						(Date of
						acquisition)
	Nine Months Ended					Through
	September 30,		Year Ended December 31,			December 31,
	2007(a)	2006	2006	2005	2004	2003(c)
			(In thousands)

Other Data:
Capital expenditures	$214,319	$117,422	$167,496	$118,586	$76,779	$26,805
Interest expense	59,156	23,640	42,049	28,128	25,585	21,630

(a)	Results of operations, balance sheet data and other data in 2007 compared to 2006 were significantly impacted by the acquisition of METC. For more information regarding the METC acquisition, see

“Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Annual Report on Form 10-K for the year ended December 31, 2006, which is incorporated herein by reference for an explanation of these terms.

(b)	The implementation of Forward-Looking Attachment O had a significant effect on operating revenues for the nine months ended September 30, 2007 compared to the nine months ended September 30, 2006. For more information, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Annual Report on Form 10-K for the year ended December 31, 2006, which is incorporated herein by reference.

(c)	ITCTransmission’s business is seasonal, with peak transmission loads occurring during months when cooling demand is higher. Annualized financial data for the period from February 28, 2003 (the date of the acquisition of the ITCTransmission business) through December 31, 2003 are not indicative of results for the full year.

(d)	ITCTransmission’s rate freeze ended December 31, 2004. See Note 5 of the notes to ITC Holdings and subsidiaries’ consolidated historical financial statements in our Annual Report on Form 10-K for the year ended December 31, 2006, incorporated herein by reference.

(e)	ITC Holdings’ initial public offering in 2005 resulted in net proceeds of $53.9 million. See the discussion of the initial public offering described in “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Annual Report on Form 10-K for the year ended December 31, 2006, which is incorporated herein by reference. Additionally, the common stock offering to raise proceeds for the acquisition of METC in 2006 resulted in a significant increase to stockholder’s equity.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL INFORMATION

The unaudited pro forma condensed consolidated financial information presented below has been developed by the application of pro forma adjustments to the historical financial statements of ITC Holdings and subsidiaries and statements of the electric transmission business of IP&L. The unaudited pro forma condensed consolidated financial information should be read in conjunction with “Selected Historical Consolidated Financial Data,” “The Transactions,” ITC Holdings and subsidiaries’ audited and unaudited historical consolidated financial statements and notes to those statements and the audited and unaudited historical statements of the electric transmission business of IP&L and notes to those statements, all included elsewhere or incorporated by reference in this prospectus supplement.

The unaudited pro forma condensed consolidated statement of financial position gives effect to the following transactions associated with the Acquisition:

•	the issue and sale by us of 5,583,250 shares of our common stock in this offering, at a price per share of $50.15, resulting in estimated net proceeds of $267.2 million after deducting underwriting discounts and commissions and estimated offering expenses;

•	the issuance of $385.0 million aggregate principal amount of Senior Notes in a concurrent private offering;

•	the issuance by ITC Midwest of $175.0 million aggregate principal amount of First Mortgage Bonds, Series A in a concurrent private offering; and

•	the Acquisition,

all as described under “The Transactions.”

The unaudited pro forma condensed consolidated statement of financial position was prepared as if the Acquisition had occurred on September 30, 2007. We have not included a pro forma statement of operations, as it does not meaningfully present the effects of the Acquisition and would not be indicative of our operations going forward due to differences in rate making, among other factors. The historical statements of revenues and direct expenses of the electric transmission business of IP&L do not include certain items, such as income taxes and the allowance for equity funds used during construction.

Because the unaudited pro forma condensed consolidated statement of financial position was prepared as if the Acquisition had occurred on September 30, 2007, the pro forma adjustments do not give effect to the following transactions:

•	the additional purchase price paid for forecasted additions to the electric transmission assets of IP&L of $9.2 million for the period from September 30, 2007 through December 20, 2007 (the date of the Acquisition) that were used to calculate the preliminary purchase price under the Asset Sale Agreement;

•	the issuance, repayment and fees associated to the $765.0 million ITC Holdings Bridge Facility, which was drawn upon to finance the Acquisition. We expect to repay the ITC Holdings bridge loan agreement using the proceeds from the issue and sale by us of common stock in this offering, the private placement of $385.0 million aggregate principal amount of Senior Notes in a concurrent offering and the private placement by ITC Midwest of $175.0 million aggregate principal amount of First Mortgage Bonds, Series A in a concurrent offering; and

•	certain assets and liabilities assumed at the consummation of the Acquisition for employee-related obligations for employees transferred from IP&L to ITC Holdings. Certain of these amounts are still being determined and will be reimbursed by IP&L and are not expected to have a material effect on the unaudited pro forma condensed consolidated statement of financial position.

The pro forma adjustments are based upon available information and assumptions that management believes are reasonable and factually supportable. We have accounted for the Acquisition using the purchase method, which requires us to estimate the fair values of assets and liabilities acquired. ITC Midwest applies the provisions of SFAS No. 71 “Accounting for the Effects of Certain Types of Regulation.” Under the rate setting and recovery provisions currently in place for ITC Midwest, for which revenues are derived from cost, the fair values of the individual assets and liabilities have been determined to approximate their carrying values. The pro forma adjustments to reflect the purchase price, the allocation of the purchase price, the fair value of assets and liabilities acquired, the amount of fees associated with the Acquisition, as well as other assumptions used in the unaudited pro forma condensed consolidated statement of financial position are based upon preliminary information currently available, which may be revised as additional information becomes available. The notes to the unaudited pro forma condensed statement of financial position provide a more detailed discussion of how such adjustments were derived and presented in the unaudited pro forma condensed consolidated statement of financial position.

The unaudited pro forma condensed consolidated statement of financial position has been compiled from historical financial statements and other information, but does not purport to represent what our consolidated financial position would have been had this offering, the issuance of senior notes in the concurrent private offering, the issuance of first mortgage bonds by ITC Midwest in a concurrent private offering or the Acquisition, as described under “The Transactions,” occurred on the dates indicated, or to project our consolidated financial performance for any future period.

Unaudited Pro Forma Condensed Consolidated Statement of Financial Position as of September 30, 2007

	ITC	Electric
	Holdings and	Transmission
	Subsidiaries	Business of IP&L	Pro Forma		Pro Forma
	(Historical)	(Historical)	Adjustments		Consolidated
	(In thousands)

Assets
Current assets:
Cash and cash equivalents	$2,362	$—	$37,206	(1)	$39,568
Restricted cash	4,776	—			4,776
Accounts receivable	42,442	—			42,442
Inventory	18,331	3,200			21,531
Deferred income taxes	15,506	—			15,506
Other	4,221	—			4,221

Total current assets	87,638	3,200	37,206		128,044
Property, plant and equipment, net	1,389,648	500,300			1,889,948
Other assets:
Goodwill	628,757	—	330,343	(2)	959,100
Intangible assets, net	56,138	—			56,138
Regulatory assets-acquisition adjustment	87,401	—			87,401
Regulatory assets-Attachment O revenue accrual	12,810	—			12,810
Other regulatory assets	26,701	—			26,701
Deferred financing fees, net	13,654	—	6,200	(3)	19,854
Other	10,525	—	(2,091	)(4)	8,434

Total other assets	835,986	—	334,452		1,170,438

Total assets	$2,313,272	$503,500	$371,658		$3,188,430

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$52,510	$3,800	$(244	)(4)	$56,066
Accrued payroll	6,029	—			6,029
Accrued interest	7,576	—			7,576
Accrued taxes	4,421	—			4,421
METC rate case accrued liability	20,000	—			20,000
Other	5,064	—			5,064

Total current liabilities	95,600	3,800	(244)		99,156
Accrued pension liability	5,161	—			5,161
Accrued postretirement liability	3,923	—			3,923
Deferred income taxes	92,683	—			92,683
Regulatory liabilities — Attachment O revenue deferral	2,879	—			2,879
Other regulatory liabilities	142,982	44,100			187,082
Asset retirement obligation	5,627	300			5,927
Other	4,603	—			4,603
Long-term debt	1,401,687	—	560,000	(5)	1,961,687
Stockholders’ equity
Common stock	530,417		267,202	(6)	797,619
Retained earnings	28,617				28,617
Accumulated other comprehensive loss	(907)				(907)

Total stockholders’ equity	558,127		267,202		825,329

Net assets		455,300	(455,300	)(2)

Total liabilities and stockholders’ equity or total liabilities and net assets	$2,313,272	$503,500	$371,658		$3,188,430

(See accompanying notes to the unaudited pro forma condensed consolidated statement of financial position.)

Notes to the Unaudited Pro Forma Condensed Consolidated Statement of Financial Position

Basis of presentation

The unaudited pro forma condensed consolidated statement of financial position included herein has been prepared, without audit, under the rules and regulations of the SEC. Some information and disclosures, normally included in consolidated statement of financial position prepared in accordance with GAAP, have been condensed or omitted under these rules and regulations. However, we believe that the disclosures are adequate to make the information presented not misleading.

The preparation of an unaudited pro forma condensed consolidated statement of financial position in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the dates of the unaudited pro forma condensed consolidated financial statements. Actual results could differ from those estimates. We have not included a pro forma statement of operations, as it does not meaningfully present the effects of the Acquisition and would not be indicative of our operations going forward due to differences in rate making, among other factors. The historical statements of revenues and direct expenses of the electric transmission business of IP&L do not include certain items, such as income taxes and the allowance for equity funds used during construction.

Transaction-related expenses

We estimate that we will incur transaction-related expenses, consisting primarily of underwriter discounts and commissions, investment banker fees, attorneys’ fees, accountants’ fees, financial printing and other related charges, of approximately $30.7 million in connection with the Acquisition, excluding $1.7 million of fees associated with the ITC Holdings Bridge Facility. This estimate is preliminary and is therefore subject to change. The costs incurred in connection with this offering of shares of our common stock will be shown as a reduction to stockholders’ equity. The costs incurred in connection with the Acquisition are added to the purchase price of the Acquisition. The costs incurred in connection with our concurrent issuance of senior notes and ITC Midwest’s concurrent issuance of first mortgage bonds will be recorded as debt issuance costs and amortized to interest expense over the term of the notes.

Pro forma adjustments

The following sets forth the adjustments contained in the unaudited pro forma condensed consolidated statement of financial position:

(1) The pro forma adjustment gives effect to cash sources and uses from this offering, the concurrent issuance of our senior notes, the concurrent issuance of first mortgage bonds by ITC Midwest and the Acquisition as described under “The Transactions.”

(In thousands)

Cash sources:
Proceeds from this offering of shares of our common stock net of underwriter discounts and commissions	$268,102
Proceeds from the concurrent issuance of $385.0 million aggregate principal amount of our Senior Notes	385,000
Proceeds from the concurrent issuance by ITC Midwest of $175.0 million aggregate principal amount of First Mortgage Bonds, Series A	175,000

Total cash sources	$828,102

Cash uses:
Cash outlay for the purchase price of the electric transmission assets of IP&L	$(773,893)
Remaining cash outlay for direct Acquisition fees	(9,903)
Cash outlay for other fees associated with this offering	(900)
Cash outlay for debt issuance fees for the concurrent private offering of $385.0 million aggregate principal amount of our senior notes	(3,500)
Cash outlay for debt issuance fees for the concurrent private offering of $175.0 million aggregate principal amount of first mortgage bonds by ITC Midwest	(2,700)

Total cash uses	$(790,896)

Total pro forma adjustment to cash, net as of September 30, 2007	$37,206

(2) The pro forma adjustments give effect to the application of the purchase method of accounting as of September 30, 2007 where assets and liabilities acquired have been adjusted to their estimated fair values and the aggregate purchase price has been allocated. ITC Midwest applies the provisions of SFAS No. 71 “Accounting for the Effects of Certain Types of Regulation.” Under the rate setting and recovery provisions currently in place for ITC Midwest, for which revenues are derived from cost, the fair values of the individual assets and liabilities have been determined to approximate their carrying values. The purchase price is subject to several adjustments both upward and downward depending on the amount of property, plant and equipment in service, construction work in progress and other assets or liabilities actually transferred to ITC Midwest by IP&L. The purchase price calculated in this pro forma adjustment is based on the electric transmission assets of IP&L that would have been transferred to ITC Midwest had the Acquisition occurred as of September 30, 2007. Therefore, the purchase price calculated in this pro forma adjustment does not include the additional purchase price paid for forecasted additions to the electric transmission assets of IP&L of $9.2 million for the period from September 30, 2007 through December 20, 2007 (the date of the Acquisition) that were used to calculate the preliminary purchase price under the Asset Sale Agreement. The final allocation of the purchase price may differ significantly from the pro forma amount included herein.

(In thousands)

Cash outlay for the purchase price of the electric transmission assets of IP&L	$773,893
Direct Acquisition fees	11,750

Aggregate purchase price	785,643
Less: historical net book value of the electric transmission assets of IP&L and the total pro forma adjustment to net assets as of September 30, 2007	(455,300)

Excess of purchase price over net book value of net assets acquired and total pro forma adjustment to goodwill as of September 30, 2007	$330,343

(3) The pro forma adjustment gives effect to the deferred costs and fees incurred in connection with the concurrent private offering of $385.0 million aggregate principal amount of our senior notes and the concurrent private offering of $175.0 million aggregate principal amount of First Mortgage Bonds, Series A by ITC Midwest.

(In thousands)

Debt issuance fees for the concurrent private offering of $385.0 million aggregate principal amount of our Senior Notes	$3,500
Debt issuance fees for the concurrent private offering of $175.0 million aggregate principal amount of First Mortgage Bonds, Series A by ITC Midwest	2,700

Total pro forma adjustment to debt issuance costs as of September 30, 2007	$6,200

(4) The pro forma adjustments give effect to the reclassification of direct Acquisition fees incurred and recorded in other assets as of September 30, 2007 to goodwill and the effect of the cash settlement of the unpaid portion of these direct Acquisition fees recorded in accounts payable as of September 30, 2007.

(In thousands)

Direct Acquisition costs incurred through September 30, 2007	$(2,091)

Total pro forma adjustment to other assets as of September 30, 2007	$(2,091)

Direct Acquisition costs incurred but not paid as of September 30, 2007	$(244)

Total pro forma adjustment to accounts payable as of September 30, 2007	$(244)

(5) The pro forma adjustment gives effect to the concurrent private offering of $385.0 million aggregate principal amount of our Senior Notes and the concurrent private offering of $175.0 million aggregate principal amount of First Mortgage Bonds, Series A by ITC Midwest.

(In thousands)

Issuance of $385.0 million aggregate principal amount of our senior notes	$385,000
Issuance of $175.0 million aggregate principal amount of First Mortgage Bonds, Series A by ITC Midwest	175,000

Total pro forma adjustment to long-term debt as of September 30, 2007	$560,000

(6) The pro forma adjustment gives effect to the issue and sale by us of shares of our common stock in this offering, resulting in net proceeds of $267.2 million after deducting underwriting discounts and commissions and estimated offering expenses.

(In thousands)

Public offering price	$280,000
Less: underwriter discounts and commissions	11,898

Proceeds from the offering, net of underwriter discounts and commissions	268,102

Less: other offering fees	900

Total pro forma adjustment to common stock, net as of September 30, 2007	$267,202

UNDERWRITING

Lehman Brothers Inc. (“Lehman Brothers”) and Credit Suisse Securities (USA) LLC (“Credit Suisse”) are acting as the representatives of the underwriters named below and as the joint book-running managers of this offering. Under the terms of an underwriting agreement, which we will file as an exhibit to our current report on Form 8-K and incorporate by reference in this prospectus supplement and the accompanying prospectus, each of the underwriters named below has severally agreed to purchase from us the respective number of shares of common stock shown opposite its name below:

Underwriters	Number of Shares

Lehman Brothers Inc.	2,233,300
Credit Suisse Securities (USA) LLC	1,954,138
J.P. Morgan Securities Inc.	558,325
Wachovia Capital Markets, LLC	558,325
Morgan Stanley & Co. Incorporated	279,162

Total	5,583,250

The underwriting agreement provides that the underwriters’ obligation to purchase our shares of common stock depends on the satisfaction of the conditions contained in the underwriting agreement, including:

•	the obligation to purchase all of the shares of common stock (other than those shares of common stock covered by the underwriters’ option to purchase additional shares as described below), if any of the shares are purchased;

•	the representations and warranties made by us to the underwriters are true;

•	there is no material change in our business or the financial markets; and

•	we deliver customary closing documents to the underwriters.

Commissions and Expenses

The following table summarizes the underwriting discounts and commissions we will pay to the underwriters. These amounts are shown assuming both no exercise and full exercise of the underwriters’ option to purchase additional shares of common stock. The underwriting fee is the difference between the initial price to the public and the amount the underwriters pay to us for the shares of common stock.

	No Exercise	Full Exercise

Per share	$2.131	$2.131
Total	$11,897,906	$13,682,591

The representatives of the underwriters have advised us that the underwriters propose to offer the shares of common stock directly to the public at the public offering price presented on the cover of this prospectus supplement and to selected dealers, which may include the underwriters, at such offering price less a selling concession not in excess of $1.279 per share. After the offering, the representatives may change the offering price and other selling terms.

The expenses of the offering that are payable by us are estimated to be $0.9 million (exclusive of underwriting discounts and commissions).

Option to Purchase Additional Shares

We have granted the underwriters an option exercisable for 30 days after the date of this prospectus supplement, to purchase, from time to time, in whole or in part, up to an aggregate of 837,487 shares at the public offering price per share, less underwriting discounts and commissions. To the extent that this option is exercised, each underwriter will be obligated, subject to certain conditions, to purchase its pro rata portion of these additional shares based on the underwriters’ percentage underwriting commitment in the offering as indicated in the table at the beginning of this Underwriting section.

Lock-Up Agreements

We have agreed that, without the written consent of Lehman Brothers, we will not directly or indirectly, (1) offer for sale, sell, pledge, or otherwise dispose of (or enter into any transaction or device that is designed to, or could be expected to, result in the disposition by any person at any time in the future of) any shares of common stock (including, without limitation, shares of common stock that may be deemed to be beneficially owned by the undersigned in accordance with the rules and regulations of the SEC and shares of common stock that may be issued upon exercise of any options or warrants) or securities convertible into or exchangeable for shares of common stock (other than the stock and shares or options issued pursuant to employee benefit plans, employee stock incentive plans, employee purchase plans or other employee compensation plans existing on the date hereof, including the Amended and Restated 2003 Stock Purchase and Option Plan for Key Employees of the Company and its Subsidiaries (the “Incentive Plan”), the 2006 Long Term Incentive Plan (the “LTIP”) and the Employee Stock Purchase Plan (the “ESPP”)), or sell or grant options, rights, warrants or stock pursuant to such plans with respect to any shares of common stock or securities convertible into or exchangeable for common stock (other than the grant of options pursuant to employee compensation plans existing on the date hereof, including the Incentive Plan or LTIP), (2) enter into any swap or other derivatives transaction that transfers to another, in whole or in part, any of the economic consequences of ownership of the shares of common stock whether any such transaction described in clauses (1) or (2) above is to be settled by delivery of common stock or other securities, in cash or otherwise, (3) file or cause to be filed a registration statement with respect to any shares of common stock or securities convertible, exercisable or exchangeable into common stock or any other securities of the Company or (4) publicly disclose the intention to do any of the foregoing, in each case without the prior written consent of Lehman Brothers, for a period of 90 days after the date of this prospectus supplement.

We and the underwriters have agreed that the restrictions set forth in the preceding paragraph shall not apply to: (i) the issuance of shares of our capital stock in this offering, (ii) the issuance of shares of our capital stock or securities convertible into or exercisable or exchangeable for such capital stock as payment of any part of the purchase price for any acquisition of a business or assets by us other than the Acquisition, provided that (1) the aggregate number of all such shares or securities issued pursuant to any such acquisitions within the 90-day period following the date of this prospectus supplement does not exceed 10% of the number of shares of our common stock that will be outstanding after giving effect to this offering and (2) the recipient of any such shares or securities agrees to execute a similar lock-up agreement, (iii) filing with the SEC of any registration statements on Form S-4 (or any successor form) solely with respect to the issuance of shares of our common stock in connection with acquisitions as described in the preceding sentence or on Form S-8 (or any successor form) with respect to the Incentive Plan, LTIP or ESPP and (iv) grants of shares of common stock or options with respect to shares of common stock to employees or former employees of us, ITCTransmission, METC, MTH or ITC Midwest.

Our directors and executive officers have similarly agreed that, without the prior written consent of Lehman Brothers, they will not, directly or indirectly, (1) offer for sale, sell, pledge, or otherwise dispose of (or enter into any transaction or device that is designed to, or could be expected to, result in the disposition by any person at any time in the future of) any shares of common stock (including, without limitation, shares of common stock that may be deemed to be beneficially owned by them in accordance with the rules and regulations of the SEC and shares of common stock that may be issued upon exercise of any option or warrant) or securities convertible into or exchangeable for common stock (other than the shares in this offering), or (2) enter into any swap or other derivatives transaction that transfers to another, in whole or in part, any of the economic benefits or risks of ownership of shares of common stock, whether any such transaction described in clause (1) or (2) above is to be settled by delivery of common stock or other securities, in cash or otherwise, for a period commencing on the date hereof and ending on the 90th day after the date of this prospectus supplement, provided, however that, after the 30th day of such 90-day period, Mr. Joseph L. Welch and Ms. Linda H. Blair may, without the written consent of Lehman Brothers, engage in any transactions described in clauses (1) and (2) above with respect to shares of common stock in amounts up to 40,000 and 15,000 shares, respectively.

The foregoing restrictions shall not apply to (i) bona fide gifts or other dispositions of shares of any class of our capital stock that do not involve a disposition for value, in each case that are made exclusively between and among the directors and executive officers who are bound by these lock-up provisions or members of such directors’ or executive officers’ family, or any trust, partnership, or limited liability company that is established and maintained, as the date of such disposition, for the sole benefit of one or more members of the immediate family of such directors or executive officers or (ii) transfers of shares of our capital stock upon the death of the directors and executive officers who are bound by these lock-up provisions prior to the expiration of the 90-day period following the date of this prospectus supplement as a result of probate or intestate succession laws; provided that it shall be a condition to any such disposition that (A) the transferee/donee agrees to be bound by the same terms of this lock-up agreement, to the same extent as if the transferee/donee were a party hereto, except that the transferee/donee shall not be entitled to the exceptions in this sentence to the restrictions in the preceding sentence, (B) no filing by any party (donor, donee, transferor or transferee) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), shall be required or shall be voluntarily made in connection with such transfer or distribution (other than a filing on a Form 5, Schedule 13D or Schedule 13G (or 13D-A or 13G-A) made after the expiration of the 90-day period following the date of this prospectus supplement), (C) each party (donor, donee, transferor or transferee) shall not be required by law (including without limitation the disclosure requirements of the Securities Act and the Exchange Act) to make, and shall agree to not voluntarily make, any public announcement of the transfer or disposition and (D) the undersigned notifies Lehman Brothers’ equity capital markets group at least two business days prior to the proposed disposition.

Lehman Brothers, in its sole discretion, may release the shares of common stock and other securities subject to the lock-up agreements described above in whole or in part at any time with or without notice. When determining whether or not to release the shares of common stock and other securities from lock-up agreements, Lehman Brothers will consider, among other factors, the holder’s reasons for requesting the release, the number of shares of common stock and other securities for which the release is being requested and market conditions at the time.

Indemnification

We have agreed to indemnify the underwriters against certain liabilities relating to the offering, including liabilities under the Securities Act, or to contribute to payments that the underwriters may be required to make for these liabilities.

Stabilization, Short Positions and Penalty Bids

The underwriters may engage in stabilizing transactions, short sales and purchases to cover positions created by short sales, and penalty bids or purchases for the purpose of pegging, fixing or maintaining the price of the shares of our common stock, in accordance with Regulation M under the Exchange Act.

•	Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum.

•	A short position involves a sale by the underwriters of ordinary shares in excess of the number of shares of our common stock the underwriters are obligated to purchase in the offering, which creates the syndicate short position. This short position may be either a covered short position or a naked short position. In a covered short position, the number of shares involved in the sales made by the underwriters in excess of the number of shares they are obligated to purchase is not greater than the number of shares that they may purchase by exercising their option to purchase additional shares. In a naked short position, the number of shares involved is greater than the number of shares in their option to purchase additional shares. The underwriters may close out any short position by either exercising their option to purchase additional shares and/or purchasing shares in the open market. In determining the source of shares to close out the short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through their option to purchase additional shares. A naked short position is more likely to be created if the underwriters are concerned that there could be downward pressure on the price of the shares in the open market after pricing that could adversely affect investors who purchase in the offering.

•	Syndicate covering transactions involve purchases of the shares of our common stock in the open market after the distribution has been completed in order to cover syndicate short positions.

•	Penalty bids permit the representatives to reclaim a selling concession from a syndicate member when the shares of our common stock originally sold by the syndicate member are purchased in a stabilizing or syndicate covering transaction to cover syndicate short positions.

These stabilizing transactions, syndicate covering transactions and penalty bids may have the effect of raising or maintaining the market price of our ordinary shares or preventing or retarding a decline in the market price of the shares of our common stock. As a result, the price of the ordinary shares may be higher than the price that might otherwise exist in the open market. These transactions may be effected on the NYSE or otherwise and, if commenced, may be discontinued at any time.

Neither we nor any of the underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the shares of our common stock. In addition, neither we nor any of the underwriters make representation that the representatives will engage in these stabilizing transactions or that any transaction, once commenced, will not be discontinued without notice.

On January 17, 2008, one of the underwriters purchased, on behalf of the syndicate, an aggregate of 87,900 shares of the Company’s common stock at an average price of $50.2069 per share in stabilizing transactions.

Electronic Distribution

A prospectus in electronic format may be made available on the Internet sites or through other online services maintained by one or more of the underwriters and/or selling group members participating in this offering, or by their affiliates. In those cases, prospective investors may view offering terms online and, depending upon the particular underwriter or selling group member, prospective investors may be allowed to place orders online. The underwriters may agree with us to allocate a specific number of shares for sale to online brokerage account holders. Any such allocation for online distributions will be made by the representatives on the same basis as other allocations.

Other than the prospectus in electronic format, the information on any underwriters’ or selling group member’s web site and any information contained in any other web site maintained by an underwriter or selling group member is not part of the prospectus or the registration statement of which this prospectus forms a part, has not been approved and/or endorsed by us or any underwriter or selling group member in its capacity as underwriter or selling group member and should not be relied upon by investors.

Stamp Taxes

If you purchase shares of common stock offered in this prospectus, you may be required to pay stamp taxes and other charges under the laws and practices of the country of purchase, in addition to the offering price listed on the cover page of this prospectus.

Relationships

The underwriters have performed and may in the future perform investment banking and advisory services for us from time to time for which they have received or may in the future receive customary fees and expenses.

Affiliates of each of Lehman Brothers, Credit Suisse, J.P. Morgan Securities Inc. and Morgan Stanley & Co. Incorporated were part of the syndicate of lenders that made available to us the ITC Holdings Bridge Facility, pursuant to which we funded the Acquisition. Lehman Brothers was the sole lead arranger and book manager under the ITC Holdings Bridge Facility. We paid affiliates of each of Lehman Brothers, Credit Suisse, J.P. Morgan Securities Inc. and Morgan Stanley & Co. Incorporated certain fees in connection with the ITC Holdings Bridge Facility. Moreover, we have also agreed to indemnify Lehman Brothers and Credit Suisse, the other lenders and their respective affiliates and representatives against certain liabilities. In addition, an affiliate of Lehman Brothers acted as our financial advisor in connection with the Acquisition. The net proceeds from this offering will be used to repay the ITC Holdings Bridge Facility. Because Lehman Brothers, Credit Suisse, J.P. Morgan Securities and Morgan Stanley & Co. Incorporated or their affiliates will receive more than 10% of the net proceeds from this offering, not including underwriter compensation, this offering is being conducted in accordance with Conduct Rule 2710(h) of the Financial Industry Regulatory Authority. Pursuant to that rule, a qualified independent underwriter is not necessary in connection with this offering because a “bona fide independent market” exists in our common stock.

In September 2007, J.P. Morgan Securities Inc. acted as lead arranger in connection with a sale of our senior notes. Credit Suisse was the underwriter of our common stock offering by the selling shareholder in February 2007. In October 2006, Lehman Brothers, Credit Suisse and J.P. Morgan Securities Inc. were initial purchasers of our senior notes, and Lehman Brothers and Credit Suisse were underwriters of our and the selling shareholder’s common stock offering. Both Lehman Brothers and Credit Suisse acted as financial advisors to us in connection with our acquisition of METC in October 2006. In March 2006, Credit Suisse was the initial purchaser of ITCTransmission’s Series C Mortgage Bonds. In July 2005, Lehman Brothers, Credit Suisse and Morgan Stanley & Co. Incorporated acted as underwriters of our initial public offering. In July 2003, Credit Suisse was the initial purchaser of our senior notes and ITCTransmission’s Series A Mortgage Bonds. Credit Suisse also acted as financial advisor to DTE Energy in connection with our acquisition of Predecessor ITCTransmission in February 2003.

Foreign Selling Restrictions

United Kingdom

This document is only being distributed to and is only directed at (i) persons who are outside the United Kingdom or (ii) to investment professionals falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (the “Order”) or (iii) high net worth entities, and other persons to whom it may lawfully be communicated, falling within Article 49(2)(a) to (e) of the Order (all such persons together being referred to as “relevant persons”). The shares of common stock are only available to, and any invitation, offer or agreement to subscribe, purchase or otherwise acquire such common stock will be engaged in only with, relevant persons. Any person who is not a relevant person should not act or rely on this document or any of its contents.

Each of the underwriters has represented and agreed that:

(a) it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act 2000 or FSMA) received by it in connection with the issue or sale of the shares in circumstances in which Section 21(1) of the FSMA does not apply to us, and

(b) it has complied with, and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the shares in, from or otherwise involving the United Kingdom.

European Economic Area

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a “Relevant Member State”) each underwriter represents and warrants that it has not made and will not make an offer to the public of any shares which are the subject of the offering contemplated by this prospectus supplement (the “Shares”) in that Relevant Member State, except that it may make an offer to the public in that Relevant Member State of any Shares at any time under the following exemptions under the Prospectus Directive, if they have been implemented in that Relevant Member State:

(a) to legal entities which are authorised or regulated to operate in the financial markets or, if not so authorised or regulated, whose corporate purpose is solely to invest in securities;

(b) to any legal entity which has two or more of (1) an average of at least 250 employees during the last financial year; (2) a total balance sheet of more than €43,000,000 and (3) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts;

(c) to fewer than 100 natural or legal persons (other than qualified investors as defined in the Prospectus Directive) subject to obtaining the prior consent of the representatives for any such offer; or

(d) in any other circumstances falling within Article 3(2) of the Prospectus Directive,

provided that no such offer of Shares shall result in a requirement for the publication by the Company or any underwriter of a prospectus pursuant to Article 3 of the Prospectus Directive.

For the purposes of this provision, the expression an “offer to the public” in relation to any Shares in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and any Shares to be offered so as to enable an investor to decide to purchase any Shares, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State and the expression “Prospectus Directive” means Directive 2003/71/EC and includes any relevant implementing measure in each Relevant Member State.

CERTAIN UNITED STATES FEDERAL INCOME AND ESTATE TAX
CONSEQUENCES TO NON-U.S. HOLDERS

The following is a summary of certain United States federal income and estate tax consequences of the purchase, ownership and disposition of our common stock as of the date hereof. Except where noted, this summary deals only with common stock that is held as a capital asset by a non-U.S. holder.

A “non-U.S. holder” means a person (other than a partnership) that is not for United States federal income tax purposes any of the following:

•	an individual citizen or resident of the United States;

•	a corporation (or any other entity treated as a corporation for United States federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•	an estate the income of which is subject to United States federal income taxation regardless of its source; or

•	a trust if it (1) is subject to the primary supervision of a court within the United States and one or more United States persons have the authority to control all substantial decisions of the trust or (2) has a valid election in effect under applicable United States Treasury regulations to be treated as a United States person.

This summary is based upon provisions of the Internal Revenue Code of 1986, as amended (the “Code”) and regulations, rulings and judicial decisions as of the date hereof. Those authorities may be changed, perhaps retroactively, so as to result in United States federal income and estate tax consequences different from those summarized below. This summary does not address all aspects of United States federal income and estate taxes and does not deal with foreign, state, local or other tax considerations that may be relevant to non-U.S. holders in light of their personal circumstances. In addition, it does not represent a detailed description of the United States federal income and estate tax consequences applicable to you if you are subject to special treatment under the United States federal income tax laws (including if you are a United States expatriate, “controlled foreign corporation,” “passive foreign investment company” or a partnership or other pass-through entity for United States federal income tax purposes). We cannot assure you that a change in law will not alter significantly the tax considerations that we describe in this summary.

If a partnership holds our common stock, the tax treatment of a partner will generally depend upon the status of the partner and the activities of the partnership. If you are a partner of a partnership holding our common stock, you should consult your tax advisors.

If you are considering the purchase of our common stock, you should consult your own tax advisors concerning the particular United States federal income and estate tax consequences to you of the ownership of the common stock, as well as the consequences to you arising under the laws of any other taxing jurisdiction.

Dividends

Dividends paid to a non-U.S. holder of our common stock generally will be subject to withholding of United States federal income tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty. However, dividends that are effectively connected with the conduct of a trade or business by the non-U.S. holder within the United States (and, if required by an applicable income tax treaty, are attributable to a United States permanent establishment) are not subject to the withholding tax, provided certain certification and disclosure requirements are satisfied. Instead, such dividends are subject to United States federal income tax on a net income basis in the same manner as if the non-U.S. holder were a United States person as defined under the Code. Any such effectively connected dividends received by a foreign corporation may be subject to an additional “branch profits tax” at a 30% rate or such lower rate as may be specified by an applicable income tax treaty.

A non-U.S. holder of our common stock who wishes to claim the benefit of an applicable treaty rate and avoid backup withholding, as discussed below, for dividends will be required (a) to complete Internal Revenue Service Form W-8BEN (or other applicable form) and certify under penalty of perjury that such holder is not a United States person as defined under the Code and is eligible for treaty benefits or (b) if our common stock is held through certain foreign intermediaries, to satisfy the relevant certification requirements of applicable United States Treasury regulations. Special certification and other requirements apply to certain non-U.S. holders that are pass-through entities rather than corporations or individuals.

A non-U.S. holder of our common stock eligible for a reduced rate of United States withholding tax pursuant to an income tax treaty may obtain a refund of any excess amounts withheld by filing an appropriate claim for refund with the Internal Revenue Service.

Gain on Disposition of Common Stock

Any gain realized on the disposition of our common stock generally will not be subject to United States federal income tax unless:

•	the gain is effectively connected with a trade or business of the non-U.S. holder in the United States (and, if required by an applicable income tax treaty, is attributable to a United States permanent establishment of the non-U.S. holder);

•	the non-U.S. holder is an individual who is present in the United States for 183 days or more in the taxable year of that disposition, and certain other conditions are met; or

•	we are or have been a “United States real property holding corporation” for United States federal income tax purposes.

An individual non-U.S. holder described in the first bullet point immediately above will be subject to tax on the net gain derived from the sale under regular graduated United States federal income tax rates. An individual non-U.S. holder described in the second bullet point immediately above will be subject to a flat 30% tax on the gain derived from the sale, which may be offset by United States source capital losses, even though the individual is not considered a resident of the United States. If a non-U.S. holder that is a foreign corporation falls under the first bullet point immediately above, it will be subject to tax on its net gain in the same manner as if it were a United States person as defined under the Code and, in addition, may be subject to the branch profits tax equal to 30% of its effectively connected earnings and profits or at such lower rate as may be specified by an applicable income tax treaty.

We believe we are not and do not anticipate becoming a “United States real property holding corporation” for United States federal income tax purposes although no assurance can be given in this regard as the determination of whether we are a “United States real property holding corporation” is fact-specific and depends on the composition of our assets. If, contrary to our belief, we are or become a “United States real property holding corporation,” so long as our common stock continues to be regularly traded on an established securities market (such as the NYSE), only a non-U.S. holder who holds or held (at any time during the shorter of the five year period preceding the date of disposition or the holder’s holding period) more than 5% of our common stock will be subject to United States federal income tax on the disposition of our common stock.

Federal Estate Tax

Common stock held by an individual non-U.S. holder at the time of death will be included in such holder’s gross estate for United States federal estate tax purposes, unless an applicable estate tax treaty provides otherwise.

Information Reporting and Backup Withholding

We must report annually to the Internal Revenue Service and to each non-U.S. holder the amount of dividends paid to such holder and the tax withheld with respect to such dividends, regardless of whether withholding was required. Copies of the information returns reporting such dividends and withholding may also be made available to the tax authorities in the country in which the non-U.S. holder resides under the provisions of an applicable income tax treaty.

A non-U.S. holder will be subject to backup withholding for dividends paid to such holder unless such holder certifies under penalty of perjury that it is a non-U.S. holder (and the payor does not have actual knowledge or reason to know that such holder is a United States person as defined under the Code), or such holder otherwise establishes an exemption.

Information reporting and, depending on the circumstances, backup withholding will apply to the proceeds of a sale of our common stock within the United States or conducted through certain United States-related financial intermediaries, unless the beneficial owner certifies under penalty of perjury that it is a non-U.S. holder (and the payor does not have actual knowledge or reason to know that the beneficial owner is a United States person as defined under the Code), or such owner otherwise establishes an exemption.

Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against a non-U.S. holder’s United States federal income tax liability provided the required information is furnished to the Internal Revenue Service.

EXPERTS

The consolidated financial statements, the related financial statement schedules, and management’s report on the effectiveness of internal control over financial reporting incorporated in this Prospectus Supplement by reference from the Company’s Annual Report on Form 10-K for the year ended December 31, 2006 have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference, which reports (1) express an unqualified opinion on the consolidated financial statements and financial statement schedule and includes an explanatory paragraph referring to the adoption of Financial Accounting Standards Board Statement No. 158, Employer’s Accounting for Defined Benefit Pension and Other Postretirement Benefits, (2) express an unqualified opinion on management’s assessment regarding the effectiveness of internal control over financial reporting, and (3) express an unqualified opinion on the effectiveness of internal control over financial reporting, and have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

INDEPENDENT AUDITORS

The statements of assets acquired and liabilities assumed of the Electric Transmission Business (the “Business”) of IP&L as of December 31, 2006 and 2005 and the statements of revenues and direct expenses of the Business for each of the three years in the period ended December 31, 2006 (collectively, the “statements”), incorporated by reference in this Prospectus Supplement have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report incorporated by reference herein, which report expresses an unqualified opinion on the statements and includes an explanatory paragraph referring to the basis of presentation of the statements, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

VALIDITY OF THE SHARES

Dykema Gossett PLLC will pass upon the validity of the common stock and as to certain matters of Michigan law. Certain legal matters will be passed upon for us by Simpson Thacher & Bartlett LLP, New York, New York. Certain legal matters will be passed upon for the underwriters by Milbank, Tweed, Hadley & McCloy LLP, New York, New York. In addition, Stuntz, Davis & Staffier, P.C., Washington, D.C. is advising us on matters relating to the FERC. Milbank, Tweed, Hadley & McCloy LLP has from time to time acted as counsel for ITC Holdings in certain matters. Mr. Richard D. McLellan, a director of the Company and an owner of less than 1% of the outstanding common stock of the Company, was, until his retirement in April 2007, a partner at Dykema Gossett PLLC.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to “incorporate by reference” the information contained in documents that we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus supplement. Information in this prospectus supplement supersedes information incorporated by reference that we filed with the SEC prior to the date of this prospectus supplement, while information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents (other than any portion of such document that is furnished rather than filed) listed below and any future filings we will make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, after the date of this prospectus supplement until the registration statement, of which this prospectus supplement is a part, has been terminated:

•	our Annual Report on Form 10-K for the year ended December 31, 2006;

•	our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2007, June 30, 2007 and September 30, 2007;

•	our Current Reports on Form 8-K filed on January 19, 2007, January 23, 2007, January 24, 2007, February 1, 2007, February 8, 2007, March 8, 2007, April 4, 2007, May 7, 2007, May 17, 2007, May 18, 2007, June 14, 2007, June 22, 2007, July 16, 2007, August 2, 2007, August 16, 2007, August 21, 2007, August 31, 2007, November 1, 2007, November 16, 2007, November 29, 2007, December 21, 2007, January 8, 2008 and January 17, 2008;

•	our Current Reports on Form 8-K/A filed on February 1, 2007, February 2, 2007 and January 14, 2008; and

•	the description of our common stock contained in our registration statement on Form 8-A (File No. 001-32576) filed on July 20, 2005.

We will provide to each person, including a beneficial owner, to whom a prospectus supplement is delivered a copy of any or all of the information that has been incorporated by reference in this prospectus supplement. You may request a copy of these filings at no cost, by writing or calling us at:

ITC Holdings Corp.
39500 Orchard Hill Place
Suite 200
Novi, Michigan 48375
Attention: General Counsel
Tel: (248) 374-7045

You should read the information relating to us in this prospectus supplement and the accompanying prospectus together with the information in the documents incorporated by reference. Nothing contained herein shall be deemed to incorporate information furnished to, but not filed with, the SEC.

PROSPECTUS

Common Stock

We or a selling stockholder may offer and sell shares of our common stock from time to time in amounts, at prices and on terms that will be determined at the time of any such offering. Each time our common stock is offered, we will provide a prospectus supplement and attach it to this prospectus. The prospectus supplement may also add, update or change the information contained in this prospectus. This prospectus may not be used to offer or sell securities without a prospectus supplement describing the method and terms of the offering.

You should carefully read this prospectus and the accompanying prospectus supplement, together with the documents we incorporate by reference, before you invest in our common stock.

Our common stock is listed on the New York Stock Exchange under the symbol “ITC.”

Investing in our common stock involves risks. You should consider the risk factors described in this prospectus, any accompanying prospectus supplement and in the documents we incorporate by reference. See “Risk Factors” beginning on page 10.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

January 17, 2007

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement on Form S-3 that we filed with the Securities and Exchange Commission, or the “Commission,” using a “shelf” registration process. Under this shelf registration process, we and/or a selling stockholder or selling stockholders may offer and sell from time to time common stock in one or more offerings or resales. Each time shares of common stock are offered, we will provide a supplement to this prospectus that contains specific information about the offering and attach it to this prospectus. The prospectus supplement will contain more specific information about the offering, including the names of any selling stockholders, if applicable. The prospectus supplement may also add, update or change information contained in this prospectus. You should read this prospectus and any applicable prospectus supplement together with the additional information described under the heading “Where You Can Find Additional Information.”

You should rely only on the information contained or incorporated by reference in this prospectus and the accompanying prospectus supplement or any free writing prospectus prepared by us. Neither we nor any selling stockholder has authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. Neither we nor any selling stockholder is making an offer of shares of our common stock in any state where the offer is not permitted.

Neither the delivery of this prospectus nor any sale made under it implies that there has been no change in our affairs or that the information in this prospectus is correct as of any date after the date of this prospectus. You should not assume that the information in this prospectus, including any information incorporated in this prospectus by reference, the accompanying prospectus supplement or any free writing prospectus prepared by us, is accurate as of any date other than the date on the front of those documents. Our business, financial condition, results of operations and prospects may have changed since that date.

Unless otherwise noted or the context requires, all references in this prospectus to:

•	“ITC Holdings” are references to ITC Holdings Corp. and not any of its subsidiaries;

•	“ITCTransmission” are references to International Transmission Company, a wholly-owned subsidiary of ITC Holdings;

•	“METC” are references to Michigan Electric Transmission Company, LLC, a wholly-owned subsidiary of MTH;

•	“MTH” are references to Michigan Transco Holdings, Limited Partnership, the owner of all of the membership interests of METC and an indirect, wholly-owned subsidiary of ITC Holdings;

•	“We,” “our” and “us” are references to ITC Holdings together with all of its subsidiaries;

•	the “FERC” are references to the Federal Energy Regulatory Commission;

•	“kW” are references to kilowatts (one kilowatt equaling 1,000 watts); and

•	the “IT Holdings Partnership” are references to International Transmission Holdings Limited Partnership, a Michigan limited partnership.

i

OUR COMPANY

Overview

Through our operating subsidiaries, ITCTransmission and METC, we are the only publicly traded company engaged exclusively in the transmission of electricity in the United States. We are also the largest independent electric transmission company and the tenth largest electric transmission company in the country based on transmission load served. Our business strategy is to operate, maintain and invest in our transmission infrastructure in order to enhance system integrity and reliability and to reduce transmission constraints. By pursuing this strategy, we seek to reduce the overall cost of delivered energy for end-use consumers by providing them with access to electricity from the lowest cost electricity generation sources. ITCTransmission and METC operate contiguous, fully-regulated, high-voltage systems that transmit electricity to local electricity distribution facilities from generating stations throughout Michigan and surrounding areas. The local distribution facilities connected to our systems serve an area comprising substantially all of the lower peninsula of Michigan, which had a population of approximately 9.8 million people at December 31, 2005.

As transmission utilities with rates regulated by the FERC, our subsidiaries earn revenues through fees charged for the use of their electricity transmission systems by our customers, which include investor-owned utilities, municipalities, co-operatives, power marketers and alternative energy suppliers. As independent transmission companies, our subsidiaries are subject to rate regulation only by the FERC. The rates charged by our subsidiaries are established using a formulaic cost-of-service model and re-calculated annually, allowing for the recovery of actual expenses and income taxes and a return of and on invested capital.

Our Operations

Our operations are conducted through ITCTransmission and METC. We have no ownership of or financial interest in electricity generation or distribution assets, allowing us to focus exclusively on the transmission of electricity and investment in transmission infrastructure. Our primary operating responsibilities include maintaining, improving and expanding our transmission systems to meet our customers’ ongoing needs, scheduling outages on transmission system elements to allow for maintenance and construction, balancing electricity generation and demand, maintaining appropriate system voltages and monitoring flows over transmission lines and other facilities to ensure physical limits are not exceeded.

Our operating subsidiaries’ assets include over 8,000 circuit miles of high-voltage lines, 236 stations and substations, approximately 61,000 transmission towers and poles and 14 external interconnections, which connect our transmission lines to generation resources, distribution facilities and neighboring transmission systems. There are also nine interconnections between ITCTransmission and METC. The rate base of our operating subsidiaries, which is comprised primarily of transmission property, plant and equipment, was in excess of $1.0 billion as of December 31, 2005.

We are committed to investing capital in our transmission systems to improve reliability and lower the delivered cost of energy to end-use consumers. By prudently investing capital in our transmission systems, we believe we will enhance our earnings growth as we continue to earn a regulated return on our expanding rate base.

Substantially all of our revenues are derived from providing transmission service. Our principal customers are The Detroit Edison Company, or Detroit Edison, a wholly-owned subsidiary of DTE Energy Company, and Consumers Energy Company, or Consumers Energy, a wholly-owned subsidiary of CMS Energy Corporation.

Regulation and Ratemaking

Our utility subsidiaries operate in two different rate zones in each of which a different transmission service rate is charged. The rates of our utility subsidiaries are determined using a FERC-approved formulaic rate setting mechanism known as Attachment O. Attachment O is a rate template used by members of the Midwest Independent Transmission System Operator, Inc., or MISO, that is completed with financial and load information to calculate a transmission rate. Under Attachment O, our subsidiaries’ rates adjust annually to account for year-to-year changes in network load, expenses and a return of and on invested capital, among other items. These annual adjustments occur under Attachment O without the need to file a rate case at the FERC.

ITCTransmission’s FERC-approved rate allows it to earn a return of 13.88% on the actual equity portion of its capital structure in calculating rates. ITCTransmission’s network transmission rate of $2.099 per kW/month, which became effective beginning on January 1, 2007, is based on ITCTransmission’s implementation of a forward-looking Attachment O as described below, which consists of forecasted information for the upcoming year.

On July 14, 2006, the FERC authorized ITCTransmission to modify the implementation of its Attachment O formula rate so that, beginning January 1, 2007, ITCTransmission began to recover expenses and earn a return on and recover investments in transmission on a current rather than a historical basis. ITCTransmission’s former rate-setting method for network transmission rates primarily used historical data to establish a rate.

Until December 31, 2005, METC’s billed network transmission rate was subject to a rate freeze of $0.98 per kW/month. On December 30, 2005, the FERC issued an order that authorized METC to bill rates determined using Attachment O, subject to specified adjustments. The December 2005 rate order also authorized METC to earn a return of 13.38% on the actual equity portion of its capital structure in calculating rates. Pursuant to the December 2005 rate order, METC began to charge a network transmission rate of $1.567 per kW/month effective as of January 1, 2006, subject to refund based on the outcome of METC’s current rate proceeding. METC began to charge a network transmission rate of $1.524 per kW/month on June 1, 2006, subject to refund, based primarily on data from METC’s 2005 FERC Form No. 1. On December 21, 2006, the FERC authorized METC to recover its expenses and investments in transmission property, plant and equipment on a current rather than a historical basis beginning January 1, 2007.

As a result of the FERC authorizations, ITCTransmission and METC are allowed to collect revenues based on their current expenses and capital investments, which are expected to result in higher revenues and cash flows in the initial years after implementation. During periods of capital expansion and increasing rate base, ITCTransmission and METC will recover the costs of these capital investments on a more timely basis than they would under the prior Attachment O method. The FERC also approved a true-up mechanism to correct for any differences between billed revenue based on forecasted costs and investment and revenues needed to recover actual costs and services.

Our principal executive offices are located at 39500 Orchard Hill Place, Suite 200, Novi, Michigan 48375 and our telephone number at that address is (248) 374-7100. ITC Holdings’ website is located at www.itc-holdings.com. The information on our website is not part of this prospectus.

THE METC ACQUISITION

On October 10, 2006, ITC Holdings completed the acquisition of all of the outstanding equity interests in METC, ITCTransmission’s neighboring transmission system, pursuant to a purchase agreement with TE Power Opportunities Investors, L.P., Mich 1400 LLC, MEAP US Holdings Ltd., Macquarie Essential Assets Partnership, Evercore Co-Investment Partnership II L.P., Evercore METC Capital Partners II L.P. and the other parties thereto, or the Purchase Agreement. The final consideration paid pursuant to the Purchase Agreement was valued at approximately $557 million, consisting of $484 million in cash and the remainder in shares of ITC Holdings’ common stock. In addition, ITC Holdings assumed approximately $309 million of debt and other liabilities. ITC Holdings funded the acquisition with net proceeds from a public offering of its common stock and a portion of the net proceeds from a private placement of its senior notes.

METC’s Operating Contracts

METC is party to a number of operating contracts that govern the operations and maintenance of its transmission system. Among these contracts are the following:

Amended and Restated Easement Agreement.  The easement agreement, dated as of April 29, 2002 and as further supplemented, is between METC and Consumers Energy. Under the easement agreement, Consumers Energy provides METC with an easement to the land, which we refer to as premises, on which METC’s transmission towers, poles, lines and other transmission facilities used to transmit electricity at voltages of at least 120 kV are located, which we refer to collectively as the facilities. Consumers Energy retained for itself the rights to, and the value of activities associated with, all other uses of the premises and the facilities covered by the easement agreement, such as for distribution of electricity, fiber optics, telecommunications, gas pipelines and agricultural uses. Accordingly, METC is not permitted to use the premises or the facilities covered by the easement agreement for any purposes other than to provide electric transmission and related services, to inspect, maintain, repair, replace and remove electric transmission lines and to alter, improve, relocate and construct additional electric transmission lines. The easement is further subject to the rights of any third parties that had rights to use or occupy the premises or the facilities prior to April 1, 2001 in a manner not inconsistent with METC’s permitted uses.

METC pays Consumers Energy annual rent of approximately $10.0 million, in equal quarterly installments, for the easement and related rights under the easement agreement. Although METC and Consumers Energy share the use of the premises and the facilities covered by the easement agreement, METC pays the entire amount of any rentals, property taxes, inspection fees and other amounts required to be paid to third parties with respect to any use, occupancy, operations or other activities on the premises or the facilities and is generally responsible for the maintenance of the premises and the facilities used for electricity transmission at its expense. METC also must maintain commercial general liability insurance protecting METC and Consumers Energy against claims for personal injury, death or property damage occurring on the premises or the facilities and pay for all insurance premiums. METC is also responsible for patrolling the premises and the facilities by air at its expense at least annually and to notify Consumers Energy of any unauthorized uses or encroachments discovered. METC indemnifies Consumers Energy for all liabilities arising from the facilities covered by the easement agreement.

METC must notify Consumers Energy before altering, improving, relocating or constructing additional transmission lines on the facilities covered by the easement agreement. Consumers Energy may respond by notifying METC of reasonable work and design restrictions and precautions that are needed to avoid endangering existing distribution facilities, pipelines or communications lines, in which case METC must comply with these restrictions and precautions. METC has the right at its own expense to require Consumers Energy to remove and relocate these facilities, but Consumers Energy may require payment in advance or the provision of reasonable security for payment by METC prior to removing or relocating these facilities, and Consumers Energy need not commence any relocation work until an alternative right-of-way satisfactory to Consumers Energy is obtained at METC’s expense.

The term of the easement agreement runs through 2050 and is subject to 10 automatic 50-year renewals after that time unless METC provides one year’s notice of its election not to renew the term. Consumers Energy may terminate the easement agreement 30 days after giving notice of a failure by METC to pay its quarterly installment if METC does not cure the non-payment within the 30-day notice period. At the end of the term or upon any earlier termination of the easement agreement, the easement and related rights terminate and revert to Consumers Energy.

Amended and Restated Operating Agreement.  The operating agreement, dated as of April 29, 2002, is between METC and Consumers Energy. Under the operating agreement, METC agrees to operate its transmission system to provide all transmission customers with safe, efficient, reliable and non-discriminatory transmission service pursuant to its tariff. Among other things, METC is responsible under the operating agreement for maintaining and operating its transmission system, providing Consumers Energy with information and access to its transmission system and related books and records, administering and performing the duties of control area operator (that is, the entity exercising operational control over the transmission system) and, if requested by Consumers Energy, building connection facilities necessary to permit interaction with new distribution facilities built by Consumers Energy. Consumers Energy has corresponding obligations to provide METC with access to its books and records and to build distribution facilities necessary to provide adequate and reliable transmission services to wholesale customers. Consumers Energy must cooperate with METC as METC performs its duties as control area operator, including by providing reactive supply and voltage control from generation sources or other ancillary services and reducing load.

Amended and Restated Services Contract.  The services contract, dated as of April 29, 2002, is between METC and Consumers Energy. Under the services contract, Consumers Energy provides contract services, under METC’s direction, for METC’s transmission assets for an initial five-year period. The services contract provides METC with labor for the following:

•	operating, maintenance and inspection work;

•	demand work;

•	major maintenance programs;

•	capital work at METC’s request;

•	system control and system optimization; and

•	spare parts inventory management.

Under the services contract, METC paid Consumers Energy, excluding amounts for capital work, approximately $21.1 million and $19.7 million for the years ended December 31, 2005 and 2004, respectively, and expects to pay Consumers Energy approximately $21.7 million for the year ended December 31, 2006. Payments are made in monthly installments. METC pays Consumers Energy for the other services at escalating fixed annual fees or agreed-upon rates.

The services contract limits Consumers Energy’s total liability arising out of its performance under the services contract to $1 million. The parties also agreed to maintain certain insurance coverage under the services contract. Any disputes between the parties under the services contract will be brought to the administrative committee established under the operating agreement.

By its terms, the services contract is in effect through April 29, 2007. After that time, the services contract renews automatically every three years unless notice is given by either party at least 365 days prior to the expiration of the then-current term. In addition, any services may be removed from the services contract after the initial five-year term upon 365 days’ notice by either party.

METC gave Consumers Energy written notice of termination of the system control and system optimization portions of the services contract on November 2, 2004. METC gave Consumers Energy written notice of termination of the remainder of the services provided by Consumers Energy under the services contract on February 6, 2006. Each of these notices is effective in May 2007. METC has already arranged for services such as field operations, maintenance, construction work, inventory management and forestry work, which are currently provided by Consumers Energy under the services contract. We are hiring and training personnel for control room operations and are contracting with qualified parties who can provide these services starting in May 2007.

Amended and Restated Purchase and Sale Agreement for Ancillary Services.  The ancillary services agreement, dated as of April 29, 2002 and effective May 1, 2002, is between METC and Consumers Energy. Since METC does not own any generating facilities, it must procure ancillary services from third party suppliers, such as Consumers Energy. Currently, under the ancillary services agreement, METC pays Consumers Energy for providing capacity to METC. METC must furnish Consumers Energy with forecasts of its requirements in connection with the provision of services under the ancillary services agreement. METC is not precluded from procuring these ancillary services from third party suppliers when available.

Amended and Restated Distribution Transmission Interconnection Agreement.  The distribution agreement, dated April 29, 2002, is between METC and Consumers Energy. The distribution agreement provides for the interconnection of Consumers Energy’s distribution system with METC’s transmission system and defines the continuing rights, responsibilities and obligations of the parties with respect to the use of certain of their own and the other party’s properties, assets and facilities. METC agrees to provide Consumers Energy interconnection service at agreed-upon interconnection points, and the parties have mutual responsibility for maintaining voltage and compensating for reactive power losses resulting from their respective services.

Amended and Restated Generator Interconnection Agreement.  The generator interconnection agreement, dated as of April 29, 2002, is between METC and Consumers Energy. The generator interconnection agreement specifies the terms and conditions under which Consumers Energy and METC maintain the interconnection of Consumers Energy’s generation resources and METC’s transmission assets.

METC’s 5.75% Senior Secured Notes due 2015

General.  METC’s 5.75% Senior Secured Notes due 2015, or Senior Secured Notes, were issued under a first mortgage indenture, dated as of December 10, 2003, between METC and JPMorgan Chase Bank, as trustee, as supplemented by the first supplemental indenture, dated as of December 10, 2003, and as further supplemented by the second supplemental indenture, dated as of December 10, 2003. METC’s Senior Secured Notes bear interest at a rate of 5.75% per annum.

Security and Ranking.  Amounts outstanding under METC’s Senior Secured Notes are secured by a first priority security interest in all of METC’s assets equally with all other securities issued under the first mortgage indenture.

Redemption.  METC’s Senior Secured Notes may be redeemed at METC’s option, in whole or in part, at any time or from time to time at a redemption price equal to the principal amount of METC’s Senior Secured Notes plus a make whole amount and accrued and unpaid interest to the redemption date.

Covenants.  The indenture contains covenants limiting, among other things, METC’s ability to:

•	incur additional indebtedness;

•	make capital expenditures prior to the final determination of METC’s rate case, other than capital expenditures that METC reasonably believes are necessary to comply with its obligations as a regulated transmission company;

•	create or acquire subsidiaries;

•	create liens or other encumbrances; and

•	engage in sale and lease back transactions.

The indenture also contains a covenant requiring METC to maintain a ratio of EBITDA to interest expense of no less than 3.0 to 1.0 and a covenant requiring METC to maintain a ratio of debt to EBITDA of no more than 3.5 to 1.0 after the earlier to occur of final determination of METC’s rate case and September 30, 2006. For purposes of these ratios, EBITDA is defined as net income plus interest expense, taxes and depreciation and amortization and debt is defined as the sum of liabilities for borrowed money and the deferred purchase price of property, capital lease and reimbursement obligations, obligations under hedging agreements and synthetic leases and those evidenced by bonds, debentures, notes or similar instruments or guarantees of any of the foregoing, but excludes liabilities to independent power producers and subordinated deferred obligations to pay insurance premiums based on loss experience until the final determination of METC’s rate case.

Events of Default.  The indenture provides for events of default, which, if any of them occur, would permit or require the principal of and accrued interest on METC’s Senior Secured Notes to become or to be declared due and payable and would prevent dividends from being paid.

METC’s Revolving Credit Facility

In December 2003, METC entered into a $35.0 million revolving credit agreement and swingline facility with Comerica Bank, as Syndication Agent, and JPMorgan Chase Bank, as administrative agent. The revolving credit facility expires in 2008. Amounts borrowed under the revolving credit facility are secured by a first priority security interest in all of METC’s assets through the issuance of senior secured bonds, collateral series, under METC’s first mortgage indenture and the second supplemental indenture thereto.

METC’s revolving credit facility provides for both ABR and LIBOR loans, each with a different interest rate. Under the agreement, ABR is defined as, for any day, a rate per annum equal to the greater of (a) the prime rate in effect on that day and (b) the rates on overnight Federal funds in effect on that day plus 0.5%, and LIBOR is defined as a rate per annum determined in dollars based on Page 3750 of the Telerate screen as of 11:00 A.M., London time, two business days prior to the beginning of the relevant interest period. The interest rate per annum on borrowed amounts for ABR loans is equal to 0.25% plus ABR. The interest rate per annum on borrowed amounts for LIBOR loans is equal to 1.25% plus LIBOR determined for each day.

METC’s revolving credit facility contains numerous financial and operating covenants that limit the discretion of METC’s management with respect to certain business matters. These covenants place significant restrictions on, among other things, METC’s ability to:

•	incur additional indebtedness;

•	create liens or other encumbrances;

•	engage in sale and lease back transactions;

•	create or acquire subsidiaries;

•	enter into any mergers, consolidations, liquidations or dissolutions, or sell or otherwise dispose of all or substantially all of its assets; and

•	pay dividends or make distributions on or redemptions of METC’s member’s capital.

In addition, the revolving credit facility requires METC to maintain a ratio of EBITDA to interest expense of no less than 3.0 to 1.0, a ratio of debt to capital of no more than 58% and, after the final determination of METC’s rate case, a ratio of debt to EBITDA of no more than 3.5 to 1.0. For purposes of these ratios, EBITDA is defined as net income plus interest expense, taxes and depreciation and amortization and debt is defined as the sum of liabilities for borrowed money and the deferred purchase price of property, capital lease and reimbursement obligations, obligations under hedging agreements and synthetic leases and those evidenced by bonds, debentures, notes or similar instruments or guarantees of any of the foregoing, but excludes, until the final determination of METC’s rate case, liabilities to independent power producers.

METC’s revolving credit facility provides for voluntary prepayments of the loans and voluntary reductions of the unutilized portions of the commitments, without penalty, subject to certain conditions pertaining to minimum notice and prepayment/reduction amounts and subject to payment of any applicable breakage costs of LIBOR loans.

FORWARD-LOOKING STATEMENTS

This prospectus includes and incorporates by reference “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, or the Securities Act, and Section 21E of the Securities Exchange Act of 1934, as amended, or the Exchange Act, and as defined in the U.S. Private Securities Litigation Reform Act of 1995. We intend that those statements be covered by the safe harbors created under those laws. Forward-looking statements include statements concerning our plans, objectives, goals, strategies, future events, future revenue or performance, capital expenditures, financing needs, plans or intentions relating to acquisitions, business trends and other information that is not historical information. When used in this prospectus, the words “estimates,” “expects,” “anticipates,” “projects,” “plans,” “intends,” “believes,” “forecasts” or future or conditional verbs, such as “will,” “should,” “could” or “may,” and variations of such words or similar expressions are intended to identify forward-looking statements. These forward-looking statements are subject to a number of risks, uncertainties and assumptions, including those described in our periodic filings with the Commission, including those described under “Incorporation of Certain Information by Reference.” All forward-looking statements, including, without limitation, management’s examination of historical operating trends and data, are based upon our current expectations and various assumptions. Our expectations, beliefs and projections are expressed in good faith and we believe there is a reasonable basis for them. However, we cannot assure you that management’s expectations, beliefs and projections will be achieved. There are a number of risks, uncertainties and other important factors that could cause our actual results to differ materially from the forward-looking statements contained in this prospectus. Such risks, uncertainties and other important factors which could cause our actual results to differ materially from those suggested by our forward-looking statements are set forth in our reports incorporated by reference into this prospectus, and include, among other things:

•	unless ITC Holdings receives dividends or other payments from ITCTransmission and/or METC, ITC Holdings will be unable to pay dividends to its stockholders and fulfill its cash obligations;

•	the FERC’s December 2005 rate order authorizing METC’s current rates may result in a settlement or may be subject to a hearing and possible judicial appeal and in any such proceedings, METC could be required to refund revenues to customers under the rates that became effective January 1, 2006 and June 1, 2006, and the rates that METC charges for services could be reduced;

•	certain elements of ITCTransmission’s and METC’s cost recovery through rates can be challenged which could result in lowered rates and have an adverse effect on our business, financial condition, results of operations and cash flows;

•	the regulations to which we are subject may limit our ability to raise capital and/or pursue acquisitions or development opportunities or other transactions;

•	point-to-point revenues received by ITCTransmission and METC vary from period to period and may be unpredictable, which could have an adverse effect on our financial condition and cash flows;

•	changes in federal energy laws, regulations or policies could reduce the dividends we may be able to pay our stockholders;

•	our network load may be lower than expected;

•	ITCTransmission and METC depend on their primary customers for a substantial portion of their revenues, and any material failure by those customers to make payments for transmission services would adversely affect our revenues and our ability to service our debt obligations;

•	deregulation and/or increased competition may adversely affect ITCTransmission’s customers, METC’s customers, Detroit Edison’s customers or Consumers Energy’s customers;

•	ITCTransmission’s and METC’s actual capital investments may be lower than planned, which would decrease ITCTransmission and METC’s expected rate base;

•	hazards associated with high-voltage electricity transmission may result in suspension of ITCTransmission’s or METC’s operations or the imposition of civil or criminal penalties;

•	ITCTransmission and METC are subject to environmental regulations and to laws that can give rise to substantial liabilities from environmental contamination;

•	we may encounter difficulties consolidating METC’s business into ours and may not fully attain or retain, or achieve within a reasonable time frame, expected strategic objectives, cost savings and other expected benefits of the acquisition;

•	acts of war, terrorist attacks and threats or the escalation of military activity in response to such attacks or otherwise may negatively affect our business, financial condition and results of operations;

•	we may be materially and adversely affected by the termination of METC’s service contracts with Consumers Energy;

•	METC does not own the majority of the land on which its transmission assets are located and therefore it must comply with the provisions of an easement agreement with Consumers Energy;

•	the ability of stockholders of ITC Holdings, other than the IT Holdings Partnership, to influence our management and policies will be limited as a result of the ownership of our common stock by the IT Holdings Partnership;

•	we are highly leveraged and our dependence on debt may limit our ability to pay dividends and/or obtain additional financing;

•	adverse changes in our credit ratings may negatively affect us;

•	certain provisions in our debt instruments limit our capital flexibility;

•	ITCTransmission’s and METC’s ability to raise capital may be restricted which may, in turn, restrict our ability to make capital expenditures or dividend payments to our stockholders;

•	future transactions may limit our ability to use our federal income tax operating loss carryforwards; and

•	other risk factors discussed herein and listed from time to time in our public filings with the Commission.

Because our forward-looking statements are based on estimates and assumptions that are subject to significant business, economic and competitive uncertainties, many of which are beyond our control or are subject to change, actual results could be materially different and any or all of our forward-looking statements may turn out to be wrong. Forward-looking statements speak only as of the date made and can be affected by assumptions we might make or by known or unknown risks and uncertainties. Many factors mentioned in our discussion in this prospectus will be important in determining future results. Consequently, we cannot assure you that our expectations or forecasts expressed in such forward-looking statements will be achieved. Actual future results may vary materially.

Except as required by law, we undertake no obligation to publicly update any forward-looking or other statements, whether as a result of new information, future events, or otherwise. We provide a cautionary discussion of risks and uncertainties under the “Risk Factors” section in this prospectus. These are factors that we think could cause our actual results to differ materially from expected results. Other factors besides those listed here could adversely affect our business and results of operations. You should carefully consider the risks described under “Risk Factors” in this prospectus, together with any risks described in the accompanying prospectus supplement and the information incorporated by reference.

RISK FACTORS

An investment in our common stock involves risks. You should carefully consider the risks described below, together with the other information included in this prospectus, the accompanying prospectus supplement and the information incorporated by reference, before deciding to purchase any shares of our common stock.

Risks Related to Our Business

ITC Holdings is a holding company with no operations, and unless ITC Holdings receives dividends or other payments from ITCTransmission, METC or its other subsidiaries, ITC Holdings will be unable to pay dividends to its stockholders and fulfill its cash obligations.

As a holding company with no business operations, ITC Holdings’ material assets consist only of the common stock of ITCTransmission, indirect ownership interests in METC, ownership interests of its other subsidiaries, deferred tax assets relating primarily to federal income tax operating loss carryforwards and cash. ITC Holdings’ material cash inflows are only from dividends and other payments received from time to time from ITCTransmission, METC or its other subsidiaries and the proceeds raised from the sale of debt and equity securities. ITC Holdings may not be able to access cash generated by ITCTransmission or METC or any other subsidiaries in order to fulfill cash commitments or to pay dividends to stockholders. The ability of ITCTransmission and METC to make dividend and other payments to ITC Holdings is subject to the availability of funds after taking into account ITCTransmission’s and METC’s respective funding requirements, the terms of ITCTransmission’s and METC’s respective indebtedness, the regulations of the FERC under the Federal Power Act, or the FPA, and applicable state laws. Each of ITCTransmission, METC and each other subsidiary, however, is legally distinct from ITC Holdings and has no obligation, contingent or otherwise, to make funds available to ITC Holdings.

The FERC’s December 2005 rate order authorizing METC’s current rates is subject to a hearing and possible judicial appeals. In any such proceedings, METC could be required to refund revenues to customers and the rates that METC charges for services could be reduced, thereby materially and adversely impacting our results of operations, financial condition, cash flows and future earning capacity.

On December 30, 2005, the FERC issued an order authorizing METC, beginning on January 1, 2006, to charge rates for its transmission service using the rate setting formula contained in Attachment O, which results in an authorized rate for network and point-to-point transmission service of $1.567 per kW/month from January 1, 2006 to May 31, 2006 and $1.524 per kW/month from June 1, 2006 to May 31, 2007. The FERC’s December 2005 rate order authorizes METC to collect this rate, subject to any refunds that might be ordered as a result of further hearings currently pending before the FERC on this matter or the approval by the FERC of a settlement of the issues set for hearing. In particular, the FERC has set for hearing issues regarding the calculation of METC’s rates, including:

•	the need for a mechanism to avoid over-collection of amounts that METC could not collect during the period from January 1, 2001 through December 31, 2005, when METC was subject to a rate freeze, but which METC was authorized to defer for subsequent collection;

•	the accuracy of the computation of those deferred amounts and the adequacy of information reflected in METC’s FERC Form No. 1;

•	the reasonableness of the recovery of fees for services provided by METC’s affiliate, Trans-Elect Inc., or Trans-Elect;

•	the proper calculation of the adjustment to METC’s equity account balance resulting from the sale, in December 2003, of the limited partnership interests in MTH; and

•	the need for additional information regarding expenses associated with METC’s operation and maintenance of facilities that are jointly owned with others.

Consumers Energy, the Michigan Public Service Commission, or the MPSC, and METC filed requests for rehearing on matters not set for further hearing by the FERC in the December 2005 order. On August 22, 2006, the FERC issued an order denying these rehearing requests, except that the FERC required METC to maintain certain accounting records related to pushdown accounting of goodwill. The issues addressed in the August 22, 2006 order are final and are no longer subject to further rehearing or judicial review.

With respect to the issues set for further hearing in the December 2005 rate order, following a recent suspension of the schedule due to the acquisition of METC by ITC Holdings, the FERC trial staff filed testimony in the case on September 15, 2006. Consumers Energy filed cross answering testimony on October 13, 2006. On November 10, 2006, METC filed rebuttal testimony.

On December 5, 2006, METC and other parties to the rate case jointly filed a motion to suspend the procedural schedule and the FERC chief administrative law judge approved the suspension. METC and the other parties are negotiating an agreement in principle for settlement of all matters set for hearing in the rate case. The terms of the agreement are expected to be filed by January 26, 2007, but these terms would be subject to FERC approval.

In the event a settlement does not become effective and the procedural schedule resumes, we would continue to support the rates METC charged beginning January 1, 2006 as modified by the rebuttal testimony filed by METC in November 2006. We cannot estimate the amount of refunds that may result from any determinations made on the issues set for hearing. In the event of adverse determinations on all matters set for hearing, we estimate that the maximum potential refund amount relating to 2006 revenues could be approximately $23.0 million. Additional refund amounts could result for periods subsequent to 2006 through the date of the FERC’s determination. An adverse determination on any of these matters could also affect components used in determining the rate to be charged to customers in METC’s service territory in periods subsequent to the determination.

After any FERC ruling on the issues set for further hearing in the December 2005 rate order, interested parties may seek a rehearing or judicial review of any order issued as a result of or after those hearings. Although we cannot predict if any subsequent requests for rehearing or appeals will be filed, the FERC, in response to the requests for rehearing or on remand after a successful appeal, could modify the terms of its authorization of METC’s current rates, including reducing those rates retroactively to January 1, 2006 and ordering refunds. This could result in a significant reduction in METC’s earnings from what we currently expect and, accordingly, our financial condition, cash flows and results of operations could be materially and adversely affected.

Certain elements of ITCTransmission’s and METC’s cost recovery through rates can be challenged which could result in lowered rates and/or refunds of amounts previously collected and thus have an adverse effect on our business, financial condition, results of operations and cash flows.

ITCTransmission and METC provide transmission service under rates regulated by the FERC. The FERC has approved ITCTransmission’s and METC’s use of the rate setting formula under Attachment O, but it has not expressly approved the amount of ITCTransmission’s or METC’s actual capital and operating expenditures to be used in that formula. In addition, all aspects of ITCTransmission’s or METC’s rates approved by the FERC, including the Attachment O rate mechanism, ITCTransmission’s and METC’s respective allowed 13.88% and 13.38% return of and on the actual equity portion of their respective capital structures, and the data inputs provided by ITCTransmission and METC for calculation of each year’s rate, are subject to challenge by interested parties at the FERC in a Section 206 proceeding under the FPA.

If a challenger can establish that any of these aspects are unjust, unreasonable, imprudent or unduly discriminatory, then the FERC will make appropriate prospective adjustments to them and/or disallow ITCTransmission’s or METC’s inclusion of those aspects in the rate setting formula. This could result in lowered rates and/or refunds of amounts collected after the date that a Section 206 challenge is filed. In addition, the FERC’s order approving our acquisition of METC is conditioned upon ITCTransmission and METC not recovering acquisition-related costs in their rates unless a separate informational filing is submitted to the FERC. The informational filing, which could be challenged by interested parties, would need to identify those costs and show that such costs are outweighed by the benefits of the acquisition. Determinations by ITCTransmission or METC that expenses included in Attachment O for recovery are not acquisition-related costs are also subject to challenge by interested parties at the FERC. If challenged at the FERC and ITCTransmission or METC fail to show that costs included for recovery are not acquisition-related, this also could result in lowered rates and/or refunds of amounts collected. Such events could have an adverse effect on our business, financial condition, results of operations and cash flows.

ITCTransmission’s or METC’s actual capital investments may be lower than planned, which would decrease expected rate base and therefore our revenues.

Each of ITCTransmission’s and METC’s rate base is determined in part by additions to property, plant and equipment when placed in service. If ITCTransmission’s or METC’s capital investments and the resulting in-service property, plant and equipment are lower than anticipated for any reason, including, among other things, the impact of weather conditions, union strikes, labor shortages, material and equipment prices and availability, our ability to obtain financing for such expenditures, if necessary, limitations on the amount of construction that can be undertaken on our system at any one time or regulatory approvals for reasons relating to environmental, siting or regional planning issues or as a result of legal proceedings and variances between estimated and actual costs of construction contracts awarded, ITCTransmission or METC will have a lower than anticipated rate base thus causing its revenue requirement and future earnings to be potentially lower than anticipated.

The regulations to which we are subject may limit our ability to raise capital and/or pursue acquisitions, development opportunities or other transactions or may subject us to liabilities.

Each of ITCTransmission and METC is a “public utility” under the FPA and, accordingly, is subject to regulation by the FERC. Approval of the FERC is required under Section 203 of the FPA for a disposition or acquisition of regulated public utility facilities, either directly or indirectly through a holding company. Such approval also is required to acquire securities in a public utility. Under the Energy Policy Act of 2005, or the Energy Policy Act, Section 203 of the FPA also provides the FERC with explicit authority over utility holding companies’ purchases or acquisitions of, and mergers or consolidations with, a public utility. Finally, each of ITCTransmission and METC must also seek approval by the FERC under Section 204 of the FPA for issuances of its securities.

In addition, we are subject to local regulations relating to, among other things, regional planning and siting. If we fail to comply with these local regulations, we may incur liabilities for such failure.

Changes in federal energy laws, regulations or policies could impact cash flows and could reduce the dividends we may be able to pay our stockholders.

Attachment O, the rate formula mechanism used by ITCTransmission and METC to calculate their respective annual revenue requirements, will be used by ITCTransmission and METC for that purpose until and unless it is determined by the FERC to be unjust and unreasonable or another mechanism is determined by the FERC to be just and reasonable. Such determinations could result from challenges initiated at the FERC by interested parties or the FERC in a proceeding under Section 206 of the FPA, or by an application initiated by ITCTransmission or METC under Section 205 of the FPA. We cannot predict whether the approved rate methodologies will be changed.

Transmission costs constitute a relatively small portion of end-use consumers’ overall electric utility costs. However, some large end-use consumers and entities supplying electricity to end-use consumers may attempt to influence government and/or regulators to change the rate setting system that applies to ITCTransmission and METC, particularly if rates for delivered electricity increase substantially.

Each of ITCTransmission and METC is regulated by the FERC as a “public utility” under the FPA and is a transmission owner in MISO. The FERC could propose new policies and regulations concerning transmission services or rate setting methodologies. In addition, the U.S. Congress periodically considers enacting energy legislation that could shift new responsibilities to the FERC, modify provisions of the FPA or provide the FERC or another entity with increased authority to regulate transmission matters. ITCTransmission and METC cannot predict whether, and to what extent, ITCTransmission and METC may be affected by any such changes in federal energy laws, regulations or policies in the future.

If the network load or point-to-point transmission service on either ITCTransmission’s or METC’s transmission system is lower than expected, the timing of collection of revenues would be delayed.

If the network load on either ITCTransmission’s or METC’s transmission system is lower than expected due to weather, a weak economy, changes in the nature or composition of the transmission grid in Michigan or surrounding regions, poor transmission quality of neighboring transmission systems, or for any other reason, the timing of the collection of our revenue requirement would be delayed until such circumstances are adjusted through the true-up mechanism in ITCTransmission’s or METC’s formula rate mechanism.

ITCTransmission’s and METC’s revenues and net income typically fluctuate on a seasonal and quarterly basis.

Demand for electricity varies significantly with weather conditions. As a result, ITCTransmission and METC’s overall revenues and net income typically fluctuate substantially on a seasonal basis, thereby impacting ITCTransmission’s, METC’s and our operating results. In general, ITCTransmission’s and METC’s revenues typically are higher in summer months, although a particularly cool summer could reduce electricity demand and revenues for that period as compared to the same period of the previous year.

Each of ITCTransmission and METC depends on its primary customer for a substantial portion of its revenues, and any material failure by those primary customers to make payments for transmission services would adversely affect our revenues and our ability to service ITCTransmission’s and METC’s and our debt obligations.

ITCTransmission derives a substantial portion of its revenues from the transmission of electricity to Detroit Edison’s local distribution facilities. Payments from Detroit Edison, billed by MISO, constituted approximately 77% of ITCTransmission’s total operating revenues for the year ended December 31, 2005 and are expected to constitute the majority of ITCTransmission’s revenues for the foreseeable future. Detroit Edison is rated BBB/stable and Baa1/stable by Standard & Poor’s Ratings Services and Moody’s Investors Services, Inc., respectively. Similarly, Consumers Energy accounted for approximately 73% of METC’s revenues for the year ended December 31, 2005 and is expected to constitute the majority of METC’s revenues for the foreseeable future. Consumers Energy is rated BB/stable and Baa3/stable by Standard & Poor’s Ratings Services and Moody’s Investors Service, Inc., respectively. Any material failure by Detroit Edison or Consumers Energy to make payments for transmission services would adversely affect our revenues and our ability to service ITCTransmission’s and METC’s and our debt obligations.

We may be materially and adversely affected by the termination of METC’s services contract with Consumers Energy.

Consumers Energy provides METC with operating, maintenance, inspection and other services relating to METC’s transmission assets pursuant to a services contract. For the years ended December 31, 2005 and 2004, METC paid approximately $21.1 million and $19.7 million, respectively, to Consumers Energy for these services and expects to pay Consumers Energy approximately $21.7 million for the year ended December 31, 2006. METC gave Consumers Energy notice of termination of the system control and system optimization portions of the services contract on November 2, 2004 and of the remainder of the services provided by Consumers Energy under the services contract on February 6, 2006. Each of these notices is effective in May 2007. We have nearly completed the process of hiring staff and procuring services to replace those provided under the services contract and will contract with qualified parties on the most economically attractive terms available to METC. After the termination of the services contract, METC may not be able to replace these services in a timely manner or on terms and conditions, including service levels and costs, as favorable as those METC has received from Consumers Energy.

Consumers Energy also provides certain transmission control functions for METC at an integrated transmission and distribution control center in Jackson, Michigan. Effective upon the termination of the services contract in May 2007, METC will be performing these functions. METC may not be able to hire all of the qualified staff required to operate the new operations and control center or the new operations and control center may not be fully functional by the anticipated transition date, in which event METC will be required to continue to rely on Consumers Energy for the performance of those services even after the termination of the services contract.

METC does not own the majority of the land on which its transmission assets are located and, as a result, it must comply with the provisions of an easement agreement with Consumers Energy.

METC does not own the majority of the land on which the transmission assets it acquired from Consumers Energy are located. Instead, under the provisions of an easement agreement with Consumers Energy, METC pays an annual fee of approximately $10.0 million to Consumers Energy in exchange for rights-of-way, leases, fee interests and licenses which allow METC to use the land on which its transmission lines are located. Under the terms of the easement agreement, METC’s easement rights could be eliminated if METC fails to meet certain requirements, such as paying contractual rent to Consumers Energy in a timely manner.

Deregulation and/or increased competition may adversely affect ITCTransmission’s and METC’s customers, or Detroit Edison’s and Consumers Energy’s customers, which in turn may reduce our revenues.

The business of ITCTransmission’s and METC’s primary customers is subject to regulation that has undergone substantial change in accordance with Michigan Public Act 141 of 2000, which mandates the implementation of retail access, as well as changes in federal regulatory requirements. The utility industry has also been undergoing dramatic structural change for several years, resulting in increasing competitive pressures on electric utility companies, such as Detroit Edison and Consumers Energy. The manufacturing sector in Detroit Edison’s and Consumers Energy’s service territories has also been subject to increasing competitive pressures. As a result, demand for electricity transmission service by manufacturing companies in ITCTransmission’s and METC’s service territories may be negatively impacted. These factors may create greater risks to the stability of Detroit Edison’s and Consumers Energy’s revenues and may affect Detroit Edison’s and Consumers Energy’s ability to make payments for transmission service to MISO and thus to ITCTransmission and METC, which would adversely affect our financial condition and results of operations.

On April 1, 2005, MISO began centrally dispatching generation resources throughout much of the Midwest with the launch of its Midwest Energy Markets. Because of this restructuring of power markets throughout the Midwest, the risk profile of some of our customers may have changed, which may affect their ability to pay for the services provided by ITCTransmission and METC.

Hazards associated with high-voltage electricity transmission may result in suspension of ITCTransmission’s or METC’s operations or the imposition of civil or criminal penalties.

ITCTransmission’s and METC’s operations are subject to the usual hazards associated with high-voltage electricity transmission, including explosions, fires, inclement weather, natural disasters, mechanical failure, unscheduled downtime, equipment interruptions, remediation, chemical spills, discharges or releases of toxic or hazardous substances or gases and other environmental risks. The hazards can cause personal injury and loss of life, severe damage to or destruction of property and equipment and environmental damage, and may result in suspension of operations and the imposition of civil or criminal penalties. We maintain property and casualty insurance, but we are not fully insured against all potential hazards incident to our business, such as damage to poles and towers or losses caused by outages.

ITCTransmission and METC are subject to environmental regulations and to laws that can give rise to substantial liabilities from environmental contamination.

ITCTransmission’s and METC’s operations are subject to federal, state and local environmental laws and regulations, which impose limitations on the discharge of pollutants into the environment, establish standards for the management, treatment, storage, transportation and disposal of hazardous materials and of solid and hazardous wastes, and impose obligations to investigate and remediate contamination in certain circumstances. Liabilities to investigate or remediate contamination, as well as other liabilities concerning hazardous materials or contamination such as claims for personal injury or property damage, may arise at many locations, including formerly owned or operated properties and sites where wastes have been treated or disposed of, as well as at properties currently owned or operated by ITCTransmission or METC. Such liabilities may arise even where the contamination does not result from noncompliance with applicable environmental laws. Under a number of environmental laws, such liabilities may also be joint and several, meaning that a party can be held responsible for more than its share of the liability involved, or even the entire share. Environmental requirements generally have become more stringent in recent years, and compliance with those requirements more expensive.

ITCTransmission and METC have incurred expenses in connection with environmental compliance, and we anticipate that each will continue to do so in the future. Failure to comply with the extensive environmental laws and regulations applicable to each could result in significant civil or criminal penalties and remediation costs. ITCTransmission’s and METC’s assets and operations also involve the use of materials classified as hazardous, toxic, or otherwise dangerous. Some of ITCTransmission’s and METC’s facilities and properties are located near environmentally sensitive areas such as wetlands and habitats of endangered or threatened species. In addition, certain properties in which ITCTransmission has an ownership interest or at which ITCTransmission or METC operates are, and others are suspected of being, affected by environmental contamination. Compliance with these laws and regulations, and liabilities concerning contamination or hazardous materials, may adversely affect our costs and, therefore our business, financial condition and results of operations.

In addition, claims have been made or threatened against electric utilities for bodily injury, disease or other damages allegedly related to exposure to electromagnetic fields associated with electricity transmission and distribution lines. We cannot assure you that such claims will not be asserted against us or that, if determined in a manner adverse to our interests, would not have a material adverse effect on our business, financial condition and results of operations.

Acts of war, terrorist attacks and threats or the escalation of military activity in response to such attacks or otherwise may negatively affect our business, financial condition and results of operations.

Acts of war, terrorist attacks and threats or the escalation of military activity in response to such attacks or otherwise may negatively affect our business, financial condition and results of operations in unpredictable ways, such as increased security measures and disruptions of markets. Strategic targets, such as energy related assets, including, for example, ITCTransmission’s and METC’s transmission facilities and Detroit Edison’s and Consumers Energy’s generation and distribution facilities, may be at risk of future terrorist attacks. In addition to the increased costs associated with heightened security requirements, such events may have an adverse effect on the economy in general. A lower level of economic activity could result in a decline in energy consumption, which may adversely affect our business, financial condition and results of operations.

Risks Relating to the Acquisition of METC

We may encounter difficulties consolidating METC into our business and may not fully attain or retain, or achieve within a reasonable time frame, expected strategic objectives, cost savings and other expected benefits of the acquisition.

We expect to realize strategic and other benefits as a result of ITC Holdings’ acquisition of the indirect ownership interests in METC. Our ability to realize these benefits or successfully consolidate METC’s business with ours, however, is subject to certain risks and uncertainties, including, among others:

•	the challenges of consolidating businesses;

•	the costs of consolidating METC and upgrading and enhancing its operations may be higher than we expect and may require more resources, capital expenditures and management attention than anticipated;

•	delay of capital investments in METC’s system due to uncertainty around the timing of procurement of construction materials;

•	employees important to METC’s operations may decide not to continue employment with us; and

•	we may be unable to anticipate or manage risks that are unique to METC’s historical business, including those related to its workforce, customer demographics and information systems.

In addition, METC may incur costs relating to the termination of contracts for engineering and other services performed on behalf of METC prior to the acquisition. METC may choose not to utilize these services following consummation of ITC Holdings’ acquisition of METC. We are in the process of identifying such contracts, and METC has received invoices from one of its vendors for aggregate termination payments of approximately $2.8 million, which we are disputing. Any such termination payments made by METC may have an adverse impact on our financial position, results of operations and cash flows.

Our failure to manage these risks, or other risks related to the acquisition that are not presently known to us, could prevent us from realizing the expected benefits of the acquisition and also may have a material adverse effect on our results of operations and financial condition, which could cause the value of our common stock to decline.

MTH’s independent accountants identified a material weakness in its internal control over financial reporting and we cannot assure you that the accounting staff at MTH has the technical resources and expertise to account for and disclose more complex items.

In performing the audit of MTH’s financial statements as of and for the year ended December 31, 2005, MTH’s independent accountants noted a matter involving MTH’s internal control over financial reporting that MTH’s independent accountants consider to be a material weakness. MTH’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements in accordance with generally accepted accounting principles. A material weakness is a control deficiency, or a combination of control deficiencies, that results in more than a remote likelihood that a material misstatement of the annual or interim financial statements will not be prevented or detected.

MTH’s independent accountants noted as a material weakness that the accounting staff at MTH requires additional technical resources and expertise to properly account for and disclose more complex items. MTH’s independent accountants also noted that MTH’s principal accountant left the company in the second quarter of 2006, which has further reduced the expertise of MTH’s accounting function and level of institutional knowledge. Finally, MTH’s independent accountants noted that MTH does not have formal policies and procedures for identifying, researching and ensuring compliance with new accounting pronouncements.

MTH had begun the process of hiring additional accounting and related staff; however, this process was halted in light of the announcement of the acquisition of METC by ITC Holdings. ITC Holdings’ accounting and other personnel with the required expertise are addressing the material weakness identified by MTH’s independent accountants, and MTH and METC are now subject to ITC Holdings’ system of internal control. We are in the process of reviewing MTH’s and METC’s accounting records and will reflect any necessary adjustments identified in our December 31, 2006 financial statements. Given the material weakness in MTH’s internal control over financial reporting described above, there is a risk that MTH has not prevented or detected material misstatements or irregularities in its historical financial statements.

Risks Related to Our Capital Structure and Leverage

The ability of stockholders of ITC Holdings other than the IT Holdings Partnership, to influence our management and policies will be limited as a result of the ownership of our common stock by the IT Holdings Partnership.

As of December 31, 2006, the IT Holdings Partnership owned 26.9% of our common stock, compared to 53.4% as of December 31, 2005. Even though the IT Holdings Partnership owns less than 50% of our common stock, it continues to be our largest single stockholder. The ability of our stockholders, other than the IT Holdings Partnership, to influence our management and policies continues to be limited, including with respect to our acquisition or disposition of assets, the approval of a merger or similar business combination, the incurrence of indebtedness, the issuance of additional shares of common stock or other equity securities and the payment of dividends or other distributions on our common stock. In addition, we cannot take certain actions that would adversely affect the limited partners of the IT Holdings Partnership without their approval. We cannot assure you that the interests of the IT Holdings Partnership and/or its limited partners will not conflict with the interests of other holders of our common stock.

We are highly leveraged and our dependence on debt may limit our ability to pay dividends and/or obtain additional financing.

As of December 31, 2006, we had approximately $1.3 billion of consolidated indebtedness.

As of December 31, 2006, ITCTransmission had outstanding $185.0 million aggregate principal amount of 4.45% First Mortgage Bonds, Series A, due July 15, 2013 and $100.0 million aggregate principal amount of 6.125% First Mortgage Bonds, Series C, due March 31, 2036 and ITC Holdings had outstanding $267.0 million aggregate principal amount of 5.25% Senior Notes due July 15, 2013. Additionally, at December 31, 2006, we had total revolving credit facility commitments at ITCTransmission and ITC Holdings of $75.0 million and $50.0 million, respectively, with $12.5 million and no amounts drawn, respectively. At December 31, 2006, ITC Holdings had outstanding $255.0 million aggregate principal amount of 5.875% Senior Notes due 2016 and $255.0 million aggregate principal amount of 6.375% Senior Notes due 2036.

As of December 31, 2006, METC had outstanding $175.0 million aggregate principal amount of Senior Secured Notes and total revolving credit facility commitments of $35.0 million, with $14.0 million drawn.

This capital structure can have several important consequences, including, but not limited to, the following:

•	If future cash flows are insufficient, we or our subsidiaries may need to incur further indebtedness in order to make the capital expenditures and other expenses or investments planned by us.

•	Our indebtedness will have the general effect of reducing our flexibility to react to changing business and economic conditions insofar as they affect our financial condition and, therefore, may pose substantial risk to our stockholders. A substantial portion of the dividends and payments in lieu of taxes we receive from ITCTransmission and METC will be dedicated to the payment of interest on our indebtedness, thereby reducing the funds available for the payment of dividends on our common stock.

•	In the event that we are liquidated, any of our senior or subordinated creditors and any senior or subordinated creditors of our subsidiaries will be entitled to payment in full prior to any distributions to the holders of our shares of common stock.

•	Our credit facilities mature in March 2010, and our ability to secure additional financing prior to or after that time, if needed, may be substantially restricted by the existing level of our indebtedness and the restrictions contained in our debt instruments.

We may incur substantial indebtedness in the future. The incurrence of additional indebtedness would increase the leverage-related risks described in this prospectus.

Certain provisions in our debt instruments limit our capital flexibility.

Our debt instruments include senior notes, secured notes, first mortgage bonds and revolving credit facilities containing numerous financial and operating covenants that place significant restrictions on, among other things, our ability to:

•	incur additional indebtedness;

•	engage in sale and lease back transactions;

•	create liens or other encumbrances;

•	enter into mergers, consolidations, liquidations or dissolutions, or sell or otherwise dispose of all or substantially all of our assets;

•	make capital expenditures at METC prior to the final determination of METC’s rate case, other than capital expenditures that METC reasonably believes are necessary to comply with its obligations as a regulated transmission company; and

•	pay dividends or make distributions on ITC Holdings’ and ITCTransmission’s capital stock.

The revolving credit facilities and METC’s Senior Secured Notes also require us to meet certain financial ratios. Our ability to comply with these and other requirements and restrictions may be affected by changes in economic or business conditions, results of operations or other events beyond our control. A failure to comply with the obligations contained in any of our debt instruments could result in acceleration of the related debt and the acceleration of debt under other instruments evidencing indebtedness that may contain cross acceleration or cross default provisions.

Adverse changes in our credit ratings may negatively affect us.

Our ability to access capital markets is important to our ability to operate our business. Increased scrutiny of the energy industry and the impacts of regulation, as well as changes in our financial performance could result in credit agencies reexamining our credit rating. A downgrade in our credit rating could restrict or discontinue our ability to access capital markets at attractive rates and increase our borrowing costs. A rating downgrade could also increase the interest we pay under our revolving credit facilities.

Our recent public offering caused us to undergo an “ownership change” for purposes of Section 382 of the Internal Revenue Code which will limit the amount of our net operating loss carryforwards that we may use to reduce our tax liability in a given period.

As of December 31, 2005, we had net operating loss carryforwards, or NOLs, of $71.1 million. These NOLs may be used to offset future taxable income and thereby reduce our U.S. federal income taxes otherwise payable. Section 382 of the Internal Revenue Code of 1986, as amended, imposes an annual limit on the ability of a corporation that undergoes an “ownership change” to use its NOLs to reduce its tax liability. In the event of an ownership change, we would not be able to use our pre-ownership change NOLs in excess of the limitation imposed by Section 382 for each annual period. Our recent public offering caused us to experience an ownership change.

In addition, ITC Holdings estimates that it acquired approximately $50.0 million of NOLs when we acquired all of the indirect ownership interests in METC in October 2006. We will be subject to annual limitations on the use of such NOLs as a result of the acquisition of all of the indirect ownership interests in METC by ITC Holdings, as well as limitations resulting from prior transactions by the acquired entities.

While our NOLs may be subject to an annual limitation as a result of the ownership changes described above, we expect that our ability to use the NOLs over time will not be materially affected by such limitation, although we cannot assure you in this regard.

We may not be able to pay dividends, and the reduction or elimination of dividends would negatively affect the market price of our common stock.

While we currently intend to continue to pay quarterly dividends on our common stock, we have no obligation to do so. Dividend payments are within the absolute discretion of our board of directors and will depend on, among other things, our results of operations, working capital requirements, capital expenditure requirements, financial condition, contractual restrictions, anticipated cash needs and other factors that our board of directors may deem relevant. For example, we may not generate sufficient cash from operations in the future to pay dividends on our common stock in the intended amounts or at all. In addition, ITC Holdings is a holding company and its ability to pay dividends may be limited by restrictions upon transfer of funds applicable to its subsidiaries (including, for example, those which are contained in ITCTransmission’s revolving credit facility, METC’s Senior Secured Notes, METC’s revolving credit facility and the IT Holdings Partnership agreement). As a holding company without any specific operations, ITC Holdings is dependent on receiving dividends from its operating subsidiaries, such as ITCTransmission and METC and its other subsidiaries, in order to be able to make dividend distributions of its own. Any reduction or elimination of dividends could adversely affect the market price of our common stock.

Provisions in the Articles of Incorporation and bylaws of ITC Holdings and Michigan corporate law may prevent efforts by our stockholders to change the direction or management of our company.

The Articles of Incorporation and bylaws of ITC Holdings contain provisions that might enable our management to resist a proposed takeover. These provisions could discourage, delay or prevent a change of control or an acquisition at a price that our stockholders may find attractive. These provisions also may discourage proxy contests and make it more difficult for our stockholders to elect directors and take other corporate actions. The existence of these provisions could limit the price that investors might be willing to pay in the future for shares of our common stock. These provisions include:

•	a requirement that special meetings of our stockholders may be called only by our board of directors, the chairman of our board of directors, our president or the holders of a majority of the shares of our outstanding common stock;

•	a requirement of unanimity when stockholders are acting by consent without a meeting if the IT Holdings Partnership owns less than 35% of our shares of common stock;

•	advance notice requirements for stockholder proposals and nominations; and

•	the authority of our board to issue, without stockholder approval, common or preferred stock, including in connection with our implementation of any stockholders rights plan, or “poison pill.”

Provisions of the Articles of Incorporation of ITC Holdings restrict market participants from voting or owning 5% or more of the outstanding shares of capital stock of ITC Holdings.

ITCTransmission was granted favorable rate treatment by the FERC based on its independence from market participants. The FERC defines a “market participant” to include any person or entity that, either directly or through an affiliate, sells or brokers electricity, or provides ancillary services to MISO. An affiliate, for these purposes, includes any person or entity that directly or indirectly owns, controls or holds with the power to vote 5% or more of the outstanding voting securities of a market participant. To help ensure that ITC Holdings and its subsidiaries will remain independent of market participants, ITC Holdings’ Articles of Incorporation impose certain restrictions on the ownership and voting of shares of capital stock of ITC Holdings by market participants. In particular, the Articles of Incorporation provide that ITC Holdings is restricted from issuing any shares of capital stock or recording any transfer of shares if the issuance or transfer would cause any market participant, either individually or together with members of its “group” (as defined in Commission beneficial ownership rules), to beneficially own 5% or more of any class or series of our capital stock. Additionally, if a market participant, together with its group members, acquires beneficial ownership of 5% or more of any series of the outstanding shares of capital stock of ITC Holdings, such market participant or any stockholder who is a member of a group including a market participant will not be able to vote or direct or control the votes of shares representing 5% or more of any series of ITC Holdings’ outstanding capital stock. Finally, to the extent a market participant, together with its group members, acquires beneficial ownership of 5% or more of the outstanding shares of any series of capital stock of ITC Holdings, the Articles of Incorporation allow the board of directors of ITC Holdings to redeem any shares of capital stock of ITC Holdings so that, after giving effect to the redemption, the market participant, together with its group members, will cease to beneficially own 5% or more of that series of ITC Holdings’ outstanding capital stock.

Future sales of our shares could depress the market price of our common stock.

The market price of our common stock could decline as a result of sales of a large number of shares of our common stock in the market or the perception that these sales could occur. These sales, or the possibility that these sales may occur, also might make it more difficult for us to sell equity securities in the future at a time and at a price that we deem appropriate.

Pursuant to the management stockholder’s agreements that we entered into with each of our employees who have purchased or been granted shares of our common stock under the 2003 Stock Purchase and Option Plan, generally these employee stockholders have the right, upon the sale by the IT Holdings Partnership of shares of our common stock in any underwritten offering, to sell a percentage of the shares of our common stock that the employee stockholders hold at the time of the offering and any shares of our common stock underlying then exercisable options. Under the management stockholder’s agreements, as a percentage of total shares held, the employee stockholders would be eligible to sell a percentage equal to the percentage sold by the IT Holdings Partnership in any underwritten offering. Otherwise, each of these employee stockholders is restricted from selling any common stock he or she holds until the fifth anniversary of the date of the execution of the employee stockholder’s respective management stockholder’s agreement (which were generally entered into between

February 2003 and November 2004), which date in all cases falls after 90 days from the date of this prospectus. The “piggyback” registration rights described above also expire on such fifth anniversary. However, the management stockholder’s agreements have been modified with respect to new employees hired after November 16, 2005 who have received restricted stock grants after that date so that such employees will not have “piggyback” registration rights with respect to such stock and will not have vesting rights in such stock upon any change of control of our company.

In the past, ITC Holdings has received from all management stockholders with “piggyback” registration rights agreements to waive their “piggyback” registration rights in public offerings of our common stock by the IT Holdings Partnership. In exchange for these waivers, we have provided these management stockholders the right to sell, pursuant to a registration statement on Form S-8, at any time, all or any portion of the same number of shares of ITC Holdings’ common stock that those management stockholders could have disposed of by exercising their “piggyback” registration rights in the relevant public offering.

Management stockholder’s agreements do not apply to grants under the 2006 Long Term Incentive Plan. The compensation committee of our board of directors may approve restrictions on shares granted under that plan. On August 16, 2006, the compensation committee approved grants of shares of restricted stock that vest on August 16, 2011 and options to purchase shares of our common stock which vest 20% per year over a five-year period from the date of the grant.

As of the date of this prospectus, we had approximately 42,403,760 shares of common stock outstanding. Of those shares, 27,982,263 shares, will be freely tradable. Approximately 458,196 shares subject to options held by our employees are eligible for resale as of the date of this prospectus, subject to restrictions under the Securities Act. Approximately 14,421,497 shares outstanding as of the date of this prospectus are eligible for resale from time to time, subject to the contractual restrictions on sales referred to above and to the volume, manner of sale and other conditions of Rule 144.

In addition, as of the date of this prospectus, 4,446,660 shares were available for future issuance under our 2003 Stock Purchase and Option Plan, Employee Stock Purchase Plan and 2006 Long Term Incentive Plan, including 1,168,831 shares issuable upon the exercise of outstanding stock options, of which 2,650,023 were vested as of the date of this prospectus. In the future, we may issue our common stock in connection with investments or repayment of our debt. The amount of such common stock issued could constitute a material portion of our then outstanding common stock.

USE OF PROCEEDS

In the case of a sale of common stock by us, the use of proceeds will be specified in the applicable prospectus supplement. In the case of a sale of securities by any selling stockholder, we will not receive the proceeds from such sale.

DESCRIPTION OF OUR CAPITAL STOCK

The following is a summary of the material terms of ITC Holdings’ capital stock and the provisions of ITC Holdings’ Amended and Restated Articles of Incorporation and amended and restated bylaws, which we refer to as “our capital stock,” “our Articles of Incorporation” and “our bylaws,” respectively. It also summarizes relevant provisions of the Michigan Business Corporation Act, or MBCA. Since the terms of our Articles of Incorporation, bylaws and the MBCA are more detailed than the general information provided below, we urge you to read the actual provisions of those documents and the MBCA. The following summary of our capital stock is subject in all respects to the MBCA, our Articles of Incorporation and our bylaws. Our Articles of Incorporation and bylaws are incorporated by reference in the registration statement of which this prospectus forms a part.

General

As of the date of this prospectus, ITC Holdings’ authorized capital stock consisted of:

•	100 million shares of common stock, without par value; and

•	10 million shares of preferred stock, without par value.

As of the date of this prospectus, there were 42,403,760 shares of our common stock outstanding and no shares of preferred stock outstanding and 324 holders of record of our common stock.

Common Stock

All of the outstanding shares of our common stock are fully paid and nonassessable.

Voting Rights.  Each holder of our common stock, including holders of common stock subject to restricted stock awards, is entitled to cast one vote for each share held of record on all matters submitted to a vote of stockholders, including the election of directors, subject to the restrictions on market participants described below. Holders of our common stock have no cumulative voting rights.

Dividends.  Holders of our common stock, including holders of common stock subject to restricted stock awards, are entitled to receive dividends or other distributions declared by the board of directors. The right of the board of directors to declare dividends is subject to the right of any holders of ITC Holdings’ preferred stock, to the extent that any preferred stock is authorized and issued, and the availability under the MBCA of sufficient funds to pay dividends. We have not issued any shares of preferred stock. The declaration and payment of dividends is subject to the discretion of ITC Holdings’ board of directors and depends on various factors, including our net income, financial condition, cash requirements, future prospects and other factors deemed relevant by our board of directors. As a holding company with no business operations, ITC Holdings’ material assets consist only of the stock of any subsidiaries ITC Holdings may have, deferred tax assets relating primarily to federal income tax operating loss carryforwards and cash on hand. ITC Holdings’ only sources of cash to pay dividends to its stockholders are dividends and other payments received by ITC Holdings from time to time from its subsidiaries and the proceeds raised from the sale of our debt and equity securities. Each of ITC Holdings’ subsidiaries, however, is legally distinct from ITC Holdings and has no obligation, contingent or otherwise, to make funds available to ITC Holdings for the payment of dividends to ITC Holdings’ stockholders or otherwise. The ability of ITC Holdings’ subsidiaries to pay dividends and make other payments to ITC Holdings is subject to, among other things, the availability of funds, after taking into account capital expenditure requirements, the terms of its indebtedness, applicable state laws and regulations of the FERC and the FPA. The debt agreements to which ITC Holdings, ITCTransmission, MTH and METC are parties contain covenants that could limit our ability to pay dividends, as well as covenants that prohibit us from paying dividends if we are in default under our revolving credit facilities.

Liquidation Rights.  If our company is dissolved, the holders of our common stock will share ratably in the distribution of all assets that remain after we pay all of our liabilities and satisfy our obligations to the holders of any of ITC Holdings’ preferred stock, to the extent that any preferred stock is authorized and issued.

Preemptive and Other Rights.  Holders of our common stock have no preemptive rights to purchase or subscribe for any stock or other securities of our company and, other than as described below, there are no conversion rights or redemption or sinking fund provisions with respect to our common stock.

Repurchases.  In August 2005, we repurchased 28,675 shares of our common stock for an aggregate of $0.8 million, which represented shares of common stock delivered to us by employees as payment of tax withholdings due to us upon the vesting of restricted stock awards. During the fourth quarter of 2006, we repurchased 30,605 shares of our common stock for an aggregate amount of $1.0 million, which represented shares of common stock delivered to us by employees as payment of tax withholdings due to us upon the vesting of restricted stock awards.

Restrictions on Ownership by Market Participants.  Our Articles of Incorporation include the following restrictions on issuance to, and ownership and voting of ITC Holdings’ capital stock by, “market participants,” as defined below, which are provisions that were designed to ensure that ITCTransmission remains an “independent” transmission company eligible for favorable regulatory treatment, consistent with FERC orders.

•	We are restricted from issuing any shares of capital stock or recording any transfer of shares if the issuance or transfer would cause any market participant, either individually or together with members of its “group” (as defined in Commission beneficial ownership rules), to beneficially own 5% or more of any class or series of our capital stock, provided that we may issue shares in excess of 5% to underwriters or initial purchasers in underwritten offerings or private placements approved by our board of directors. In addition, this restriction will not preclude settlement of any transfer that occurs on the New York Stock Exchange, or NYSE (or another national securities exchange or automated inter-dealer quotation system on which the shares may trade).

•	If a market participant, together with its group members, beneficially owns 5% or more of any class or series of our capital stock, that market participant, together with its group members, will not be permitted to exercise voting rights on shares constituting 5% or more of that class or series.

•	We will have the right to redeem shares of capital stock beneficially owned by a market participant (or its group members) if that market participant, together with its group members, beneficially owns 5% or more of any class or series of our capital stock so that the market participant, together with its group members, ceases to beneficially own 5% or more of that class or series.

Prior to redeeming any shares, we will be required to give at least 45 days’ written notice to the holder of the shares. Prior to the redemption date, the stockholder may sell any shares that would otherwise be redeemed to avoid redemption of those shares. The redemption price for any shares redeemed will be the fair market value of the shares, as determined by our board of directors in good faith. If our shares are listed on the NYSE (or another national securities exchange or automated inter-dealer quotation system), the fair market value will be equal to the lesser of (x) the volume weighted average price for the shares over the 10 most recent trading days immediately prior to the delivery of the redemption notice and (y) the volume weighted average price for the shares over the 10 trading days immediately prior to the date the shares are redeemed.

A “market participant” has the meaning given to that term by the FERC and includes:

•	any person or entity that, either directly or through an affiliate, sells or brokers electric energy, or provides ancillary services to ITCTransmission or to a Regional Transmission Organization, or RTO, to which we belong (unless the FERC finds that the person or entity does not have economic or commercial interests that would be significantly affected by the actions or decisions of ITCTransmission or an RTO to which we belong); or

•	any other person or entity that the FERC finds to be a market participant because it has economic or commercial interests that would be significantly affected by the actions or decisions of ITCTransmission or any RTO to which we belong.

An affiliate, for these purposes, includes any person or entity that directly or indirectly owns, controls or holds with the power to vote 5% or more of the outstanding voting securities of a market participant.

A determination by our board of directors, acting in good faith, that a person or entity is a market participant will be binding on all stockholders. In determining whether any shares of capital stock are beneficially owned by a market participant, or its group members, our board of directors may rely solely on our stock transfer records, public filings with the Commission on Schedule 13G or Schedule 13D by beneficial owners of our shares and on the declarations described below.

Certain Stockholders Required to Certify as to Market Participant Relationships.  Our Articles of Incorporation permit, and require if we request, the following persons or entities to make certain declarations to us:

•	any person or entity that, together with its group members, acquires beneficial ownership of 5% or more of any class or series of capital stock of ITC Holdings and which has made a filing with the Commission under Regulation 13D-G in respect of such beneficial ownership; or

•	any person or entity (other than a depositary institution or broker-dealer who is not a beneficial owner for purposes of Regulation 13D-G) that is a record holder of 5% or more of any class or series of capital stock of ITC Holdings.

The declaration must be delivered to us within 10 days of any request and must include the following information:

•	the number of shares of capital stock beneficially owned by such person or entity, together with its group members, together with the name of the record holders of such shares; and

•	a certification by such person or entity that neither it nor its group members is a market participant (or, in lieu of such certification, the stockholder may deliver a certified list of all of such person’s or entity’s activities and investments related to the sale, marketing, trading, brokering or distribution of electric energy or provision of ancillary services to ITCTransmission or to the RTO to which we belong).

Any person, entity or group that fails to deliver the declaration when requested by us to do so will be deemed to be a market participant for purposes of the voting restrictions and redemption provisions described above, unless that person, entity or group subsequently delivers the required declaration to ITC Holdings and the board of directors determines that such person, entity or group is not a market participant.

Preferred Stock

Our Articles of Incorporation authorize our board of directors to establish one or more series of preferred stock. Unless required by law or by any stock exchange on which our common stock is listed, the authorized shares of preferred stock will be available for issuance without further action by you. Our board of directors is authorized to determine, with respect to any series of preferred stock, the terms and rights of that series including:

•	the number of shares of the series;

•	the designation of the series;

•	the rights with respect to dividends, if any, of the series;

•	the conversion and redemption rights, if any, of the series;

•	the rights of holders of the series upon liquidation, dissolution or winding up of ITC Holdings, or in the event of any merger, consolidation or sale of assets;

•	the terms of any sinking fund, redemption, repurchase or purchase account, if any, to be provided for shares of the series;

•	the preferences and relative, participating, optional or other special rights, if any, and any qualifications, limitations or restrictions of the series; and

•	the voting rights, if any, of the holders of the series.

Provisions That May Discourage Takeovers

The MBCA and our Articles of Incorporation and bylaws contain provisions that may have the effect of discouraging transactions involving an actual or threatened change of control. These provisions could protect the continuity of our directors and management and possibly deprive our stockholders of an opportunity to sell their shares of common stock at prices higher than the prevailing market prices. The following description is subject in its entirety to applicable provisions of the MBCA and our Articles of Incorporation and bylaws.

Availability of Authorized but Unissued Shares.  Under the terms of our Articles of Incorporation, our board of directors may issue shares of authorized common stock without stockholder approval. However, the listing requirements of the NYSE, which would apply so long as our common stock is listed on the NYSE, require stockholder approval of certain issuances equal to or exceeding 20% of the then-outstanding voting power or then-outstanding number of shares of common stock. If our board of directors decides to issue shares to persons supportive of current management, this could render more difficult or discourage an attempt to obtain control of our company by means of a merger, tender offer, proxy contest or otherwise. Authorized but unissued shares also could be used to dilute the stock ownership of persons seeking to obtain control of our company, including dilution through a stockholder rights plan of the type commonly known as a “poison pill,” which the board of directors could adopt without a stockholder vote.

Issuance of Preferred Stock.  In addition, our board of directors could issue shares of preferred stock having voting rights that adversely affect the voting power of holders of our common stock, which could have the effect of delaying, deferring or impeding a change in control of our company.

No Cumulative Voting.  Under the MBCA, stockholders do not have cumulative voting rights for the election of directors unless the Articles of Incorporation so provide. Our Articles of Incorporation do not provide for cumulative voting.

Limitation on Calling Special Meetings of Stockholders.  The MBCA allows the board of directors or officers, directors or stockholders authorized in our bylaws to call special meetings of stockholders. Our bylaws provide that a special meeting may be called by our board of directors, the chairperson of the board (if the office is filled) or president, and shall be called by the president or secretary at the written request of stockholders holding a majority of the outstanding shares of stock entitled to vote at the proposed special meeting. Business to be transacted at a special meeting is limited by our bylaws to the purpose or purposes stated in the notice of the meeting.

Action Without Meeting of Stockholders.  As long as the IT Holdings Partnership, or its affiliates or limited partners or their respective affiliates, hold less than 35% of the outstanding capital stock of ITC Holdings, any action required or permitted by the MBCA to be taken at a meeting of stockholders may be taken without a meeting, without prior notice and without a vote, only if consent in writing to such action is signed by the holders of all of the outstanding capital stock.

Advance Notice Requirements for Stockholder Proposals and Director Nominations.  Our bylaws provide that stockholders seeking to nominate candidates for election as directors or to bring business before an annual or special meeting of stockholders must provide timely notice of their proposal in writing to the corporate secretary. Generally, to be timely, a stockholder’s notice must be received at our principal executive offices not less than 90 days nor more than 120 days prior to the first anniversary date of the previous year’s annual meeting or, in the case of a special meeting, the date of the special meeting. Our bylaws also specify requirements as to the form and content of a stockholder’s notice. These provisions may impede stockholders’ ability to bring matters before an annual or special meeting of stockholders or make nominations for directors at an annual or special meeting of stockholders.

Business Combinations and Change of Control.  The MBCA contains statutes which regulate business combinations and changes in control of Michigan corporations.

Chapter 7A of the MBCA provides that a business combination subject to Chapter 7A between a covered Michigan corporation or any of its subsidiaries and a beneficial owner of shares entitled to 10% or more of the voting power of such corporation generally requires the affirmative vote of 90% of the votes of each class of stock entitled to vote, and not less than two thirds of the votes of each class of stock entitled to vote (excluding voting shares owned by such 10% or more owner), voting as a separate class. These requirements do not apply if (1) the corporation’s board of directors approves the transaction before the 10% or more owner becomes such or (2) the transaction satisfies certain fairness standards, certain other conditions are met and the 10% or more owner has been such for at least five years. Chapter 7A business combinations include, among other transactions, mergers, significant asset transfers, certain disproportionate issuances of shares to an interested stockholder, certain reclassifications and recapitalizations disproportionately favorable to such stockholder, and the adoption of a plan of liquidation or dissolution in which such a stockholder would receive anything other than cash. Chapter 7A does not restrict the purchase of shares from other stockholders in the open market, through private transactions or acquired through a tender offer.

As permitted by Chapter 7A, our Articles of Incorporation provide that we are not governed by the provisions of that Chapter. In order for ITC Holdings to become subject to the provisions of Chapter 7A, our stockholders would have to vote affirmatively to amend our Articles of Incorporation.

Chapter 7B of the MBCA provides that, unless a corporation’s articles of incorporation or bylaws provide that Chapter 7B does not apply, “control shares” of a corporation acquired in a control share acquisition have no voting rights except as granted by the stockholders of the corporation. “Control shares” are outstanding shares which, when added to shares previously owned by a stockholder, increase such stockholder’s voting power, acting alone or in a group, to exceed three separate thresholds of the outstanding shares: (1) one-fifth or more but less than one-third, (2) one-third or more but less than a majority, or (3) more than a majority of the shares entitled to vote for the election of directors. To confer voting rights, a control share acquisition must be approved by the affirmative vote of a majority of the votes cast by holders of all shares entitled to vote, excluding shares owned by the acquiror and certain officers and employee directors. However, no such approval is required for gifts or other transactions not involving consideration, for a merger to which the corporation is a party or for certain other transactions described in Chapter 7B. Although control shares include, for the purpose of determining whether the thresholds have been met, shares beneficially owned by persons acting as a group, the formation of a group does not constitute a control share acquisition of shares held by members of the group.

Chapter 7B applies to Michigan corporations which have 100 or more stockholders of record, their principal place of business or substantial assets in Michigan and at least one of the following characteristics: (a) more than 10% of their shares are owned of record by Michigan residents; (b) more than 10% of their stockholders of record are Michigan residents; or (c) 10,000 of their stockholders of record are Michigan residents.

As permitted by Chapter 7B, our bylaws provide that we will not be governed by the provisions of that Chapter. In order for ITC Holdings to become subject to the provisions of Chapter 7B, our board of directors or stockholders may at any time amend our bylaws to cause Chapter 7B to become applicable to us if the statutory conditions for applicability are satisfied.

Limitation on Liability and Indemnification of Officers and Directors

As permitted by the MBCA, our Articles of Incorporation and bylaws generally limit the personal liability of our directors to us and our stockholders for breach of their fiduciary duty and require us to indemnify our directors and officers to the fullest extent permitted by the MBCA. Specifically, our bylaws require us to indemnify directors and officers against expenses (including actual and reasonable attorneys’ fees), judgments, penalties, fines, excise taxes and settlements actually and reasonably incurred in connection with any threatened, pending or completed action or proceeding brought against a director or officer by reason of the fact that the person is or was a director or officer of ITC Holdings or, while serving as a director or officer, is or was serving at the request of ITC Holdings as a director, officer, member, partner, trustee, employee, fiduciary or agent of another enterprise to the maximum extent permitted by, and in accordance with the procedures and requirements specified in, the MBCA. Our bylaws also provide that indemnification is a contractual right between us and the officer or director, who may not be adversely affected by a repeal of the indemnification provisions of our bylaws.

The MBCA and our bylaws authorize us to purchase and maintain insurance on behalf of a person who is or was a director, officer, employee or agent of ITC Holdings or who serves at the request of ITC Holdings as a director, officer, partner, trustee, employee or agent of another enterprise, whether or not we would have the power to indemnify him or her under the bylaws or the laws of the State of Michigan. We maintain a directors’ and officers’ insurance policy. The policy insures directors and officers against unindemnified losses from certain wrongful acts in their capacities as directors and officers and reimburses us for those losses for which we have lawfully indemnified the directors and officers.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to officers and directors pursuant to the provisions described above or otherwise, we have been advised that, in the opinion of the Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

Transfer Agent and Registrar

Computershare Trust Company, N.A. is the transfer agent and registrar for our common stock.

PLAN OF DISTRIBUTION

We and/or a selling stockholder may sell shares of common stock from time to time in any of the following ways:

•	through underwriters or dealers;

•	directly to a limited number of purchasers or to a single purchaser; or

•	through agents.

The prospectus supplement will set forth the terms of the offering of such shares of common stock, including:

•	the name or names of any underwriters, dealers or agents and the amounts of shares of common stock underwritten or purchased by each of them; and

•	the public offering price of the shares of common stock and the proceeds to us and/or the selling stockholder, if applicable, and any discounts, commissions or concessions allowed or reallowed or paid to dealers.

Any public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

We and/or the selling stockholder, if applicable, may affect the distribution of the shares from time to time in one or more transactions either:

•	at a fixed price or at prices that may be changed;

•	at market prices prevailing at the time of the sale;

•	at prices relating to such prevailing market prices;

•	at varying prices determined at the time of sale; or

•	at negotiated prices.

Transactions through dealers may include block trades in which dealers will attempt to sell the shares of common stock as agent but may position and resell the block as principal to facilitate the transaction. The shares of common stock may be sold through dealers or agents or to dealers acting as market makers.

If underwriters are used in the sale of any shares of common stock, the shares will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. The shares of common stock may be either offered to the public through underwriting syndicates represented by managing underwriters, or directly by underwriters. Generally, the underwriters’ obligations to purchase the shares of common stock will be subject to certain conditions precedent. The underwriters will be obligated to purchase all of the shares of common stock if they purchase any of the shares of common stock (other than any shares of common stock purchased upon exercise of any over-allotment option, if any).

We and/or a selling stockholder may sell the shares of common stock through agents from time to time. The prospectus supplement will name any agent involved in the offer or sale of the shares of common stock and any commissions paid to them. Generally, any agent will be acting on a best efforts basis for the period of its appointment. Any underwriters, broker-dealers and agents that participate in the distribution of the shares of common stock may be deemed to be “underwriters” as defined in Section 2(a)(11) of the Securities Act. Any commissions paid or any discounts, commissions or concessions allowed to any such persons, and any profits they receive on resale of the shares of common stock, may be deemed to be underwriting discounts and commissions under the Securities Act. We will identify any underwriters or agents and describe their compensation in the applicable prospectus supplement.

The shares of common stock may be sold on any national securities exchange on which the common stock may be listed at the time of sale, in the over-the-counter market or in transactions otherwise than on such exchanges or in the over-the-counter market or in transactions that include special offerings and exchange distributions pursuant to and in accordance with the rules of such exchanges.

We or a selling stockholder may enter into derivative transactions or forward sale agreements on shares of common stock with third parties. In such event, we or the selling stockholder, if applicable, may pledge the shares underlying such transactions to the counterparties under such agreements, to secure our or the selling stockholder’s delivery obligations. The counterparties or third parties may borrow shares of common stock from us, the selling stockholder or third parties and sell such shares in a public offering. This prospectus may be delivered in conjunction with such sales. Upon settlement of such transactions, we and/or the selling stockholder, if applicable, may deliver shares of common stock to the counterparties that, in turn, the counterparties may deliver to us, the selling stockholder or third parties, as the case may be, to close out the open borrowings of shares of common stock. The counterparty in such transactions will be an underwriter and will be identified in the applicable prospectus supplement.

A prospectus supplement may be used for resales from time to time by any holder of our shares of common stock that may acquire such shares of common stock upon an in-kind distribution by any existing stockholder of all or a portion of such existing stockholder’s shares of common stock to its limited and general partners. Such selling stockholder may include direct and indirect transferees, pledgees, donees and successors of a selling stockholder. Further, a prospectus supplement may be used in connection with sales or resales by any general partner of a selling stockholder in connection with sales by such general partner for cash or subsequent transfers by such general partner to its limited partners of their ratable portion of the shares then owned by such general partner, together with resales of such shares by such limited partners.

Underwriters or agents may purchase and sell the shares of common stock in the open market. These transactions may include over-allotment, stabilizing transactions, syndicate covering transactions and penalty bids. Over-allotment involves sales in excess of the offering size, which creates a short position. Stabilizing transactions consist of bids or purchases for the purpose of preventing or retarding a decline in the market price of the securities and are permitted so long as the stabilizing bids do not exceed a specified maximum. Syndicate covering transactions involve the placing of any bid on behalf of the underwriting syndicate or the effecting of any purchase to reduce a short position created in connection with the offering. The underwriters or agents also may impose a penalty bid, which permits them to reclaim selling concessions allowed to syndicate activities that may stabilize, maintain or otherwise affect the market price of the shares of common stock, which may be higher than the price that might otherwise prevail in the open market. These activities, if begun, may be discontinued at any time. These transactions may be effected on any exchange on which the shares of common stock are traded, in the over-the-counter market or otherwise.

Our common stock is listed on the NYSE under the symbol “ITC.”

Agents and underwriters may be entitled to indemnification by us and the selling stockholder, if applicable, against certain civil liabilities, including liabilities under the Securities Act, or to contribution with respect to payments which the agents or underwriters may be required to make in respect thereof. Agents and underwriters may be customers of, engage in transactions with, or perform services for us in the ordinary course of business. The specific terms of the lock-up provisions in respect of any given offering will be described in the prospectus supplement.

LEGAL MATTERS

Dykema Gossett PLLC will pass upon the validity of the issuance of our common stock and as to certain matters of Michigan law. Certain legal matters will be passed upon for us by Simpson Thacher & Bartlett LLP, New York, New York. In addition, Stuntz, Davis & Staffier, P.C., Washington, D.C. is advising us on matters relating to the FERC. Simpson Thacher & Bartlett LLP is relying upon the opinion of Dykema Gossett PLLC as to certain matters of Michigan law. Certain partners of Simpson Thacher & Bartlett LLP, members of their families, related persons and others have an indirect interest, through limited partnerships who are investors in KKR Millennium Fund, L.P., in less than 1% of our shares of common stock.

EXPERTS

The consolidated financial statements of ITC Holdings and subsidiaries as of December 31, 2005 and 2004, and for each of the two years in the period ended December 31, 2005 and the period from February 28, 2003 (Date of Acquisition) through December 31, 2003, management’s report on the effectiveness of internal control over financial reporting as of December 31, 2005 and the related financial statement schedule, and the financial statements of International Transmission Company, LLC (Predecessor ITCTransmission) for the two-month period ended February 28, 2003, incorporated in this prospectus by reference from the Annual Report on Form 10-K of ITC Holdings have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports incorporated herein by reference, and have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

The financial statements of Michigan Transco Holdings, Limited Partnership as of December 31, 2005 and December 31, 2004 and for the years ended December 31, 2005 and December 31, 2004 and the periods January 1, 2003 to December 9, 2003 and December 10, 2003 to December 31, 2003 incorporated by reference in this prospectus have been so incorporated by reference in reliance on the report (which contains an explanatory paragraph relating to Michigan Transco Holdings, Limited Partnership’s restatement of its statement of cash flows as described in Note 2 to the financial statements) of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We are subject to the informational requirements of the Exchange Act, and, in accordance therewith, file annual, quarterly and current reports, proxy statements and other information with the Commission. Our Commission filings are available to the public over the Internet at the Commission’s website at http://www.sec.gov. You may also read and copy any document we file with the Commission at its public reference facility located at 100 F Street, N.E., Washington, D.C. 20549. Please call the Commission at 1-800-SEC-0330 for further information on the public reference room. Our common stock is listed on the NYSE. You may inspect reports and other information concerning us at the offices of the NYSE, 20 Broad Street, New York, New York 10005. In addition, our annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and any amendments to those reports filed or furnished pursuant to section 13(a) or 15(d) of the Exchange Act are available free of charge through our website at http://www.itc-holdings.com as soon as reasonably practicable after they are electronically filed with, or furnished to, the Commission. Information contained on our website, however, is not and should not be deemed a part of this prospectus.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The Commission allows us to “incorporate by reference” the information contained in documents that we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus. Information in this prospectus supersedes information incorporated by reference that we filed with the Commission prior to the date of this prospectus, while information that we file later with the Commission will automatically update and supersede this information. We incorporate by reference the documents (other than any portion of such document that is furnished rather than filed) listed below and any future filings we will make with the Commission under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus until the registration statement, of which this prospectus is a part, has been terminated:

•	our annual report on Form 10-K for the year ended December 31, 2005;

•	our quarterly reports on Form 10-Q for the quarters ended March 31, 2006, June 30, 2006 and September 30, 2006;

•	our current reports on Form 8-K filed on February 14, 2006, March 30, 2006, May 12, 2006, May 17, 2006, May 23, 2006, May 26, 2006, July 18, 2006, July 25, 2006, August 7, 2006, August 16, 2006 (as amended August 17, 2006), August 18, 2006, September 1, 2006, September 25, 2006, October 6, 2006, October 10, 2006 (as amended December 22, 2006), October 16, 2006, November 8, 2006, November 14, 2006 and December 27, 2006; and

•	the description of our common stock contained in our registration statement on Form 8-A (File No. 001-32576) filed on July 20, 2005.

We will provide to each person, including a beneficial owner, to whom a prospectus is delivered a copy of any or all of the information that has been incorporated by reference in this prospectus. You may request a copy of these filings at no cost, by writing or calling us at:

ITC Holdings Corp.
39500 Orchard Hill Place
Suite 200
Novi, Michigan 48375
Attention: General Counsel
Tel: (248) 374-7045

You should read the information relating to us in this prospectus together with the information in the documents incorporated by reference. Nothing contained herein shall be deemed to incorporate information furnished to, but not filed with, the Commission.

(WATERMARK)

5,583,250 Shares

Common Stock

PROSPECTUS SUPPLEMENT
January 18, 2008

Joint Book-Running Managers

Lehman Brothers

Credit Suisse

JPMorgan

Wachovia Securities

Morgan Stanley